Exhibit 2

ENFORCEMENT OF CIVIL LIABILITIES

Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together, the “US Issuers”) are organized under the laws of the state of Delaware. Reynolds Group Issuer (Luxembourg) S.A. (the “Lux Issuer” and, together with US Issuers, the “Issuers”) is organized under the laws of Luxembourg. The guarantors are incorporated and organized under the laws of Australia, Austria, Brazil, British Virgin Islands, Canada, Costa Rica, Germany, Guernsey, Hong Kong, Hungary, Japan, Luxembourg, Mexico, The Netherlands, New Zealand, Switzerland, Thailand, England and Wales and the United States, as applicable. As of the date of this prospectus, the directors and officers of many of the guarantors and the Lux Issuer, and many of the assets of such guarantors, are located outside the United States. Therefore, any judgment obtained in the United States against any such guarantor or any other such person, including judgments with respect to the payment of principal, premium (if any) and interest on the notes, may not be collectible in the United States. In addition, it may not be possible for investors to effect service of process within the United States upon the directors and officers of many of the guarantors, or to enforce against any of them judgments obtained in U.S. courts predicated upon the civil liability provisions of federal or state securities laws. The laws of each jurisdiction with respect to the collectability and enforcement of judgments obtained in U.S. courts are different and may adversely affect your right of recovery.

Australia

To enforce a conclusive and unsatisfied judgment that is enforceable by execution in the United States and obtained against a guarantor incorporated in Australia in a superior court of New York having jurisdiction to give that judgment, it is necessary for the judgment creditor to bring separate proceedings in the appropriate courts of Australia founded on the judgment. There is no treaty between the Commonwealth of Australia and the United States regarding the reciprocal recognition and enforcement of judgments.

Additionally, there is doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the civil liability provisions of the federal securities laws of the United States. Further, a judgment of a United States court (whether or not such judgment relates to United States federal securities laws) may not be enforceable in Australia in certain other circumstances, including, among others, where such judgments:

•	contravene local public policy;

•	breach the rules of natural justice or general principles of fairness or are obtained by fraud;

•	are subject to a declaration under the Foreign Proceedings (Excess of Jurisdiction) Act (1984) of Australia;

•	are not for a fixed or readily ascertainable sum;

•	are subject to appeal, dismissal, stay of execution or are otherwise not final and conclusive;

•	involve multiple or punitive damages; or

•	relate to proceedings of a revenue or penal nature.

Austria

According to the Austrian Enforcement Act (Exekutionsordnung), foreign judgments are only enforceable if the reciprocity is warranted by a bilateral or multilateral treaty between the countries involved or by an ordinance (Verordnung) of the Austrian government (in which ordinance the Austrian government confirms the reciprocity). The Republic of Austria and the United States have not entered into a treaty regarding the reciprocal recognition and enforcement of judgments rendered in either courts, other than arbitration awards in civil and commercial matters. There is also no applicable ordinance of the Austrian government in place. As such, the courts of Austria will not recognize and/or enforce a judgment obtained in the courts of the United States, be it a judgment rendered by a United States federal or state court. Accordingly, the subject matter upon which a judgment has been obtained in a United States federal or state court must be re-litigated before Austrian courts in accordance with applicable Austrian Civil Procedure Laws (Zivilprozessverfahren). Only after having obtained a final judgment before Austrian courts can enforcement procedures be initiated under the Austrian Enforcement Act.

Brazil

Some guarantors of the notes are incorporated under the laws of Brazil. These guarantors’ directors all reside outside the United States and all of the guarantors’ assets are located outside the United States. As a result, it may not be possible for investors to effect service of process in the United States upon such Guarantors or their directors, or to enforce judgments against them in the United States.

Brazil has not entered into a treaty with the United States providing for the reciprocal recognition and enforcement of judgments. Notwithstanding, a final conclusive judgment for the payment of money rendered by any U.S. state or federal court in respect of the guarantee would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction) and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça or STJ). Such ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the applicable federal and state laws of the U.S.;

•	the judgment contemplates an order to pay a determined sum of money or specific performance;

•

the judgment is issued by a competent court after proper service of process on the parties in conformity with due process, which service must comply with Brazilian law if made against a Brazilian resident party, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment is authenticated by the Brazilian consulate in the location the judgment was delivered;

•	the judgment is translated into Portuguese by a certified translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

Notwithstanding the foregoing, no assurance can be given that such ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the guarantee. Furthermore, civil actions may be brought before Brazilian courts in connection with this prospectus predicated solely on the federal securities laws of the United States and, subject to applicable law, Brazilian courts may enforce liabilities in such action against us or the directors and officers (provided that provisions of the federal securities laws of the United States do not contravene Brazilian policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action) and the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law.

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Brazilian Central Bank in order to make payments under guarantees in favor of foreign persons, such as the holders of the notes and the Issuers. There is no assurance that such regulations will continue to be in force at the time the Brazilian guarantors are required to perform their payment obligations under the guarantees. If these regulations are modified and an authorization from the Brazilian Central Bank is required, the Brazilian guarantors would need to seek an authorization from the Brazilian Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by the Brazilian guarantors outside Brazil. There is no assurance that such an authorization will be obtained or that such funds will be available.

In addition, a plaintiff (whether Brazilian or not) that resides outside Brazil during the course of litigation in Brazil must post bond to secure payment of costs and fees if the plaintiff owns no real property in Brazil. This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the STJ.

British Virgin Islands

There is no statutory registration regime in the British Virgin Islands for judgments of the courts of the United States (the “Courts”). However, any final and conclusive monetary judgment for a definite sum obtained against a British Virgin Islands’ Guarantor (the “BVI Guarantor”) in the Courts would be recognized as a valid judgment and treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law with a view to proceeding with the claim by way of summary judgment so that no retrial of the issues would be necessary provided that:

•	the Courts had jurisdiction in the matter and the BVI Guarantor either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment given by the Courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•	no new admissible evidence relevant to the matter was submitted prior to the rendering of the judgment by the courts of the British Virgin Islands; and

•	all procedures relevant to the matter under the laws of the British Virgin Islands were duly complied with.

The British Virgin Islands would follow the general position under English common law that a court will not enforce a foreign penal law, either directly or indirectly. A judgment awarding monetary damages under the U.S. federal securities laws would constitute a penalty (and therefore not be enforced) if it is recoverable only at the instance of: (i) a U.S. state; (ii) a U.S. public official or agency; or (iii) a member of the public in the character of a common informer who pursues an action in the interest of the whole community.

Original action in the British Virgin Islands based upon the U.S. federal securities laws

If an action is capable of amounting to a cause of action under common law and thus capable of being sustained as a cause of action in itself under English law then it may be possible for such action to be brought in the British Virgin Islands. For example, if the action to be brought in the British Virgin Islands is based on a provision within the U.S. federal securities laws which prohibits fraud, deceit or misrepresentation in the sale of securities, an investor may be able to bring an original action in the British Virgin Islands if the facts and circumstances of their case amount to an action for fraud, misrepresentation or deceit based solely on the common law without reference to or independent of the U.S. federal securities laws.

However, where such action can only be based on a particular provision within the U.S. federal securities laws, for example, such action that may relate to strict reporting or registration requirements to particular bodies established under or recognized by such law (such as the SEC); it is very unlikely that such action would have extra-territorial effect unless specifically stated within that law and recognized as having such effect under British Virgin Islands law. Consequently, an investor would not be able to bring such an action in the British Virgin Islands in those circumstances.

Canada

Canada and its provinces are not party to any convention or bilateral treaty with the United States providing for the reciprocal recognition and enforcement of judgments. As a result, a judgment obtained in a U.S. federal or state court (a “U.S. Court”) against the guarantors (or their directors or officers) incorporated (or located) in the province of Ontario or Québec will not automatically be recognized or enforced by the courts of those provinces, but may be enforced by a judgment of the courts of those provinces on the basis discussed below. However, there is substantial doubt whether an original action predicated solely upon civil liability under United States federal securities legislation could be brought successfully in the province of Ontario or Québec, and furthermore, that if a court of either of those provinces concluded that it had jurisdiction over such an action, it might exercise its discretion to decline to assume jurisdiction based on consideration of the most appropriate or convenient forum for that action to be heard.

Ontario

A court of competent jurisdiction in the Province of Ontario (“Ontario Court”) would give a judgment based upon a final and conclusive in personam judgment of a court exercising jurisdiction in a U.S. Court for a sum certain, obtained against a guarantor (or its directors or officers) with respect to a claim arising out of the guarantee provided by such guarantor (a “U.S. Judgment”), without reconsideration of the merits, provided that:

(a)  the U.S. Court had jurisdiction over the guarantor as recognized under the laws of the Province of Ontario and the federal laws of Canada applicable therein for purposes of enforcement of foreign judgments;

(b)  an action to enforce the U.S. Judgment must be commenced in the Ontario Court within any applicable limitation period;

(c)  the Ontario Court has discretion to stay or decline to hear an action on the U.S. Judgment if the U.S. Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the U.S. Judgment;

(d)  the Ontario Court will render judgment only in Canadian dollars; and

(e)  an action in the Ontario Court on the U.S. Judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally; and

subject to the following defenses:

(f)  the U.S. Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(g)  the U.S. Judgment is for a claim which under the laws of the Province of Ontario and the federal laws of Canada applicable therein would be characterized as based on a foreign revenue, expropriatory, penal or other public law, which would include awards of damages made under civil liability provisions of United States federal securities legislation, or other laws, to the extent that the same would be classified by Ontario Courts as being of a penal nature (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding);

(h)  the U.S. Judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and

(i)  the U.S. Judgment has been satisfied or is void or voidable under the laws of the applicable state or the federal laws of the United States.

Québec

A court of competent jurisdiction in the Province of Québec (a “Québec Court”) would permit a motion to be brought in a Québec Court for recognition and enforcement of any final, conclusive and enforceable judgment in personam for a sum certain rendered by a U.S. Court if the judgment is neither subject to ordinary remedy (such as appeal and judicial review) nor impeachable as void or voidable under the internal law of the relevant state, and if :

•	the U.S. Court rendering such judgment had jurisdiction over the judgment debtor, as determined by the Civil Code of Québec;

•

such judgment was not obtained by fraud or rendered in contravention of the fundamental principles of procedure or contrary to any order made by the Attorney General of Canada under the Competition Act (Canada) or the Foreign Extraterritorial Measures Act (Canada);

•

there has been no dispute between the same parties, based on the same facts and having the same object, which has given rise to a decision by a Québec Court, whether it has acquired the authority of a final judgment (res judicata) or not, or is pending before a competent authority, in the first instance, or has been decided in a third country and the decision meets the necessary conditions for recognition by such a Québec Court;

•	the outcome of such judgment is not manifestly inconsistent with public order as understood in international relations, as such term is applied by a Québec Court;

•

the enforcement of such judgment does not constitute the enforcement of obligations arising from the taxation law of a jurisdiction other than the Province of Québec unless the law of that jurisdiction recognizes and enforces the taxation law of the Province of Québec; and

•	the motion for recognition and declaration for enforcement of such judgment in the Province of Québec is commenced within three years after the date of such judgment.

Further, if the judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant, and a Québec Court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or it was not given sufficient time to offer its defense.

Recognition or enforcement of a foreign decision may also be granted partially if the decision deals with several claims that can be dissociated.

Where a foreign decision orders a debtor to pay a sum of money expressed in foreign currency, a Québec Court converts the sum into Canadian currency at the rate of exchange prevailing on the day that the decision became enforceable at the place where it was rendered.

England and Wales

Enforcement of judgments of US courts

England and Wales is not party to any convention or bilateral treaty with the United States providing for the reciprocal recognition and enforcement of judgments. As a result, a judgment obtained in a court in the United States against the guarantors (or their directors or officers) incorporated (or located) in England and Wales will not automatically be recognized or enforced in England and Wales, but may be enforceable by separate action on the judgment in accordance with English common law rules.

To obtain an enforceable judgment in England and Wales, the claimant would be required to bring fresh proceedings before the competent court in England and Wales. In such an action, the English court is unlikely to re-examine the merits of the original case decided by a United States court.

According to current practice, the English court will (subject to the following matters) enforce the judgment of a court in the United States in a claim in personam provided that the following conditions inter alia are satisfied:

(a)  the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b)  the judgment is final and conclusive; and

(c)  the court in the United States had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the English rules of private international law.

An English court will not, however, enforce that judgment if the judgment debtor satisfies the court that:

(a)  the judgment was (i) procured by fraud, or (ii) given in breach of principles of natural or substantial justice;

(b)  recognition of the judgment would be contrary to English public policy;

(c)  the judgment is a judgment on a matter previously determined by an English court or another court whose judgment is entitled to recognition in England or conflicts with an earlier judgment of such court;

(d)  the judgment was obtained in breach of an agreement for the settlement of disputes (otherwise than by proceedings in a United States court);

(e)  the judgment is of a kind specified in Section 5 of the Protection of Trading Interests Act 1980 (judgments for multiple damages, etc.) or based on measures designated by the Secretary of State under Section 1 of that Act (overseas measures affecting UK trading interests); or

(f)  enforcement proceedings are time barred under the Limitation Act 1980.

If the English court gives judgment for the sum payable under a judgment of a United States court, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain an English judgment or to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the courts of the United States or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally, any security interest created under the Senior Secured Credit Facilities, the Existing Senior Secured Notes and the notes may be affected in circumstances where the English courts provide judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company.

It is unclear whether a judgment awarding monetary damages under the U.S. federal securities laws would constitute an unenforceable penalty. One court has held on an interim application that a U.S. judgment awarding in favour of the United States Securities and Exchange Commission disgorgement of ill-gotten gains does not constitute a penalty. However, the position has not been finally settled.

Original actions in courts of England and Wales

It is questionable whether an English court would accept jurisdiction and impose civil liability on a guarantor incorporated in England and Wales if the original action against the guarantor was commenced in England and Wales, instead of the United States, and predicated upon U.S. securities laws.

Germany

Enforcement of U.S. Judgments in Germany

There is doubt as to the enforceability in Germany of civil liabilities based on federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in

U.S. federal or state courts. The United States and the Federal Republic of Germany currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Germany. A final judgment by a U.S. federal or state court, however, may be recognized and enforced in Germany in an action before a court of competent jurisdiction in accordance with the proceedings set forth by the German Code of Civil Procedure (Zivilprozessordnung). In such an action, a German court generally will not reinvestigate the merits of the original matter decided by a U.S. court, except as noted below. The recognition and enforcement of the U.S. judgment by a German court is conditional upon a number of factors, including the following:

•	the judgment being final under U.S. law;

•	the U.S. court having had jurisdiction over the original proceeding under German law;

•	the defendant having had the chance to defend itself against an unduly or untimely served complaint;

•

the judgment of the U.S. court being consistent with — should one of the following judgments exist — (i) the judgment of a German court or (ii) a recognized judgment of a foreign court handed down before the judgment of the U.S. court;

•	the procedure on which the judgment of the U.S. court is based being consistent with — should a matter have been pending before a German court before — the procedure of that pending matter in Germany;

•

the recognition of the judgment by the U.S. court being compatible with German public policy, including the fundamental principles of German law and, in particular, the civil liberties (Grundrechte) guaranteed by virtue of the German Constitution (Grundgesetz); and

•	generally, the guarantee of reciprocity.

Subject to the foregoing, holders of the notes may be able to enforce judgments in civil and commercial matters obtained from U.S. federal or state courts in Germany. However, there can be no assurance that attempts to enforce judgments in Germany will be successful. In addition, the recognition and enforcement of punitive damages are usually denied by German courts as incompatible with the substantial foundations of German law. Moreover, a German court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Consequently, judgments awarding monetary damages under civil liabilities provisions of the U.S. federal securities laws may not be enforceable to the extent they provide for a compensation that would qualify as being of a penal or punitive nature, i.e. where such compensation exceeds the actual losses and the compensation for pain and suffering.

German civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on the common law provide for pre-trial discovery, a process by which parties to the proceedings may, prior to trial, compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under German law.

Guernsey

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended, which provides a statutory framework for the enforcement of judgments from certain recognized jurisdictions, or under the principles of common law. Guernsey is not party to any convention or bilateral treaty with the United States providing for the reciprocal recognition and enforcement of judgments. As a result, a judgment obtained in a court in the United States against the Guernsey guarantor (or its directors or officers) incorporated (or located) in Guernsey will not automatically be recognized or enforced in Guernsey, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To obtain an enforceable judgment in Guernsey, the claimant would be required to bring fresh proceedings before the competent court in Guernsey. In such an action, the Guernsey court is unlikely to re-examine the merits of the original case decided by a United States court.

According to current practice, the Guernsey court will (subject to the following matters) enforce the judgment of a court in the United States in a claim in personam provided that the following conditions inter alia are satisfied:

(a)  the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b)  the judgment is final and conclusive; and

(c)  the court in the United States had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

A Guernsey court will not, however, enforce that judgment if the judgment debtor satisfies the court that:

(a)  the judgment was (i) procured by fraud, or (ii) given in breach of principles of natural or substantial justice;

(b)  recognition of the judgment would be contrary to Guernsey public policy;

(c)  the judgment is a judgment on a matter previously determined by a Guernsey court or another court whose judgment is entitled to recognition in Guernsey or conflicts with an earlier judgment of such court;

(d)  the judgment was obtained in breach of an agreement for the settlement of disputes (otherwise than by proceedings in a United States court); and

(e)  enforcement proceedings are time barred under the Guernsey Laws on prescription/limitation.

If the Guernsey court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any Security Interest may affect the circumstances where the Guernsey courts provide judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

•

where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, whether it is resident or maintains a fixed place of business in the foreign jurisdiction);

•	where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

•	where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

•	where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for a court to recognize a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Subject to the foregoing, holders of notes who obtain a final judgment for a definite sum of money from a court in New York against a Guernsey guarantor could subsequently bring proceedings in Guernsey to recover the sum specified, as the Guernsey guarantor submitted to the jurisdiction of the New York Courts when entering into the indentures.

Original actions in courts of Guernsey

A court of Guernsey would have jurisdiction over an action brought by an investor under U.S. securities laws against a guarantor incorporated and organized under the laws of Guernsey, and would apply U.S. law (if applicable) to determine the liability of the defendant. However, the court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be argument on forum conveniens. Factors such as the extent of the disputed issues of Foreign law and the location of key witnesses is likely to influence the Guernsey Courts’ decision at this area.

Would a monetary judgment on U.S. Federal Securities Laws Constitute a penalty

This is addressed only to the extent it may affect the enforcement of a U.S. judgment. There is no specific decided Guernsey case law on this point. The matter cannot therefore be conclusively opined on. The issue would seem to turn on whether the exemptions (set out above) apply — in particular issues of Guernsey’s public policy. Assuming the basis of the monetary judgment that the U.S. securities legislation was seeking to achieve (in policy terms) is what Guernsey’s own securities legislation seeks to achieve (again in policy terms) and no criminal sanctions are linked to the non payment of any monetary judgment (so matters cannot be characterized except as a pure monetary judgment) then the Guernsey Court may be prepared to enforce a monetary judgment based on U.S. Federal Securities Law and would not hold it a non-enforceable penalty.

Hungary

Enforcement of the Choice of U.S. Law

The Hungarian courts would give effect to the choice of U.S. law as the governing law of the obligations under the guarantee in a lawsuit commenced in respect of the guarantee.

Enforcement of U.S. Court Judgments

Hungarian courts will enforce a final and non-appealable judgment of a U.S. court with respect to property (including money) claims only in cases where:

(i)  the jurisdiction of the court or authority is found to be legitimate under Hungarian legal rules concerning jurisdiction; and

(ii)  the jurisdiction of such foreign court was stipulated by the parties in the manner prescribed by Hungarian conflicts law.

The judgments of foreign courts are recognized under Hungarian law except where:

(i)  such recognition is manifestly contrary to public policy in Hungary;

(ii)  the foreign court would not have had competence under its own laws to proceed against its own citizen (including legal entities) in a similar matter;

(iii)  it was given in default of appearance, if the defendant was not served with the document which instituted the proceedings or with an equivalent document in sufficient time and such a way as to enable him to arrange for his defenses, unless the defendant failed to commence proceedings to challenge the judgment when it was possible for him so to do;

(iv)  the decision was based on the findings of proceedings which seriously violated the basic principles of Hungarian procedural rules;

(v)  it is irreconcilable with the judgment given in a dispute between the same parties in Hungary;

(vi)  it is irreconcilable with an earlier judgment given outside Hungary involving the same cause of action and between the same parties, provided that the earlier judgment fulfils the conditions necessary for its recognition in Hungary addressed; or

(vii)  the judgment conflicts with the provisions of any regulation dealing with jurisdiction in matters relating to insurance, jurisdiction over consumer contracts and exclusive jurisdiction (for example, proceedings related to real estate located in Hungary).

Statute of Limitations

The general statute of limitations period is five years in Hungary for enforcing a claim arising from guarantee obligations. The enforceability of a foreign judgment or arbitration award arising from a lawsuit initiated after the Hungarian statute of limitations periods have elapsed is uncertain.

Japan

A judgment of a foreign court may be enforced in a court of Japan, without further consideration of the merits of the case, only if all of the following conditions are satisfied:

•	the foreign judgment concerned is duly obtained and is final and conclusive;

•	the jurisdiction of the foreign court is recognized by the applicable law, or treaty;

•

service of process has been duly effected on the party against which such judgment is to be enforced in Japan (the “Counterparty”) other than by public notice or some other similar method, or the Counterparty has appeared in the relevant proceedings in the foreign jurisdiction without receiving service thereof;

•	the foreign judgment (including the court procedures leading to such judgment) is not contrary to public order or the good morals doctrine in Japan;

•	judgments of Japanese courts receive reciprocal treatment in the courts of the foreign jurisdiction concerned; and

•	the dispute resolved by the foreign judgment has not been resolved by a judgment given by a Japanese court and is not being litigated before a Japanese court.

There is no treaty between Japan and the United States regarding the reciprocal enforcement of judgments. However, under certain state court’s precedents, the following states are recognized as having reciprocity with Japan: California, New York, Texas, Nevada and the District of Columbia.

An investor may bring an original action in Japan based upon the U.S. federal securities laws if Japanese courts have jurisdiction over such action.

A judgment of a foreign court which orders payment of punitive damages may be considered contrary to public order or the good morals doctrine and, therefore, such judgment may not be enforceable in Japan.

Luxembourg

Although there is no treaty between Luxembourg and the United States regarding the reciprocal enforcement of judgments, a valid, final and conclusive judgment against the Lux Issuer. a guarantor or a security grantor incorporated in Luxembourg obtained from a state or federal court of the United States, which judgment remains in full force and effect, may be enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures set forth in Article 678 et seq. of the Luxembourg New Code of Civil Procedure, being:

•	the foreign court must properly have had jurisdiction to hear and determine the matter, both according to its own laws and to the Luxembourg international private law conflict of jurisdiction rules;

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules or, at least, the order must not contravene the principles underlying those rules;

•	the decision of the foreign court must be enforceable in the jurisdiction in which it was rendered;

•	the foreign court must have applied the proper law to the matter submitted to it and the foreign procedure must have been regular in light of the laws of the country of origin;

•	the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and in compliance with its own procedural laws; and

•

the decisions and the considerations of the foreign court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax, penal or criminal nature (which would include awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, to the extent that the same would be classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages)) or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty.

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

Mexico

There is doubt as to the enforceability in Mexico of civil liabilities based on the federal or state securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. federal or state courts. The United States and Mexico currently do not have a treaty providing for the reciprocal recognition and enforcement of foreign judgments. Consequently, a final judgment for payment given by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Mexico. A final judgment by a U.S. federal or state court in a properly decided case, however, may be recognized and enforced in Mexico in an action before a court of competent jurisdiction pursuant to Article 1347A of the Commerce Code, which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

•

such judgment is obtained in compliance with the legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the respective transaction documents;

•	such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;

•

the judge or court rendering the judgment was competent to hear and judge on the subject matter of the case in accordance with accepted principles of international law that are compatible with Mexican law. The foreign judge or court rendering the judgment would not be considered competent when the relevant documents include a jurisdiction clause in which the parties have submitted solely to the jurisdiction of Mexican courts;

•	service of process is made personally on the defendant or on its duly appointed process agent;

•	such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

•

the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

•	the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties, pending before a Mexican court;

•	such judgment is final in the jurisdiction where obtained;

•	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

•	such judgment fulfills the necessary requirements to be authentic.

Recognition of the Laws of New York in Judicial Proceedings in Mexico

Although the choice of the laws of New York to govern the guarantees would be recognized by the competent courts of Mexico, in case of a dispute before a Mexican court, the Mexican court would only recognize the substantive laws of New York and would apply the laws of Mexico with respect to procedural matters. Further, a Mexican court may refuse to apply and/or to enforce provisions governed by the laws of New York (as they apply to the guarantees) if the respective provision is contrary to the public policy of Mexico.

Judgments of Mexican Courts Enforcing the Obligations of Any Mexican Guarantors in Respect of the Notes Would Be Paid Only in Mexican Pesos

In the event that proceedings are brought against the Mexican guarantors in Mexico, either to enforce a judgment or as a result of an original action brought in Mexico, the Mexican guarantors would not be required to discharge those obligations in a currency other than Mexican currency. Under the Monetary Law of Mexico, an obligation, whether resulting from a judgment or by agreement, denominated in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payments are made. Such rate is currently determined by the Mexican Central Bank (Banco de México) and published every banking day in the Official Gazette of the Federation (Diario Oficial de la Federación). No separate action exists or is enforceable in Mexico for compensation for any shortfall.

New Zealand

Two guarantors of the notes are companies incorporated under the laws of New Zealand (“New Zealand Guarantors”). With the exception of Thomas Degnan, all of the directors of the New Zealand Guarantors reside outside the United States and all or a substantial portion of the assets of the New Zealand Guarantors and of the directors (other than Thomas Degnan) are located outside the United States. As a result, it may not be possible for investors to effect service of process in the United States upon a New Zealand Guarantor or its directors residing outside the United States, or to enforce judgments against them in the United States.

Although there is no treaty between the United States and New Zealand providing for the reciprocal recognition and enforcement of judgments, as a matter of judicial comity, New Zealand courts will recognize a judgment obtained in the courts of the United States if, under the conflict of laws rules applied in New Zealand, the courts of the relevant jurisdiction of the United States had jurisdiction to give judgment against the judgment debtor. The jurisdiction of a court of the United States (or other foreign country) will be recognized in New Zealand if any of the following applies:

•

the person against whom the judgment is sought to be recognized or enforced (the “judgment debtor”) was resident in the relevant jurisdiction of the United States at the time proceedings were instituted, (and possibly if he or she were merely present at that time);

•	the judgment debtor was the plaintiff, or counterclaimed, in the proceedings in the United States court;

•	the judgment debtor submitted to the jurisdiction of the United States court by voluntarily appearing in the proceedings; or

•

the judgment debtor had expressly agreed before the commencement of the proceedings to submit to the jurisdiction of that court, or of the courts of that jurisdiction, in respect of the subject matter of the proceedings.

Provided the jurisdiction of the relevant United States court is recognized, its judgment may be enforced as a debt by proceedings in the courts of New Zealand, provided that the judgment:

•	is for payment of a debt or a definite sum of money;

•	is not in respect of taxes, fines or penalties;

•	is final and conclusive;

•	has not been wholly satisfied;

•	was not obtained by fraud;

•	was not obtained following proceedings that are contrary to New Zealand’s conception of natural justice; and

•	was not repugnant to public policy as then recognized in New Zealand.

A judgment awarding monetary damages under U.S. federal securities laws may not be enforceable under New Zealand law if it is considered a “penalty” under New Zealand law. In classifying something as “penal” the Court will consider, but is not limited to considering, whether the laws are directed to the imposition of punishment or the recovery of monetary penalties.

An original action brought in a New Zealand Court based on U.S. federal securities laws may be challenged on the basis that those laws constitute a “penalty” or the basis that the New Zealand Court is not the appropriate forum for the trial of the proceeding.

Factors that are relevant to the determination of appropriate forum for the proceedings (the “forum conveniens”) include: (a) the relative cost and convenience of proceeding in each jurisdiction; (b) the location and availability of documents and witnesses; (c) the existence and state of related litigation in another jurisdiction; (d) whether all relevant parties are subject to the forum jurisdiction, so that all issues can be resolved in one hearing; (e) whether the law governing the dispute is the law of the forum; (f) the existence of an agreement to submit to a particular jurisdiction or a clause relating to the appropriateness of a particular forum; (g) the strength of the plaintiff’s case; (h) the likely location of enforcement; (i) the genuineness of the defendant’s objection to forum; (j) procedural advantages in one jurisdiction; (k) a decision in another jurisdiction that it is the forum conveniens; (l) the place of residence of the parties and where they carried on business; and (m) whether the overseas defendants will suffer an unfair disadvantage if a local court assumes jurisdiction.

The Netherlands

In the absence of an applicable treaty or convention providing for the recognition and enforcement of judgments in civil and commercial matters, other than arbitral awards, between the United States of America and the Netherlands, a judgment of a court in the United States of America (the “U.S. Judgment”) is not automatically enforceable in the Netherlands.

To obtain an enforceable judgment against the Dutch subsidiaries in the Netherlands, the matter will need to be re-litigated before the competent court in the Netherlands. Where the defendant was held liable for a breach of the U.S. federal securities law on the basis of tort, this in itself should not be a reason not to give effect to the U.S. Judgment. In the course of such proceedings, the U.S. Judgment will have to be submitted to the relevant court in the Netherlands, and the Dutch court may give the effect to the U.S. Judgment as it deems appropriate.

According to current practice, however, based upon case law, Dutch courts will be expected to render a judgment in accordance with the U.S. Judgment, if and to the extent that:

(i) the court rendering the U.S. Judgment had jurisdiction over the subject matter of the litigation on internationally acceptable grounds and has conducted the proceedings in accordance with general principles of fair trial;

(ii) the US Judgment is final and definite; and

(iii) such recognition is not in conflict with an existing Dutch judgment or with Dutch public policy (i.e. a fundamental principle of Dutch law). If a judgment awarding money damages contains a punitive element, such a judgment may be in violation of Dutch public policy. The relevant court in the Netherlands may therefore require a substantive review of such “punitive damages.” For such a review the court may require further information as to the nature and composition of the total amount of damages and the part thereof that corresponds with the punitive damages, in order to assess whether the punitive damages are of any proportion to the damages that have actually been suffered.

Switzerland

Judgments in civil or commercial matters of a non-Swiss court or authority will be recognized and enforced against an individual or a legal entity with legal domicile or seat in Switzerland pursuant to a bilateral or multilateral treaty or convention between the foreign country and Switzerland. In case no applicable treaty or convention exists, the rules of the Swiss Federal Act on Private International Law (“PILA”; Bundesgesetz vom 18. Dezember 1987 über das Internationale Privatrecht (IPRG)) apply. Except for arbitral awards, there is currently no treaty or convention in effect pertaining to the recognition and enforcement of judgments in civil and commercial matters between the United States of America and Switzerland.

Thus, Art. 25-32 PILA apply for the recognition and enforcement of an U.S. federal or state court judgment (“U.S. Judgment”) in Switzerland. In cases where an U.S. money Judgment shall be enforced, the Swiss Federal Act on Debt Enforcement and Bankruptcy (Bundesgesetz vom 11. April 1889 über Schuldbetreibung und Konkurs (SchKG)) and the Swiss Code of Civil Procedure (Schweizerische Zivilprozessordnung vom 19. Dezember 2008 (ZPO)), apply in addition to the PILA. The judgment of a Swiss court or authority of first instance concerning recognition and enforcement of a foreign judgment, including a U.S. Judgment, is generally subject to appeal.

The competent Swiss court or authority will recognize and enforce a non-Swiss judgment, including a U.S. Judgment, provided that all of the following requirements (a)-(c) are fulfilled:

(a) the court or authority of the country in which the judgment was rendered had jurisdiction;

(b) no ordinary judicial remedy is available against the judgment or if it is final; and

(c) there are no grounds to refuse recognition and enforcement.

Within the meaning of (a) above, jurisdiction of the non-Swiss court or authority is established:

•	if a provision of the PILA so provides or, in the absence of such provision, if the defendant had his legal domicile in the country in which the judgment was rendered; or

•	if the parties, in a pecuniary dispute, entered into an agreement valid under the PILA submitting their dispute to the jurisdiction of the court or authority which rendered the judgment; or

•	if the defendant, in a pecuniary dispute, proceeded on the merits without objecting to jurisdiction; or

•

if, in the event of a counterclaim, the court or authority which rendered the judgment had jurisdiction over the principal claim and if there is a factual connection between the principal claim and the counterclaim.

Within the meaning of (c) above, a Swiss court or authority will refuse recognition and enforcement of a non-Swiss judgment (including a U.S. Judgment) for the following limited reasons only, without otherwise reviewing it as to its merits:

•

if recognition and enforcement would be manifestly irreconcilable with Swiss public policy (e.g., if the Swiss court would consider that the amount awarded in the foreign judgment constitutes an excessive penalty, such as punitive damages, it may refuse recognition and enforcement, or reduce this amount accordingly); or

•	if a party proves that:

(1) it was not duly summoned pursuant to the law of its domicile or its ordinary residence unless it proceeded on the merits without objecting to jurisdiction; or

(2) the judgment was rendered in violation of fundamental principles of Swiss procedural law, in particular if its right to be heard was not granted; or

(3) proceedings between the same parties in the same subject matter were first initiated or adjudicated in Switzerland, or that it was earlier adjudicated in a third country and such judgment is recognizable in Switzerland.

Original actions in courts of Switzerland

There is doubt whether a Swiss court would accept jurisdiction and impose civil liability on a guarantor incorporated in Switzerland if the original action against the guarantor was commenced in Switzerland and predicated upon U.S. securities laws.

Thailand

General

Thailand is not a party to the Hague Convention on the Recognition and Enforcement of Foreign Judgments in Civil and Commercial Matters and it has no bilateral treaties with other countries for the reciprocal recognition and enforcement of judgments. Moreover, there is no statutory basis in Thai law to apply the principle of comity to judgments from foreign courts.

As a result, a judgment rendered by any foreign court would not be enforceable in a Thai court. Instead, the noteholders will have to initiate court proceedings in Thailand before a Thai court in order to enforce the guarantee against the Thai guarantor. The Thai court may, at its sole discretion, consider a judgment from a foreign court admissible in evidence in an action in such Thai court, but it is not bound by that judgment.

If any agreement to which the Thai guarantor is a party is governed by any law other than Thai law, the law governing the agreement will, with respect to the essential elements or effects of that law, be recognized and applied only to the extent to which such law is:

(i) proven to the satisfaction of the Thai court (which satisfaction is within the discretion of that court); and

(ii) not considered contrary to the public order or good morals of the people of Thailand.

The scope of the public order and good morals of the people of Thailand has not been established in any Supreme (Dika) Court judgment and is uncertain.

A party claiming compensation for breach of contract must prove that damages are a direct or reasonably foreseeable consequence of the breach. Thai law allows payment of a money obligation expressed in a foreign currency to be made in Thai baht, by using the rate of exchange at the time and in the place of payment. A

Thai court may express an order or judgment for the payment of debt in the currency in which the debt is then outstanding or, if the debt is denominated in foreign currency, the court’s order or judgment may be expressed in an equivalent amount in Thai baht. The equivalent amount in Thai baht will be determined using the average commercial bank selling rate prevailing on the date of judgment or, failing that, the last available average commercial bank selling rate prior to that date. We can make no assurances that a currency indemnity agreement will be recognized by a Thai court.

The Supreme Court has held that, under Thailand’s Civil Procedure Code, a court has discretion to award legal fees and court costs to parties in court cases in accordance with legal rates. The Supreme Court further held in that decision that any agreement and attempt to impose an obligation on a party to pay for legal fees exceeding the sum which may be awarded by the court is invalid.

An original civil action can be brought against the Thai guarantor in Thailand based upon the U.S. federal securities laws if the wrongful act occurs in the United States, provided that such an act is also considered a wrongful act under Thai law. The person filing a claim for compensation for such a wrongful act cannot make any sort of claim that would not be recognized under Thai law.

Guarantee

If the guarantee provided by the Thai guarantor is called, the Thai guarantor will be required to remit foreign currency out of Thailand. Unless Thailand’s current exchange control legislation and regulations are changed by the time that the Thai guarantor has to make such payment, the remittance of foreign currency by the Thai guarantor to pay a demand under its guarantee exceeding $50,000 or its equivalent will be subject to specific approval from the Bank of Thailand. The Thai guarantor cannot currently remit foreign currency to pay the beneficiaries of its guarantee outside Thailand without this approval.

There is no assurance that the Bank of Thailand would give such an approval for a full amount of the guarantee obligations. It would be likely that the Bank of Thailand would impose conditions and limitation of the amount to be remitted on such approval. For example, conditions imposed in other transactions have limited the amount approved either to a stipulated amount, the amount of the benefit received by the Thai guarantor from the transaction (e.g., the amount of money remitted to Thailand, whether from intercompany lending, investment or otherwise) or to the Thai guarantor’s positive net worth.

However, specific approval does not have to be obtained directly from the Bank of Thailand if a Thai court renders judgment against a Thai guarantor ordering it to pay its obligations under its guarantee. In such a case, a commercial bank (as an authorized agent of the Bank of Thailand conducting transactions in foreign exchange) may provide the foreign currency needed for the payments stipulated in the court judgment.

Thus, absent Bank of Thailand approval, under current exchange control legislation and rules, you would need to obtain a judgment from a Thai court ordering the Thai guarantor to honor a demand for payment in foreign currency under a guarantee in order for it to do so.

Conditional Assignments

The rights granted by the Thai guarantor in its receivables and bank deposit accounts will be done pursuant to conditional assignments for the benefit of the holders of the senior secured notes. Such assignments require the underlying assets to be assigned if and when the Thai guarantor defaults in performing its obligations.

Although the conditional assignments will give the holders of the senior secured notes enforceable contract rights, conditional assignments are not “security interests” in the sense of the phrase accepted outside Thailand. Conditional assignments do not create preferential rights in assets to satisfy debts owed to one or more creditors. Assets in the name of the Thai guarantor that are conditionally assigned for the benefit of the senior secured notes will be exposed to the risk of seizure and attachment by other creditors before the conditional assignments are exercised.

There is also a risk that, if bankruptcy proceedings involving the Thai guarantor are begun after the conditional assignments are exercised, other creditors may seek to have the assignments cancelled. However, the other creditors would have the burden of proving that the assignments were fraudulent acts or that they gave the holders of the senior secured notes an unfair advantage and were made in bad faith with no benefit to the assignor.

In addition, creditors who otherwise have only contractual interests against a debtor, such as guarantees or assignments, will be treated as unsecured creditors under Thai insolvency law. In such a case, the holders of the senior secured notes would retain their rights in the Thai guarantor’s receivables and bank deposit accounts, but these rights would not be preferential rights.

Under Thai law, the process of creating and maintaining a creditor’s rights in accounts receivable requires that those receivables be specifically identified and that written notices be given to the relevant obligors, or that those obligors give written consents to the assignments. To cover future receivables, whether from current or new customers, further supplemental assignments or new assignments must be executed and notices of assignment must again be given or consents received when new receivables come into existence.

Therefore, the Thai guarantor will execute a conditional assignment of receivables in which the receivables of any customer with THB 4,000,000 or more in receivables existing when the conditional assignment is signed will be expressly identified. The Thai guarantor will be required to periodically (i) notify the security agent of any new receivables of any customer totaling THB 4,000,000 or more, (ii) execute a supplemental or new assignment with a list attached identifying the new receivables and (iii) unless the customer gives written consent to the assignment or the supplemental or new assignment, as the case may be, deliver notices of assignment to new customers who have not received a notice of assignment under the conditional assignment of receivables or under any supplemental or new conditional assignment.

The holders of the senior secured notes will not have any rights in the accounts receivable of the Thai guarantor if those accounts receivable are not identified to the security agent in a timely manner or if the Thai guarantor fails to execute the supplemental conditional or new assignment and give timely notices to the relevant customers or obtain consents from them. The question of whether the procedure involving an assignment of future receivables is enforceable has yet to be tested in a Thai court and the legal efficacy of a conditional assignment of receivables has yet to be settled under Thai law. As such, the benefit to the holders of the senior secured notes of their interests in the accounts receivable of the Thai guarantor may be limited.

Under Thai law, a bank deposit account cannot be pledged and so the rights granted by the Thai guarantor over its bank deposit accounts will be done pursuant to a conditional assignment agreement.

However, none of the accounts of the Thai guarantor are to be maintained with the trustee for the senior secured notes. Thus, there is a risk that a bank holding an account for the Thai guarantor and to which the Thai guarantor owes a debt would exercise its right of set-off against the money owed to the Thai guarantor under the conditionally assigned account if the Thai guarantor becomes insolvent or fails to pay the debt owed to that bank.

The notice of assignment given to each bank holding an account of the Thai guarantor will include a request that the relevant bank refrain from exercising its right of set-off. However, the decision to comply with such a request is subject to the bank’s discretion. Whether each bank will forego its right of set-off will depend on the relationship between the Thai guarantor and the bank and whether the bank is a creditor of the Thai guarantor. As such, the benefit to the holders of senior secured notes of their rights in the bank deposit accounts of the Thai guarantor may be limited.

The exchange control considerations discussed above in relation to the guarantee are also relevant to the conditional assignments of receivables and bank accounts as well as the pledge of the Thai guarantor’s shares owned by its German parent company. The relevant assets are denominated in Thai baht, so that any conversion of the proceeds into other currencies and foreign remittance of the proceeds realized from enforcing the conditional assignments and share pledges will have to comply with exchange control requirements at the time of remittance.

CERTAIN INSOLVENCY AND OTHER LOCAL LAW CONSIDERATIONS

Australia

One of the guarantors is incorporated under the laws of Australia. In the event of an insolvency of the Australian guarantor, insolvency proceedings would be likely to proceed under, and be governed by, Australian insolvency law.

Australian insolvency laws differ from the insolvency laws of other jurisdictions and this may limit the ability of holders of the notes to recover from the Australian guarantor to a greater extent than limitations arising under other insolvency laws relevant to an issuer or another guarantor. As a general proposition, however, under Australian insolvency laws secured creditors rank ahead of unsecured creditors in respect of secured assets (with some exceptions in relation to preferred creditors) and all creditors rank ahead of shareholders (except in relation to some types of unsecured liabilities owing to shareholders).

The Australian guarantor has not granted any charge, mortgage, pledge or lien over any of its assets in favor of the holders of the old notes or the Senior Secured Credit Facilities.

Administration

Administration involves an administrator taking over and administering the affairs of a company which is, or is likely to become, insolvent, with a view to either maximizing the chances of the company continuing in existence or, if this is not possible, achieving a better return to creditors and shareholders than if the company was immediately wound up.

An administrator may be appointed: (a) by the company, if the board has resolved that the company is insolvent or likely to become insolvent and further resolved that an administrator of the company should be appointed; (b) by secured creditors with a charge on the whole, or substantially the whole, of a company’s property (provided the charge is enforceable); or (c) by a liquidator or provisional liquidator, if that person thinks the company is or is likely to become, insolvent.

During an administration, certain actions, including enforcing a charge on property of the company, are prohibited without the administrator’s written consent or leave of the Court. An exception to the prohibition on enforcement of a charge is that a secured creditor of the company with a charge on the whole, or substantially the whole, of a company’s property has a period of 13 business days from notice of the appointment of an administrator in which to enforce the charge and appoint a receiver.

Winding Up in Insolvency

An application to the Court for a winding up order may be made by a creditor, the company, a contributory, a director, a liquidator or provisional liquidator or, in certain circumstances, the Australian Securities and Investment Commission. Where the Court is satisfied that the company is insolvent, the Court may order that the company be wound up in insolvency.

Following the making of a winding up order, a liquidator may be appointed to the company by the Court. Broadly, a liquidator is charged with winding up the affairs of the company and collecting and realizing the assets of a company and applying the resulting proceeds in discharge of the debts and liabilities of the company. A liquidator also has certain specific powers to investigate the validity of past transactions of the company (see “Voidable transactions” below).

Receivership

A receiver is a person appointed by a secured creditor (pursuant to the terms of the security instrument or other security documents) or by a Court to take charge of the affairs of a company, or part of its property, for the purpose of enforcement of its security and discharge of the debts owed to a secured creditor. A receiver appointed in relation to the Australian guarantor would be required to take all reasonable care to obtain market value or, if not obtainable, the best price that is reasonably available having regard to the circumstances existing when disposing of assets of the company. However, the receiver would otherwise act in the interests of the relevant secured creditors and would not owe specific duties to unsecured creditors such as the holders of the notes.

Voidable Transactions

If a liquidator were appointed to the Australian guarantor, the liquidator would have the power to investigate the validity of the guarantee and apply to the Court for certain orders, including orders to have the guarantee set aside, in certain circumstances. These circumstances would include, among others, the liquidator forming the view that the granting of the guarantee was an uncommercial transaction.

Broadly, a transaction may be voidable as an uncommercial transaction if the liquidator can establish that: (a) the transaction was entered into or was given effect to within two years of the commencement of the winding up of the company; (b) at the time the transaction was entered into, or when something was done to give effect to it, the company was insolvent or became so as a result of entering into or giving effect to the transaction (for these purposes, a company will be considered to be insolvent if it is unable to pay its debts as and when they fall due); and (c) a reasonable person in the company’s circumstances would not have entered into the transaction, having regard to: (i) the benefits (if any) to the company of entering into the transaction; (ii) the detriment to the company of entering into the transaction; (iii) the respective benefits to other parties; and (iv) any other relevant matter.

A court generally will not intervene, however, it the defendant can show that: (a) it received the benefit in good faith; (b) it had no reasonable grounds for suspecting that the company was insolvent or would become insolvent and a reasonable person in the defendant’s circumstances would have had no such ground for so suspecting; and (c) it provided valuable consideration or changed its position in reliance on the transaction.

Certain Other Guarantee Limitations

In addition to the voidable transactions described above, a guarantee given by a company may be set aside or be unenforceable in certain other circumstances, including if the directors of the guarantor did not comply with their duties as officers of the company which include, amongst other things, a duty to act in good faith for the benefit of the guarantor and for a proper purpose in giving the guarantee.

Austria

Some of the guarantors and security grantors are organized under the laws of Austria, may have their centre of main interest in Austria or may at least have assets located in Austria. In the event of insolvency, insolvency proceedings may, therefore, be opened against such guarantors and/or security grantors in Austria which are governed by the Austrian Insolvency Act (Insolvenzordnung). Creditors’ rights might also be affected by the Austrian Business Reorganisation Act (Unternehmensreorganisationsgesetz), which does not govern insolvency proceedings but regulates the reorganization of companies in financial distress. The Austrian Insolvency Act regulates on the one hand liquidation proceedings in which the debtor’s assets or company as a whole are sold and the proceeds are distributed among its creditors. On the other hand it also provides restructuring proceedings enabling the debtor to discharge its liabilities through quota payments and to continue its activities under certain conditions. The Business Reorganization Act, which regulates the reorganization proceedings for enterprises threatened by insolvency, is not designed to assist creditors in satisfying their debts, but rather to support the reorganization of the debtor’s enterprise. The insolvency laws of Austria may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions. As a result, your ability to recover payments due on the notes may be limited to an extent exceeding the limitations arising under other insolvency laws.

The Austrian Insolvency Act (Insolvenzordnung)

Insolvency proceedings must be opened by a court upon application by the debtor or a creditor whenever it has been established that a company is illiquid (zahlungsunfähig), i.e. unable to pay its debts in due time, or is over-indebted in terms of insolvency law (insolvenzrechtlich überschuldet), i.e. that the liabilities exceed its assets at liquidation values and the company has a negative prospect (Fortbestehensprognose). Restructuring proceedings may also be initiated, if the risk of the debtor’s inability to pay its debts is at least imminent (drohende Zahlungsunfähigkeit) and the debtor files an application for the opening of such proceedings.

Depending on whether or not a restructuring plan (Sanierungsplan) is presented together with the application for the opening of insolvency proceedings the insolvency proceedings will be initiated as restructuring proceedings (Sanierungsverfahren) or bankruptcy proceedings (Konkursverfahren). Whenever the debtor applies for the opening of insolvency proceedings and presents a restructuring plan (Sanierungsplan) offering a quota of at least 20% to the unsecured creditors within a maximum of two years, the insolvency proceeding is called restructuring proceeding (Sanierungsverfahren). A debtor may present such a restructuring plan in the course of a bankruptcy proceeding whereby the bankruptcy proceeding will be continued as restructuring proceeding (Sanierungsverfahren).

Restructuring plans intend to discharge the debtor from a part of its debts (up to 80%) and to enable the debtor to continue its business activities. A qualified simple majority of unsecured creditors must approve the restructuring plan. Qualified simple majority means that the simple majority of unsecured creditors in number present at the hearing must vote in favour of the restructuring plan and that the total sum of these unsecured creditors’ claims must amount to more than 50% of the unsecured claims present at the hearing. If the restructuring plan is accepted by the creditors, confirmed by the court and fulfilled by the debtor, the latter is released from the rest of its debts. If the debtor applies for the opening of insolvency proceedings and presents qualified documents together with a restructuring plan offering a quota of at least 30%, it is entitled to self administration (Sanierungsverfahren mit Eigenverwaltung). If the realization of a restructuring plan fails, the insolvency proceeding will be continued as bankruptcy proceeding.

Unless the debtor meets the requirements for self administration, the debtor is not any longer in the position to dispose of the assets subject to insolvency, i.e. the insolvent’s estate (Insolvenzmasse), as at the opening of insolvency proceedings. The opening takes effect as of 0:00 a.m. of the day following the publication of the receiving order in the official insolvency data base (www.edikte.justiz.gv.at). After the initiation of insolvency proceedings legal acts of the debtor in relation to the debtor’s estate take no effect towards the creditors. The court appoints an insolvency administrator (Insolvenzverwalter) along with its decision on the opening of insolvency proceedings, and, if it deems this necessary in view of the size of the debtor’s business, a creditors’ committee (Gläubigerausschuss) to assist the insolvency administrator. After the opening of insolvency proceedings without self administration (i.e. bankruptcy proceedings or restructuring proceedings without self administration) only the insolvency administrator is entitled to act on behalf of the debtor’s estate.

The insolvency administrator’s main task is to administer and realize the assets of the insolvent’s estate effectively. According to Austrian insolvency law, the insolvency administrator shall continue the debtor’s business in order to enable a potential reorganization of the debtor’s business either by realizing the debtor’s restructuring plan (which he may also apply for during the bankruptcy proceedings) or by a sale of the debtor’s business. If neither a restructuring plan nor the sale of the debtor’s business is possible, the insolvency administrator will break up the company and the bankruptcy proceedings will ultimately lead to the sale and distribution of the debtor’s assets, the debtor remaining liable for its residual debts.

If the debtor meets the requirements for self administration the debtor is monitored by a court appointed restructuring administrator (Sanierungsverwalter) to whom certain transactions are reserved.

Unsecured creditors (Insolvenzgläubiger) shall file their claim with the competent court within the time period set out in the court order on the opening of insolvency proceedings (usually around two months). At the so called examination hearing (Prüfungstagsatzung), which is held at the competent court, the insolvency administrator has to declare whether he acknowledges or contests a claim filed. If the insolvency administrator acknowledges a creditor’s claim, this creditor is entitled to participate in the insolvency proceeding, which means that he will finally receive the quota that is distributed to the unsecured creditors. If a creditor’s claim is contested by the insolvency administrator, the creditor has to assert its claim in civil proceedings in order to maintain its right to participate in the insolvency proceedings.

Claims of unsecured creditors in insolvency proceedings, which were created before the opening of these proceedings, rank pari passu. Taxes, social security contributions, wages and salaries are not, as such, privileged or preferential claims under Austrian insolvency law. Claims which lawfully arose against the debtor’s estate after the opening of the proceedings, so called privileged claims (Masseforderungen) or claims which are secured by collateral (e.g. by a mortgage, a pledge over bank accounts or shares, an assignment of receivables for security purposes or a security transfer of moveable assets), so called preferential claims (Absonderungsrechte), enjoy priority in insolvency proceedings. Creditors who have a right to preferential treatment may participate in the pro rata distribution only to the extent that the proceeds from the realization of the assets charged to them did not cover their claims or if they have waived their right to preferential treatment. Secured creditors do not have a voting right on the restructuring plan to the extent their claim is covered by security.

The costs of the insolvency proceedings and certain liabilities accrued during insolvency proceedings rank prior to all other claims. Creditors with a right of separation of assets (Aussonderungsberechtigte), such as creditors with retention of title, remain unaffected by the opening of insolvency proceedings though they may be barred from exercising their rights for a maximum period of six months following the opening of insolvency proceedings, if the exercise of such rights would endanger the carrying on of the debtor’s business and the interdiction does not cause a severe personal or economic damage to the secured creditor. The same applies for secured creditors of preferential claims (Absonderungsberechtigte).

Once formal proceedings have been opened it is not possible to obtain an execution lien any more. All execution proceedings against the debtor are stayed (Vollstreckungssperre). Execution liens obtained within the last 60 days before formal proceedings were opened expire.

Pursuant to section 25b para 2 of the Austrian Insolvency Act, a contractual stipulation providing for the right to withdraw from the agreement or for an automatic termination in the event of opening of insolvency proceedings against the other party is not enforceable.

The Austrian Business Reorganisation Act (Unternehmensreorganisationsgesetz)

The Austrian Business Reorganisation Act (Unternehmensreorganisationsgesetz) governs business reorganizations, which are designed to enable businesses in temporary financial distress to continue to do business after having undergone a reorganization procedure. Only the debtor may apply for the opening of a reorganization procedure, provided, however, that it is still solvent at the time of its application. The relevant criteria for the opening of a business reorganization procedure are the quota of own funds (Eigenmittelquote) and the fictitious duration of debt redemption (fiktive Schuldentilgungsdauer), as defined in the Business Reorganization Act. Upon the opening of reorganization proceedings, contractual provisions that stipulate the right to terminate the agreement in the event of reorganization proceedings are invalid.

The Right of Avoidance (Contestation) in the Event of Insolvency Proceedings

Legal actions and legal transactions that have taken place within certain suspect periods prior to the opening of insolvency proceedings may be subject to an avoidance claim by the insolvency administrator according to the avoidance rules of the Austrian Insolvency Act (Insolvenzordnung — IO). General requirements for avoidance are: (i) the avoidance must result in an increase of the insolvent’s estate (Befriedigungstauglichkeit); (ii) the challenged legal action or challenged legal transaction must have caused a direct or indirect discrimination of the other creditors (Gläubigerbenachteiligung); and (iii) the avoidance claim must be filed by the insolvency administrator within one year after the opening of the insolvency proceedings at the latest.

In particular, the following legal transactions and legal acts are voidable:

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Avoidance due to intent to discriminate (section 28/1-3 IO):    Transactions concluded in order to discriminate other creditors may be challenged if they were entered into within 10 years preceding the opening of insolvency proceedings and the other party knew about the debtor’s intention to discriminate. If the other party was not aware but should have been aware of the debtor’s intention to discriminate its creditors the period is shortened to two years prior to the opening of the insolvency proceedings. If the legal act was concluded with or for the benefit of a close relative (relatives, in-laws) the burden of proof regarding the knowledge of the intention to discriminate is shifted to the relative, i.e. the relative must prove that he or she had no knowledge and was not negligent in having no knowledge respectively. Should the debtor be a legal entity capable of being a party in a lawsuit then members of the managerial and supervisory bodies, shareholders with unlimited liability as well as controlling or at least 25% shareholders (pursuant to section 5 EKEG) are deemed to be close relatives.

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Avoidance due to squandering of assets (section 28 IO):    Avoidance may apply to certain contracts, including purchase and exchange contracts, entered into by the debtor that are considered a squandering of assets at the expense of other creditors, if the counterparty to the contract had knowledge of such squandering or should have. Squandering of assets is assumed if an obvious incongruity exists between performance and consideration. Section 28 no 4 of the Insolvency Act applies to transactions that took place within one year prior to the opening of insolvency proceedings.

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Avoidance of transactions with no consideration and analogous transactions (section 29 IO): Dispositions of the debtor that were concluded free of charge or are equivalent to such dispositions may be challenged. A disposition free of charge requires that the disposing person acts with the intention not to receive any consideration in return. The disposition amounts to a sacrifice by the debtor. Examples for such dispositions are: donations, acknowledgement of a debt, security of liabilities, and payment of someone else’s debt. If the debtor receives an adequate service in return (angemessenes Entgelt) the disposition may not be challenged pursuant section 29 of the Insolvency Act. Any economic benefit or interest may be qualified as a consideration. Section 29 of the Insolvency Act applies to dispositions concluded within two years prior to the opening of insolvency proceedings.

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Avoidance due to preferential treatment (section 30 IO):    The payment of or granting of security to a creditor (Befriedigung oder Sicherstellung) carried out after material insolvency or after the request for the opening of insolvency proceedings or within 60 days preceding may be avoided if (i) the creditor obtained security or satisfaction which it was not or not in that way or at that time entitled to, unless he was not favoured by this transaction (objective preferential treatment) or (ii) the transaction took place for the benefit of a creditor who knew or should have known about the debtor’s intention of the preferential treatment (subjective preferential treatment). Material insolvency means illiquidity (Zahlungsunfähigkeit) or over-indebtedness in terms of insolvency law (Insolvenzrechtliche Überschuldung). Objective preferential treatment does not require any subjective elements on part of the counterparty. In particular, the counterparty’s knowledge of the financial state of the debtor is irrelevant. Subjective preferential treatment requires the debtor’s intention and the creditor’s knowledge of the debtor’s intention to favour a creditor. Transactions carried out more than one year before the opening of the insolvency proceedings may not be contested pursuant to Section 30 of the Insolvency Act.

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Avoidance due to knowledge of insolvency (section 31 IO):    Pursuant to Section 31 of the Insolvency Act legal acts carried out after material insolvency or after filing for the opening of insolvency proceedings may be challenged if the legal act (i) constitutes payment of or granting of security to a creditor (Befriedigung oder Sicherstellung) or (ii) is considered a disadvantageous legal act (nachteiliges Rechtsgeschäft). The legal act by which a creditor’s claim is satisfied or secured may only be challenged if the creditor knew or was negligently not knowing of the debtor’s material insolvency or pending insolvency petition. A legal act is considered disadvantageous if the chances for satisfaction of other creditor’s claims are worsened due to the legal act.

Disadvantageous transactions of the debtor concluded with creditors may be challenged if such agreements are directly disadvantageous to other creditors and the contracting partner knew or should have known of the debtor’s material insolvency or pending insolvency petition.

Disadvantageous transactions of the debtor concluded with non-creditors may be challenged if such agreements are either directly or indirectly disadvantageous to creditors, however, only if the contracting partner (i) knew or should have known of the debtor’s material insolvency or pending insolvency petition and (ii) the disadvantage for the insolvency estate was objectively predictable at the time of the transaction. Such objective predictability is in particular at hand if a restructuring plan is obviously flawed (offensichtlich untaugliches Sanierungskonzept).

A transaction is considered indirectly disadvantageous (mittelbare Nachteiligkeit) if the transaction is objectively balanced, i.e. not directly disadvantageous but the transaction nonetheless lowers the recovery rate of creditors. In case of an indirectly disadvantageous transaction the contracting partner must prove that the disadvantage to the insolvency estate was objectively unpredictable. If the contracting partner and thus beneficiary of the satisfaction/securing or disadvantageous act is a close relative, he or she must in addition prove that he or she had no knowledge of the debtor’s illiquidity or insolvency petition.

In addition to a receiver avoiding transactions according to the Austrian Insolvency Act, a creditor who has obtained an enforcement order (Vollstreckungstitel) could possibly also avoid any transactions according to the Austrian Avoidance Act (Anfechtungsordnung) outside of formal insolvency proceedings. The conditions for such action vary to a certain extent from the rules described above, and the avoidance periods are calculated from the date when such other creditor exercises its rights of avoidance in the courts.

Recognition of the Choice of New York Laws by Austrian Courts

In general, the choice of the laws of New York to govern the guarantees would be recognized by Austrian courts. In case of a dispute before an Austrian court, the Austrian court would apply the substantive laws of New York with respect to the substance matter and would apply the applicable Austrian Civil Procedure Laws (Zivilprozessverfahren) with respect to procedural matters. Further, an Austrian court may refuse to apply and/or to enforce any provision governed by the laws of New York (as it applies to the guarantees) if the respective provision is contrary to Austrian public policy (order public) or mandatory provisions under Austrian law or if the law of another jurisdiction must be applied regardless of the chosen law.

Enforceability of Guarantees and Security Interests Granted by Austrian Companies

(a)  You may not be able to enforce, or recover any amounts under, the guarantees of, and security interest granted by Austrian subsidiaries due to restrictions on enforcement reflecting Austrian corporate law.

The enforcement of upstream and cross stream guarantees and security interests provided by our Austrian subsidiaries is/will be limited by strict capital maintenance rules imposed by Austrian corporate law, including the Austrian Stock Corporation Act (Aktiengesetz) and the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung). These rules protect the assets of our Austrian subsidiaries on behalf of their respective creditors. The entire set of corporate assets, even those exceeding the stated capital, falls under the capital maintenance rules. Shareholder contributions by any of our Austrian subsidiaries may only be made under explicitly specified circumstances. The most important of these explicitly specified circumstances provides that shareholders have the right to receive dividend payments, but only if said payments are restricted to the amount of net profits as shown in the approved annual financial statements and not prohibited by law or the respective subsidiary’s articles of association. The Austrian subsidiaries may not make any other asset-reducing payments to a group company (not being a direct or indirect subsidiary), except (i) in the context of repayments within the scope of stated capital decreases, or (ii) payments and contributions within the scope of a permitted arms length transaction. Any contribution or payment to an affiliated company (not being a direct or indirect subsidiary) (respectively to a third party to the benefit of such an affiliated company) without an adequate consideration would be considered as a violation of the Austrian capital maintenance rules.

A violation of Austrian capital maintenance rules by any of our Austrian subsidiaries would generally result — as a prohibited repayment of equity (verbotene Einlagenrückgewähr) — in the nullification of the relevant transaction between that subsidiary and the shareholder in question (respectively in the nullification of the relevant transaction between the subsidiary and the third party in case the transaction has been undertaken by the Austrian subsidiary to the benefit of the shareholder in question, for example by providing an up stream or cross stream guarantee for the financing to the parent company). Under the Austrian Supreme Court case law upstream and cross-stream guarantees and security would only be in compliance with the Austrian capital maintenance rules provided that the corporate bodies of the Austrian subsidiaries are satisfied, acting reasonably, that such up stream and side stream “financial assistance” is in the best interest of the Austrian subsidiaries and fully justified by a business purpose, respectively corporate benefit (betriebliche Rechtfertigung), which means that the respective transaction must be entered into on arm’s-length-terms (fremdüblich). The Austrian Supreme Court has not yet specified what exactly is meant by corporate benefit. As a consequence, there always remains the risk that the assumption of an upstream/cross-stream guarantee and/or security by an Austrian subsidiary violates the Austrian capital maintenance rules (due to a lack of corporate benefit).

According to settled case law of the Austrian Supreme Court, unless Austrian subsidiaries receive adequate consideration for providing the up stream and/or cross stream guarantees and security interests, those guarantees and security interests would be held to be null and void. The guarantees and security interests granted by any of our Austrian subsidiaries to their direct or indirect parent companies may only be held valid and enforceable if:

(i)  the subsidiary receives a consideration (i.e., a guarantee fee/security fee (Avalprovision)) from the benefiting parent company for assuming the guarantee or granting the security;

(ii)  such guarantee fee/security fee would also be common in comparable banking transactions (banküblich) (whereby it should be noted that the Austrian Supreme Court ruled that, in the case of the granting of a mortgage over real property, the consideration must be exceptionally high (ein ganz ungewöhnliches Entgelt), higher than is usual in the market; it is unclear whether such ruling only applies to the granting of mortgages over real property or also to the guarantees and/or other kinds of security interest);

(iii)  the management board of the subsidiary has with due care verified that the subsidiary and the parent are in a position to honor their obligations and finance the repayment of the secured funds; and

(iv)  the granting of the guarantee and/or security does not endanger the existence of the respective company.

Since the policy of granting guarantees and security by the Austrian subsidiaries is different from such policy of a bank, the guarantee fee/security fee to be charged by the Austrian subsidiaries should be above the guarantee fee/security fee a bank would charge in similar transactions.

Austrian capital maintenance rules are subject to ongoing court decisions. We cannot assure you that future court rulings may not further limit the enforceability of the guarantees and/or security interests, which could negatively affect our ability to make payment on the notes or the ability of the subsidiaries to make payments on the guarantees and/or that payments out of the enforcement of a security are received.

(b)  You may not be able to enforce, or recover any amounts under the Austrian law security interest unless the principle of accessory is adhered to.

A security granted may be invalid or unenforceable or may become invalid or unenforceable if the principle of accessoriness of security is not adhered to. This means in particular that such accessory security will not be valid if such secured obligation is not valid, and it also means that the holder (Sicherungsnehmer) of the accessory security must be a creditor of the secured obligation. Following this, the person acting as collateral agent of the beneficial and legal owners of the notes needs to be the joint and several creditor (Solidargläubiger) of each and every obligation of the issuer of the notes towards each of the note holders.

The beneficial owners of the notes from time to time will not be party to any of the security documents. Therefore, in Austria, there are risks regarding the enforceability of the security interests granted by the note guarantors in favor of the note holders. In order to mitigate the risk, the collateral agent has entered into an abstract acknowledgment of indebtedness agreement and a parallel debt undertaking pursuant to which the collateral agent will become the holder of the secured claims equal to the principal amount of the notes plus certain other amounts for the benefit of the trustee and the holders of the notes. Accordingly, the rights of the holders will not be directly secured by the pledges of the collateral, but through this parallel claim. This parallel claim will be acknowledged by the applicable grantor by way of an abstract acknowledgment of indebtedness or a parallel debt undertaking to the collateral agent. The abstract acknowledgement of debt and parallel debt undertaking secures the notes and the collateral secures claims under the abstract acknowledgement of debt and parallel debt undertaking. There is uncertainty as to the enforceability of this procedure in Austria. This procedure has not yet been tested under Austrian law, and we cannot assure you that it will eliminate or mitigate the risk of unenforceability of the security interest granted posed by Austrian law.

The validity and enforceability of Austrian law security interest will depend on the validity of the respective obligations that are secured by the pledges under such document. Under Austrian law a pledge is an accessory right (akzessorisches Recht) and will therefore be subject to the same legal consequences as the secured obligation. If the secured obligation is terminated or not valid, the same applies to the pledge. The pledge can furthermore not be separated from the secured obligation, which means that it can only be held and enforced by the creditor of such secured obligation. Furthermore, only monetary claims (geldwerte Forderungen) may be secured by a pledge under Austrian law and the pledge will cease by operation of Austrian law upon payment (or other discharge) of the secured obligations.

(c)  You may not be able to enforce, or recover any amounts under, the Austrian security interest if the underlying transaction is deemed “over-secured”.

The Austrian law security interests may be unenforceable if the value of the collateral granted exceeds the value of its secured obligations, or is “over-secured”. Although there are no specific rules regarding what constitutes being “over-secured” under Austrian law, general principles under Section 879 of the Austrian Civil Law Code apply. Under these general rules, if it is determined that any of the Austrian law security overly constrained the business of the respective security grantor, such security interests will be considered null and void if such restrictions are not justified within the context of the entire business transaction. Furthermore, the Austrian law security interests may be considered “over-secured” and thereby violate general rules under the Austrian Civil Code if the value of the secured claim is grossly disproportionate to the value of the collateral and the security grantee is found to have acted in bad faith by, for example, taking advantage of the financial distress of the respective grantor of the Austrian law security.

(d)  You may not be able to enforce, or recover any amounts under the Austrian law security interest if the perfection steps are not made and/or undone.

In case that certain perfection steps (e.g., a pledge note in the books) required under Austrian law are not made or undone, the respective pledge may not be validly created or lapse and therefore may be or become unenforceable.

(e)  You may not be able to enforce, or recover any amounts under the guarantees and security interests granted by Austrian subsidiaries due to restrictions under the Austrian equity replacement law.

The Austrian Act on Equity Replacements (Eigenkapitalersatzgesetz) contains detailed provisions regarding equity replacing shareholder loans. It in particular stipulates that a loan granted by a “shareholder” in a financial crisis (i.e., the subsidiary is insolvent, over-indebted or the requirements of a business reorganization procedure are met) is deemed to be equity replacing. In a financial crisis equity replacing shareholder loans may not be repaid and any security granted in connection with such loans may not be enforced. This means in particular that in insolvency respective claims of the lender are subordinated (i.e., there is no right for separation (Aussonderungsrecht) or a right for separate satisfaction (Absonderungsrecht) for such claims). A “shareholder” is defined to be (i) a shareholder with controlling participation, (ii) a shareholder with a participation of at least 25%, and (iii) any person not holding a participation in the company but having a controlling influence (beherrschenden Einfluss) with regard to the company. Furthermore, a person granting a loan/credit to a company is to be considered as “shareholder” if (i) it holds a participation or other rights in a person other than the company granted the loan/credit which has a dominant (beherrschenden) influence regarding the company granted the loan/credit (indirect controlling participation), or (ii) it indirectly holds a participation in the company granted the loan/credit of at least 33%, or (iii) it holds a controlling direct or indirect participation in a company which holds a participation of at least 25% in the company granted the loan/credit (section 8 of the Act on Equity Replacements).

Prior to the enactment of the Act on Equity Replacements the Austrian Supreme Court had developed even stricter rules on equity replacing shareholder loans compared to the rules stipulated in the Act on Equity Replacements. Following this, it is unclear whether, in addition to the provisions of the Act on Equity Replacements, such rules (or certain of its rules) developed by the Austrian Supreme Court are still applicable/relevant and applied by Austrian courts. In this context it must be noted that it is uncertain whether the rules on equity replacing shareholder loans also apply to “a-typical pledgees” (atypische Pfandgläubiger) and/or under what circumstances a secured lender may qualify as a-typical pledgee.

(f)  The trustee for the notes may be liable with respect to the actions of our Austrian subsidiaries under principles of Austrian law.

A person granted the rights of information and control and that actually influences the management of any of our Austrian subsidiaries could, depending on the extent of such rights granted and the actual use of such rights, qualify as shadow director (faktischer Geschäftsführer). There is a risk that the trustee will qualify as a shadow director. A person qualifying as such could be liable for any acts made in connection with the management company (the shadow director in general has the same obligations and liability as a regular director appointed in accordance with applicable corporate law); in particular the shadow director could be liable towards the creditors of the company.

(g)  The trustee may be subject to administrative fines and other penalties due to Austrian banking law.

The Austrian Banking Act (Bankwesengesetz) enumerates certain banking activities. Companies may in general only conduct these activities on a commercial basis (gewerblich) if they have been granted a banking license by the Austrian supervisory authority. In addition, the Austrian Securities Supervision Act 2007 (Wertpapieraufsichtsgesetz 2007), enumerates certain activities which qualify as investment services and investment activities; such activities include the reception and transmission of orders in relation to one or more financial instruments, the portfolio management, investment advice, etc. Entities may in general only conduct such regulated activities on a commercial basis if they have either been granted a banking license or an investment service license by the Austrian supervisory authority.

Besides any entity licensed by the Austrian supervisory authority to conduct regulated activities within the meaning of the Banking Act and the Securities Supervisory Act also credit institutions or investment firms, respectively, authorized in a member state of the European Economic Area may conduct certain of the regulated activities in Austria. Any such entity may conduct the relevant activities in Austria either by the establishment of a branch office or by way of the freedom to provide services, insofar as such activities are authorized under the legal provisions of the Member State of incorporation and the relevant notification procedure in line with the European law directive 2006/48/EC or the European law directive 2004/39/EC, respectively, and the relevant local laws have been complied with. Accordingly, any entity which intends to conduct activities regulated by the Austrian Banking Act or the Securities Supervision Act in Austria or, from outside of Austria, into Austria on a commercial basis, requires a respective license or successful completion of EEA notification procedures. The conducting of such regulated activities in Austria without the necessary license or successful completion of EEA notification procedures can trigger in particular administrative fines and civil law sanctions. The Banking Act and the Securities Supervision Act, respectively, provide that whoever conducts such regulated activities in Austria without the necessary license shall be punished by the Austrian supervisory authority with monetary penalty of up to EUR 50,000.00 if it does not even qualify as a criminal offense. Furthermore, the laws provide that whoever conducts such regulated activities unlicensed shall not be entitled to any compensation connected with such activities (e.g. interests, commissions, fees, etc); sureties (Bürgschaften) and guarantees granted in connection therewith are ineffective. Furthermore, a civil law suits for unfair competition by competitors is possible. The transaction (agreement) itself, however, remains valid.

Austrian Stamp Duty

Under the Austrian Stamp Duty Act (Gebührengesetz), stamp duty is triggered upon the creation of a document (Urkunde; a term which has a technical meaning within the context of the Stamp Duty Act) on certain dutiable transactions enumerated in the Stamp Duty Act. Dutiable transactions include, e.g., lease agreements, sureties, assignments, mortgages. Stamp duty on loan and credit agreements has been abolished as of 1 January 2011.

According to the Austrian Stamp Duty Act, stamp duty on, e.g.,

(a)  sureties (Bürgschaft) amounts to 1% of the secured amount (a guarantee may be treated as a surety for stamp duty purposes if the guarantor under the guarantee does not explicitly waive all claims, remedies or defenses with respect to the underlying guaranteed transaction);

(b)  assignments amounts to 0.8% of the consideration for the assignment, or, in a case of an assignment for security (Sicherungszession), 0.8% of the secured amount however not more than the assigned receivables.

Dutiable transactions for security (in particular sureties, assignments, mortgages) may be exempt from stamp duty if such transaction (exclusively) secures claims under a loan or credit agreement (§ 20(5) of the Austrian Stamp Duty Act).

Basically, Austrian stamp duty is triggered if a document on a dutiable transaction is created in Austria.

Under certain circumstances, the creation of a document on a dutiable transaction outside of Austria may trigger stamp duty. In this case, stamp duty may generally be triggered if (i) the parties to the transaction are resident for stamp duty purposes in Austria (Austrian residence, place of habitual abode, seat, place of effective management or permanent establishment) and (ii) the transaction concerns an Austrian situated asset or a party to the transaction is entitled or obliged to performance under the transaction in Austria (§ 16(2)(1) of the Austrian Stamp Duty Act).

If the creation of a document outside of Austria did not trigger Austrian stamp duty, stamp duty may be triggered if the document (or a certified copy thereof) is imported into Austria and (i) the transaction concerns an Austrian situated asset or a party to the transaction is entitled or obliged to performance under the transaction in Austria, or (ii) a legally relevant action is taken in Austria based on the transaction or official use of the document (or a certified copy thereof) is made in Austria (§ 16(2)(2) of the Austrian Stamp Duty Act).

Austrian stamp duty may also be triggered by a document that refers to a dutiable transaction in a qualified manner (so called confirming document; rechtsbezeugende Urkunde). According to the Austrian Federal Ministry of Finance, a confirming document within the present context is constituted if the parties to and the nature of the transaction referred to may be derived from the document. Such document may (already) trigger Austrian stamp duty if signed by one of the parties and sent to the other party or its representative (or, in case of a transaction under which both parties are obliged to performance, a third party in order to furnish proof of the underlying transaction). Further, stamp duty may be triggered by a so called substitute document (Ersatzurkunde; e.g., a signed protocol on an orally agreed transaction) on a dutiable transaction or a document that incorporates by reference a document on a dutiable transaction.

If Austrian stamp duty is triggered, pursuant to the Stamp Duty Act generally the parties to the transaction are jointly and severally liable for the amount of Austrian stamp duty triggered. In case of a transaction under which only one party is obliged to performance, the party in whose interest the document was created is liable for the stamp duty (e.g., the creditor in case of a surety) (§ 28(1) of the Austrian Stamp Duty Act). In any case, the other party (as well as, if the competent tax office is not duly notified of the dutiable transaction, the persons who would be responsible for such notification) would be secondarily liable for the stamp duty triggered (§ 30 of the Austrian Stamp Duty Act). Agreements between the parties as to who shall bear stamp duty if triggered are not relevant for the tax authorities but may be honored by the tax authorities within their discretion.

If stamp duty was triggered and not duly paid or the competent tax office was not duly notified of a dutiable transaction, the competent tax office may, within its discretion, increase the amount of stamp duty due by up to 100 per cent, depending on whether the taxpayer could have recognized that stamp duty was triggered, the notification was made with slight or substantial delay, or provisions of the Stamp Duty Act have been infringed for the first time or repeatedly (§ 9(2) of the Austrian Stamp Duty Act).

Brazil

Some guarantors are incorporated in Brazil and any insolvency proceedings relating to such guarantors’ guarantees and any security interest would likely be based on Brazilian insolvency law.

New Bankruptcy Law

On February 9, 2005, the Brazilian Congress enacted Law No. 11,101, the new Brazilian Bankruptcy and Restructuring Law (“Law 11,101”), which governs judicial recovery, extrajudicial recovery and bankruptcy proceedings. Law 11,101 came into effect on June 10, 2005 and is applicable to private corporations (such as the Brazilian guarantors) in respect of civil, commercial, labour and tax matters.

Judicial Recovery

In order to request judicial recovery, a debtor must: (i) conduct its business in a regular manner for more than two years; (ii) not be bankrupt (or, in the event that the debtor has gone bankrupt in the past, then all of its obligations arising therefrom must have been declared extinguished by a judgment not subject to appeal); (iii) not have been granted judicial recovery or special judicial recovery within the five or eight years prior to its request, respectively; and (iv) not have been convicted (and not have a controlling partner or manager who has been condemned) for a bankruptcy crime. All credits existent at the time of the request for judicial recovery are subject to such procedure (including unmatured credits), except the claims of tax authorities, creditors acting as fiduciary owners of real estate or movable properties, lessors, owners or committed sellers of real estate, including for real estate developments, or owners under sale agreement with a title retention clause (paragraph 3 of article 49 of Law 11,101).

Judicial recovery can be implemented by means of one or more of the following transactions, amongst others: (i) the granting of special terms and conditions for the payment of the debtor’s obligations; (ii) spinoff, merger, transformation of the company, incorporation of a wholly-owned subsidiary or the assignment of quotas or shares; (iii) transfer of corporate control; (iv) partial or total replacement of the debtor’s management, as well as the granting to its creditors of the right to independently appoint management and of veto power; (v) capital increase; (vi) leasing of its goodwill; (vii) reduction of wages, compensation of hours and reduction of the workday, by means of collective bargaining; (viii) payment in kind or the renewal of the debtor’s debts; (ix) creation of a company composed of creditors; (x) partial sale of assets; (xi) equalization of the debtor’s financial charges; (xii) constitution of a usufruct on the company; (xiii) shared management of the company; (xiv) issuance of securities; and (xv) creation of a special purpose company for purposes of receiving the debtor’s assets.

Extrajudicial Recovery

Law 11,101 also created the extrajudicial recovery mechanism, by means of which the debtor who fulfills the requirements for judicial recovery (as explained in the preceding item) may propose and negotiate with its creditors an extrajudicial recovery plan, which must be submitted to a court for approval (following such approval, the plan will be considered an apt instrument for enforcement). Extrajudicial recovery is not applicable, however, to labor- or workplace accident-related credits, nor to those credits excluded from judicial recovery. In addition, the request for court approval of the extrajudicial recovery plan will not entail suspension of the rights, suits and enforcement proceedings of those creditors not subject to such plan, any of which will still be entitled to request the debtor’s bankruptcy.

Bankruptcy

According to Law 11,101, credits are classified in the context of a bankruptcy proceeding in the following, decreasing order of priority: (i) labor claims in general (limited to a maximum amount of 150 times the minimum Brazilian wage per creditor) and labor claims related to indemnification for workplace accidents; (ii) secured credits (limited to the value of the security); (iii) tax claims (except for tax fines); (iv) personal claims enjoying special privileges (as defined in other statutes); (v) personal claims enjoying general privileges (unsecured creditors who have provided goods or services to the debtor during its judicial recovery and creditors who are so defined in other statutes); (vi) unsecured debts (creditors not provided for in the preceding items, labor creditors whose credits exceed the 150-minimum wages limitation, and creditors whose credits exceed the amount of their respective guarantees); (vii) contractual fines and monetary fines arising from the disobedience of statutes; and (viii) subordinated debts (as provided for by law or in an agreement, and creditors who are partners or managers of the debtor company but not in the context of a labor relationship).

Law 11,101 establishes a limitation on the amount of the unpaid and protested note that entitles a creditor to request the bankruptcy of its debtor. Pursuant to the Law, any such note must be in an amount in excess of 40 times the minimum Brazilian wage for purposes of allowing the commencement of bankruptcy proceedings. Creditors may, however, get together and pool the amounts of their notes so as to reach the minimum amount required by law. Law 11,101 also extended (i) from 24 hours to ten days the time period during which the debtor may present its defense in connection with a request for its bankruptcy and (ii) from 60 to 90 days (counted from either the date of the bankruptcy petition, of the request for judicial recovery or from the date of the first protest of a note due to its non-payment by the company) the preference period (or legal term, as it is commonly known under Brazilian law) applicable in the context of a bankruptcy proceeding. Pledges, mortgages or other security constituted by the debtor during such legal term are not effective in the context of the bankruptcy process.

As a general rule, assets sold in the bankruptcy process are acquired free and clear of any encumbrances, and there will be no succession on the buyer’s part of any labor, indemnification for workplace accidents, social security or tax natured obligations. Any employees of the bankrupt company hired by the buyer will be so pursuant to new employment agreements.

Perfection of Security Interests

Under Brazilian law, the perfection of security interests over assets depends on certain registration requirements. Depending on the assets over which the security interest is to be created, the relevant security agreement (translated into Portuguese by a sworn translator, if executed in a foreign language) must be registered with the Registry of Titles and Deeds or with the Registry of Real Estate, as applicable. In addition, the perfection of security interests over certain assets may require additional formalities. This is the case for the perfection of security interests created over shares issued by a Brazilian company, which depends on the registration of the relevant liens in the company’s shares registration books, with the relevant shares registration agent (if that is the case) or in the company’s by-laws (in the case of limited liability companies).

Until such registrations occur, the security agreement is not binding against third parties. In the case of security interests which are required to be registered with the Registry of Titles and Deeds, if the relevant security agreement is registered within 20 days from its execution date, the security interest created thereby shall be deemed effective against third parties as of the date of execution of such security agreement.

British Virgin Islands

One of the guarantors is incorporated under the laws of the British Virgin Islands. In the event of insolvency, insolvency proceedings may, therefore, be initiated in the British Virgin Islands. British Virgin Islands law would then govern those proceedings. The insolvency laws of the British Virgin Islands may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions or even preclude your interests, including in respect of priority of creditors, the enforceability of securities, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

Insolvency Proceedings

The primary legislation governing bankruptcy and insolvency proceedings in the British Virgin Islands is the Insolvency Act 2003 (the “Insolvency Act”). The Insolvency Act provides for the appointment of a liquidator of an insolvent company by the British Virgin Islands court (the “BVI Court”) on the application of (i) the company, (ii) a creditor, (iii) a member, (iv) a supervisor of a creditor’s arrangement in respect of the company, (v) the British Virgin Islands Financial Services Commission or (vi) the British Virgin Islands Attorney General if (i) the company is insolvent, (ii) on just and equitable grounds or (iii) if it is in the public interest. Members may also appoint a liquidator of a company out of court. On the commencement of liquidation (i) a liquidator takes control of the assets of the company, (ii) the directors cease to have any powers except as permitted under the Insolvency Act or as authorized by the liquidator, (iii) unless the BVI Court orders otherwise, no proceedings and no exercise or enforcement of rights over assets may be commenced, (iv) unless the BVI Court orders otherwise, no share transfer may take place, (v) no member may change their status, (vi) no member may exercise any power under the constitutional documents except for the purposes of the Insolvency Act and (vii) no amendment to the constitutional documents may take place. Separate rules apply to the solvent liquidation of a company.

The priority of claims on liquidation is as follows: (i) costs and expenses of liquidation; (ii) preferential claims; (iii) other claims; (iv) interest on claims; and (v) distribution to members. However the costs and expenses of liquidation and preferential claims have priority over the claims of creditors in respect of assets that are subject to a floating charge.

There are no rehabilitative insolvency proceedings which may impose a moratorium on enforcement of security. Liquidation does not affect the right of a secured creditor to take possession of and realize or otherwise deal with assets of the company over which the creditor has a security interest. The laws of the British Virgin Islands recognise the private contractual rights of parties to prescribe circumstances in which a receiver /administrative receiver is appointed over the affairs of a BVI company. Administration provisions have been drafted into the Insolvency Act but are not yet in force.

Voidable Transactions

Under British Virgin Islands law, unfair preferences, transactions at an undervalue, voidable floating charges and extortionate credit transactions may be set aside in whole or in part or otherwise varied or amended by orders of the British Virgin Islands court when an insolvent party goes into liquidation or into administration. In each case the transaction must have been entered into within the relevant vulnerability period, being the period prior to the appointment of an administrator or liquidator (as applicable) and (except in the case of extortionate credit transactions) the transaction must either have been entered into at a time that the insolvent party was insolvent or have caused the insolvent party to become insolvent (determined on a cash flow basis).

An unfair preference is a transaction that has the effect of putting a creditor into a position which, in the event of the insolvent party going into insolvent liquidation, would be better than the position in which that creditor would have been vis-à-vis other creditors of the insolvent party if the transaction had not been entered into. An insolvent liquidation means a liquidation of a BVI company where the assets of such BVI company are insufficient to pay its liabilities and the expenses of the liquidation. A transaction is not an unfair preference if it took place in the ordinary course of the insolvent party’s business. The relevant vulnerability period is six months, except if the creditor is a “connected person”, in which case it is two years.

An undervalue transaction is a transaction where the insolvent party (i) makes a gift or otherwise receives no consideration for the transaction, or (ii) the value of the consideration that it receives in money or money’s worth is considerably less than the consideration provided by the insolvent party. A transaction is not an undervalue transaction if the insolvent party enters into the transaction in good faith and for the purposes of its business and if at the time it entered into the transaction there were reasonable grounds for believing that the transaction would benefit the insolvent party. The relevant vulnerability period is six months, except if the creditor is a connected person, in which case it is two years.

A floating charge may be set aside if there was no consideration at the time of or subsequent to the creation of the charge. The relevant vulnerability period is six months, except if the creditor is a connected person, in which case it is two years.

An extortionate credit transaction is a transaction for or involving the provision of credit and, having regard to the risk accepted by the person giving credit, (a) the terms of such credit extension are such as to require grossly exorbitant payments to be made (either unconditionally or in certain contingencies) or (b) the transaction otherwise grossly contravenes ordinary principles of fair trading. The relevant vulnerability period is five years.

In addition, any conveyance made by any person with intent to defraud creditors is voidable at the instance of the person thereby prejudiced under British Virgin Islands law. It is not a requirement that the relevant transaction was entered into at the time when one party was insolvent or became insolvent as a result of the transaction. It is not a requirement that the transferring party subsequently went into liquidation or administration. However, no conveyance entered into for valuable consideration and in good faith to a person who did not have notice of the intention to defraud may be impugned.

Canada

Some of the guarantors are organized under the laws of Canada. In the event of insolvency of any of the Canadian guarantors, insolvency proceedings may be initiated in Canada. Canadian law would govern those proceedings (subject to laws or protocols that may be applicable to international insolvencies if proceedings also occur in other jurisdictions in respect of those guarantors). The insolvency laws of Canada may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions, including in respect of priority of creditors, the ability to obtain post-filing interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

In Canada, there are two primary federal statutes that govern bankruptcy, insolvency and restructuring proceedings of insolvent debtors. The Bankruptcy and Insolvency Act (the “BIA”) contains provisions for the liquidation of bankrupt persons (in a manner loosely akin, in substance, to U.S. Chapter 7 proceedings, although there are important distinctions) and for the restructuring of insolvent debtors (in a manner loosely akin, in substance, to U.S. Chapter 11 proceedings, although there are important distinctions). Similar to bankruptcy proceedings in the U.S., a corporate debtor may be petitioned into bankruptcy by a creditor (i.e., involuntary proceedings) or apply or file for bankruptcy or reorganization (i.e., voluntary proceedings). In addition to the BIA, relief is also available under the Companies’ Creditors Arrangement Act (“CCAA”), which is a restructuring statute that operates in a manner loosely akin, in substance, to U.S. Chapter 11 proceedings (although there are important distinctions). CCAA proceedings are only available to insolvent debtor companies having debts in excess, together with its affiliates, of CDN$5 million (or such other amount prescribed by regulation under the CCAA). Insolvency proceedings in Canada, whether under the BIA or the CCAA, are court-supervised.

Upon the bankruptcy of a debtor corporation, whether voluntarily or upon the application of a creditor, the BIA imposes a stay of any action, execution or other proceeding by unsecured creditors in respect of the debtor. Creditors may obtain leave of the applicable court to lift the stay in certain circumstances. Upon becoming bankrupt, whether voluntarily or involuntarily, all of a debtor’s assets (subject to very limited exceptions) vest in a trustee in bankruptcy (subject to the rights of secured creditors with validly perfected security interests), at which point the debtor no longer has any ability to deal with those assets. The trustee typically proceeds to liquidate the assets and distribute the proceeds of the assets in accordance with the provisions of the BIA.

The BIA sets out the priority scheme for the payment of claims against a bankrupt debtor, which priority scheme takes precedence over any operative priority scheme outside of bankruptcy such as, for example, priority schemes in provincial statutes that create statutory liens or trusts that purport to elevate the priority of some creditor claims over secured and unsecured claims. Subject to certain statutory priority claims enumerated in the BIA (including, without limitation, a “super priority” charge under the BIA against a debtor’s current assets for employee wages of up to CDN$2,000 per employee) and true trust claims, secured creditors have the right to look first to the assets charged by their validly perfected security for payment. Thereafter, the BIA provides a list of preferred creditors who recover their debts in priority to the general body of unsecured creditors. Preferred claims are paid in full, in order of their ranking, before any payments to lower ranking preferred creditors or general unsecured creditors. All other claims will be considered general unsecured claims and rank pari passu. If there is any surplus after payment to the unsecured creditors, the balance will be used to pay interest from the date of the bankruptcy at 5% per annum on all claims proved in the bankruptcy according to their priority. Any remaining amount would then be available for shareholders.

In the present instance, the proceeds resulting from the realization of the estate of an insolvent Canadian debtor that has guaranteed the notes may not be sufficient to satisfy secured claims or your deficiency claims as unsecured creditors under the guarantees granted by such Canadian guarantor after its prior-ranking secured creditors and other claims that rank in priority to claims of holders of notes have been satisfied.

Corporate restructurings in Canada may be implemented under either the BIA or the CCAA, with the latter being more commonly used by larger corporations. In either case, a broad stay of creditors’ rights and enforcement proceedings is generally implemented. Under this court-ordered protection, the debtor can formulate a restructuring proposal or plan, or conduct a going-concern sale or, in some circumstances, an orderly liquidation and distribute the proceeds derived from the sale or liquidation to the creditors in accordance with the priority of their claims. In the event of a restructuring proposal or plan under either the BIA or the CCAA, a double majority of the creditors (i.e., a simple majority in number having two-thirds in value of the claims voting on such proposal or claim) present and voting either in person or by proxy at a meeting of creditors for each designated class must approve the proposal or plan, and the proposal or plan must be sanctioned by the court. In the event of a liquidation under the CCAA, proceeds are generally distributed in accordance with the priority established by statute and the court (which may differ in some respects from those in a bankruptcy under the BIA). Issues may arise as to the applicable priorities which govern the distribution of such proceeds. There are conflicting decisions regarding the priority of secured creditor claims over certain pension obligations (specifically, the priority that should be afforded to actuarial deficiencies in a defined pension benefit plan) which are expected to be resolved by the decision of the Supreme Court of Canada in a case heard on June 5, 2012. The court may also authorize the creation of priority charges ranking ahead of other creditors, including claims of holders of secured notes, in both CCAA and BIA restructurings (for example, for DIP financings, directors’ and officers’ indemnification and administration costs).

In the present instance, the proposed treatment of unsecured creditors under the guarantees granted by the Canadian guarantors in a restructuring proposal or plan is generally at the discretion of the Canadian guarantors, subject to the rights of creditors affected by the proposal or plan to vote on such proposal or plan and subject to sanction by the court, which may be opposed by an affected creditor.

Where a debtor deals with its property in a manner that prejudices its creditors (particularly where such debtor is or becomes thereafter insolvent), such transactions by the debtor may be subject to challenge by creditors and the scrutiny of the court. Under Canadian federal and provincial law, there are a number of statutory remedies to challenge or avoid such transactions. Where a transaction subject to review is held to be contrary to Canadian law, the transaction can be voided or subject to a variety of other remedies. Should the Canadian guarantors become insolvent within applicable time periods, the granting of the guarantees could be subject to challenge and the guarantees voided, and any amounts obtained under the guarantee that is voided would have to be repaid. Should the holders of the notes be repaid or otherwise recover from the Canadian guarantors at a time when such guarantors are insolvent, or if the Canadian guarantors thereafter become insolvent within applicable time periods, the repayment or recovery may be subject to challenge. Remedies are available under both the BIA and the CCAA.

England and Wales

Certain of the guarantors are incorporated under the laws of England and Wales (each an “English Guarantor”). Assuming that the English courts determine that the English Guarantors have their “centre of main interests” in England within the meaning of Council Regulation (EC) No 1346/2000 of May 29, 2000 on Insolvency Proceedings (the “EU Insolvency Regulation”), and therefore determine that those entities are eligible to commence insolvency proceedings in England, any such proceedings would constitute “main insolvency proceedings” under article 3(1) of the EU Insolvency Regulation and English law would apply to such main insolvency proceedings, subject to particular exceptions set out in the EU Insolvency Regulation.

The lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes have the benefit of security interests, expressed in the relevant security documents to include fixed and floating charges, from each English Guarantor on a senior basis. The senior notes do not have the benefit of such security interests (although they do have the benefit of guarantees on a pari passu basis with the guarantees of the senior secured notes and certain other indebtedness of the English Guarantors). The security interests held by the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes include a qualifying floating charge over substantially the whole of the assets of each English Guarantor (a “Qualifying Floating Charge”).

Fixed charges attach immediately to the charged assets whereas a floating charge will not attach to the relevant charged assets until such time as the floating charge crystallizes. The key characteristic of a fixed charge security is that it gives the lender control over the charged asset. There is a risk of recharacterization of a fixed charge to a floating charge or vice versa. Such recharacterization will depend on various factors including the degree of control the chargee has over the ability of the relevant English Guarantor to deal with the relevant assets and the proceeds therefrom and whether such control is exercised by the chargee in practice. The less restrictions placed on the relevant English Guarantor’s ability to deal with the asset the more likely it is to be classified as a floating charge regardless of how the charge is described in any documentation. There are a number of ways in which fixed charge security has an advantage over floating charge security, certain of these advantages being that: (a) general costs and expenses (including the liquidator’s remuneration) properly incurred in a winding-up are payable out of the company’s assets including the assets subject to a floating charge in priority of satisfaction of the floating charge (where there are insufficient unsecured asset realizations available to meet expenses of the liquidation, an administrator appointed to a charging company can convert floating charge assets to cash and use such cash, or use cash subject to a floating charge, to meet such administration expenses). In addition, where an administrator vacates office, any outstanding liabilities incurred by such administrator on behalf of the company during his term in office are payable in priority to such administrator’s remuneration and expenses and in priority to satisfaction of any floating charge and in addition such remuneration and expenses are payable in priority to any satisfaction of floating charges; (b) a fixed charge, even if created after the date of a floating charge, may have priority as against the floating charge over the charged assets; (c) until the floating charge security crystallizes, a company is entitled to deal with assets that are subject to floating charge security, meaning that such assets can be effectively disposed of by the charging company so as to give a third party good title to the assets free of the floating charge and so as to give rise to the risk of security being granted over such assets in priority to the floating charge security; (d) floating charge security is subject to the claims of preferential creditors (as further described below); (e) in certain circumstances a percentage of the floating charge assets must be ring-fenced for payment to unsecured creditors; and (f) floating charge security is subject to certain additional challenges under English insolvency law to those to which a fixed charge is subject (as described below).

Generally, unsecured creditors of an English Guarantor (such as the holders of the senior notes) have a right to make an application to court to appoint an administrator in certain circumstances, though the holder of a Qualifying Floating Charge (such as the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes) would have the right to intervene and nominate its chosen administrator in such circumstances. A creditor that holds a Qualifying Floating Charge as well as the company or its directors is entitled to appoint an administrator in an out of court procedure. As a result of their Qualifying Floating Charge, the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes, subject to the intercreditor agreements, may be able to appoint an administrator in respect of an English Guarantor in an out of court procedure by way of notice, following which papers documenting the appointment will be filed with the court, although in practice the directors of the company may make the appointment of an administrator with the agreement of the holder of the Qualifying Floating Charge as the holder would otherwise be required to file a statutory declaration with the court stating that the charge is enforceable. The holders of the senior notes do not benefit from any such security interest and therefore will not be entitled to commence an administration out of court and will not be given prior notice of the making of, or an intention to make, an administration order.

Once an administration order is made, the rights of the holders of the notes may be limited and will be subject to the principles set out in the following paragraphs resulting from the application of English insolvency laws.

Once appointed, an administrator would manage the affairs, business and property of the company as its agent and would be empowered in certain circumstances to dispose of the assets of the company. In so acting it must perform its functions with the objective of: (a) rescuing the company as a going concern; (b) achieving a better result for the company’s creditors as a whole than would be likely if the company were wound up (without first going into administration); or (c) realizing property in order to make a distribution to one or more secured or preferential creditors. The administrator must perform his functions in the interests of the company’s creditors as a whole. The administrator may only perform its functions in pursuit of the objective stated in (b) if, in his opinion, it is either not reasonably practicable to rescue the company, or the objectives described in (b) would achieve a better result for the company’s creditors as a whole. He may only perform his functions in pursuit of the objective stated in (c) if he believes that it is not reasonably practicable to achieve the objectives stated in (a) or (b) and to do so would not unnecessarily harm the interests of the creditors of the company as a whole. During the administration, in general, no proceedings or other legal process may be commenced or continued against the debtor, or security enforced over the debtor’s property, except with the permission of the court or consent of the administrator. A court will apply discretionary factors in determining any application for permission, in light of the statutory objectives of administration set out above. If an English Guarantor were to enter into administration proceedings, it is possible that the security granted by it or the guarantee granted by it may not be enforced while it is in administration.

Under English insolvency law, in the event of a winding up in respect of a guarantor at the end of administration, receivership or liquidation (each a “Relevant Insolvency Procedure”), if such guarantor has provided floating charge security, any net proceeds of the property subject to such floating charge security will only be paid to discharge amounts owed to the holder of the floating charge after payment of (in the following order): (i) the expenses of the insolvency office-holder appointed under the Relevant Insolvency Procedure; (ii) to the extent applicable, certain preferential debts which are entitled to priority in respect of floating charge security realizations under English law, such as occupational pension scheme contributions and salaries owed to employees (up to prescribed statutory caps); and (iii) subject to certain exceptions, a “prescribed part” of the net property subject to the floating charge reserved for unsecured creditors. The prescribed part currently amounts to the aggregate of (i) 50% of the first £10,000 of the net property subject to the floating charge and (ii) 20% thereafter, subject however to a maximum aggregate amount of £600,000.

Any interest accruing under or in respect of amounts due under a guarantee to which an English Guarantor is a party in respect of any period after the commencement of liquidation proceedings would only be recoverable by holders of the notes or the trustee, as applicable, from any surplus remaining after payment of all other debts proved in the proceedings and accrued and unpaid interest up to the date of the commencement of the proceedings.

A liquidator or administrator of an English Guarantor could apply to the court for an order to rescind the guarantee or security (as applicable) and otherwise restore the position to what it would have been had the relevant company not entered into such guarantee or security (as applicable) if the liquidator or administrator believes the issuance of that guarantee or security (as applicable) constituted a transaction at an undervalue. A transaction is at an undervalue if a company makes a gift to a person or enters into a transaction on terms where the company receives no consideration or consideration which, in money or money’s worth, is significantly less than the value, in money or money’s worth, of the consideration provided by the company. In order to constitute a transaction at an undervalue, the transaction must have been entered into during the period of two years before the commencement of winding up or, depending on how the company enters administration, (i) the date on which the application for administration is made, (ii) the date on which a notice of intention to appoint an administrator is filed at court, or (if neither (i) or (ii) apply) the date on which the appointment of an administrator takes effect. Furthermore, the company must have been unable to pay its debts on a cash flow or balance sheet test basis at the time it entered into the transaction or have become unable to pay its debts as a result of entering into such transaction. Under English insolvency law, there is a presumption of insolvency if the parties to the transaction are connected; for instance, if the transaction is an intra-group transaction. It is a defense if the company entered into the transaction in good faith for the purposes of carrying on its business and, at the time it did so, there were reasonable grounds for believing the transaction would benefit the company. There can be no assurance that the provision of such guarantees or security (as applicable) will not be challenged by a liquidator or administrator as a transaction at an undervalue.

Where it can be shown that a transaction, such as a guarantee or the provision of security, was at an undervalue and was made for the purpose of defeating the claims of an existing or putative creditor, e.g., by putting assets beyond the reach of a person who is making, or may at some time make, a claim against a company, or otherwise prejudicing the interests of such person in relation to such a claim, the transaction may be set aside by the court as a transaction defrauding creditors. This provision of English law may, in certain circumstances, be used by any person who claims to be a victim of the transaction and is not therefore limited to liquidators or administrators. English insolvency legislation does not provide a statutory time limit within which a claim that a transaction defrauding creditors must be brought and the company need not be insolvent at the time of the transaction or as a result of entering into the transaction. To the extent that a court were to find that a guarantee or the provision of security constituted a transaction defrauding creditors, the court may make such orders as it thinks fit to restore the position to what it would have been if the transaction had not been entered into and to protect the interests of persons who are victims of the transaction, which could include releasing the guarantee or security.

If the liquidator or administrator can show that a company has given a “preference” to any person within six months of the onset of insolvency, i.e., the commencement of the winding up or the appointment of an administrator (or two years of the onset of insolvency if the preference is to a connected person other than by reason only of being its employee) and, at the time of the preference, the company was unable to pay its debts at the time of the transaction or became unable as a result of the transaction, a court has the power, among other things, to void the transaction. For these purposes, a company gives a preference to a person if that person is one of the company’s creditors (or a surety or guarantor for any of the company’s debts or liabilities) and the company does anything or suffers anything to be done that has the effect of putting that person into a position which, in the event of the company going into insolvent liquidation, would be better than the position that person would have been in if the thing had not been done. The court may not make an order voiding a preferential transaction unless it is satisfied that the company was influenced by a desire to do anything or suffer anything to be done to put that person in a better position. There is a presumption of such influence if the parties are connected (otherwise than by reason only of being its employee). If a court finds that the guarantees or the security are preferences, the court has very wide powers for restoring the position to what it would have been if that preference had not been given, which could include reducing payments under the guarantees or security (although there is protection for a third party who enters into such a transaction in good faith and for value).

Except in respect of a floating charge that constitutes a financial collateral arrangement, if a company grants a floating charge over its assets to any person within 12 months of the onset of insolvency (i.e., the commencement of the winding up or the appointment of an administrator) and, at the time the floating charge was created, the company was unable to pay its debts or becomes unable to pay its debts as a consequence of the charge, the charge is invalid except to the extent of the aggregate of the value of the consideration provided to the company for the charge at the same time as, or after, the creation of the charge consisting of money paid or goods or services supplied, or consisting of the discharge or reduction of any of the company’s debts (or interest on any of the foregoing). Where the floating charge was created in favour of a person connected with the company, the charge is invalid if made up to two years prior to the onset of insolvency, and it not being necessary to show that the company was unable to pay its debts at the time or became unable to pay its debts as a result.

If an English Guarantor were to go into administration under English law, the rights of the holders of the notes or the trustee, as applicable, to enforce any applicable security or guarantee or to otherwise institute any legal proceedings against that English Guarantor would be restricted. There is a general moratorium on the enforcement of security, guarantees and other legal process where a company is in administration. No step may be taken by any person to enforce security over a company’s property in such circumstances without the consent of the administrator or the permission of the court. However, this would not apply to a secured creditor of a company who holds a security interest that constitutes “financial collateral” and/or where the obligations of a secured creditor constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)). Furthermore, prior to the appointment of an administrator, an interim moratorium will automatically arise once an application to court to appoint an administrator has been lodged or notice of an intention to make an appointment out of court has been given. To the extent that a guarantor is a “small company” under s.382 of the Companies Act 2006, it may also be eligible for a moratorium if implementing a company voluntary arrangement.

The making of a winding-up order or the appointment of a provisional liquidator in respect of an English Guarantor would also have the effect of initiating a moratorium upon actions or proceedings against that English Guarantor. However, this moratorium would not extend to the secured creditors of that English Guarantor and as such the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes, subject to the intercreditor agreements, would (unlike in administration) therefore be able to enforce their security interests granted on a senior basis. If realizations from the enforcement of the security exceed the value of their debt, the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes would be required to pay the balance over to the liquidator and the balance will form part of the assets of the company to be distributed by the liquidator. To the extent that the security realised does not cover the whole of the debt, the lenders under the Senior Secured Credit Facilities and the holders of the senior secured notes would be required to prove for the unsecured balance of the debt alongside unsecured creditors (including the holders of the senior notes).

An administrator may dispose of or take any action in respect of any property of an English Guarantor subject to a floating charge as if it were not subject to the charge, although the floating charge holder shall have the same priority in respect of acquired property (i.e., property which directly or indirectly represents the property disposed of) as it had in respect of the disposed property. The administrator may also dispose of the property which is the subject of a fixed charge, subject to making an application to court and the court finding that the disposal of the property would be likely to promote the purpose of the administration.

In addition, subject to certain exceptions in relation to any “security financial collateral arrangement” (as defined above), under English insolvency law any debt incurred or payable in a currency other than pounds sterling (such as dollars or euros, as the case may be, in the case of the notes) must be converted into pounds sterling at the “official exchange rate” prevailing at the date when the debtor went into liquidation or the date when the debtor went into administration or, if the liquidation was immediately preceded by an administration, the date the debtor entered the administration or, if the administration was immediately preceded by a winding up, on the date the company went into liquidation. Any debt payable in a foreign currency may also be converted by an English administrator when making a distribution to creditors during an administration. This provision overrides any agreement between the parties. The “official exchange rate” for these purposes is the middle market rate on the London Foreign Exchange Market as published for the date in question or, if no such rate is published, such rate as the court determines. Accordingly, in the event that an English Guarantor goes into liquidation or administration, holders of the notes may be subject to exchange rate risk from the date that such English Guarantor goes into liquidation or administration thereby affecting the receipt of amounts to which such holders of the notes may become entitled.

Germany

Some of the guarantors are organized under the laws of Germany. In the event of insolvency, insolvency proceedings may, therefore, be initiated in Germany. German law would then govern those proceedings. The insolvency laws of Germany may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions or even preclude your interests, including in respect of priority of creditors, the enforceability of securities, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

Under German insolvency law, insolvency proceedings can be initiated either by the debtor or by a creditor in the event of over-indebtedness (Überschuldung) of the debtor (i.e., where its liabilities exceed the value of its assets) or in the event that the debtor is unable to pay its debts as and when they fall due

(Zahlungsunfähigkeit). Please note that until December 31, 2013 insolvency proceedings cannot be based on over-indebtedness if the debtor’s business is predominantly likely to continue as a going concern (positive Fortführungsprognose). In addition, the debtor can file for insolvency proceedings if it is imminently at risk of being unable to pay its debts as and when they fall due (drohende Zahlungsunfähigkeit). The insolvency proceedings are court controlled, and upon receipt of the insolvency petition, the insolvency court may take preliminary measures to secure the property of the debtor (Sicherungsmaßnahmen) by, for example, appointing a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) and enjoining the debtor from disposing of its assets (Verfügungsverbot) or ordering the debtor not to dispose of its assets without the preliminary insolvency administrator’s consent. Furthermore, the court may prohibit or suspend any measures taken to enforce individual claims against the debtor’s assets during these preliminary proceedings. Upon an admissible insolvency petition, the court orders the opening of insolvency proceedings if a reason to open insolvency proceedings (i.e., over-indebtedness, illiquidity or, in case of an application filed by the debtor, impending illiquidity) exists and if there are sufficient assets to cover at least the cost of the insolvency proceedings. The court appoints an insolvency administrator (Insolvenzverwalter) who, once the main insolvency proceedings have been opened, has full administrative and disposal authority over the insolvency estate (Insolvenzmasse), i.e., the debtor’s assets.

Generally, the opening of (preliminary) insolvency proceedings may affect the enforceability of guarantees or security provided to you. Individual Enforcement Actions with respect to the guarantee claims are subject to an automatic stay upon the opening of insolvency proceedings. Even creditors who have a right to segregate an asset from the insolvency estate (Aussonderungsrecht) may be restrained from regaining possession of the relevant asset if the court orders that it is required for the continuation of the debtor’s business. Once insolvency proceedings have been opened, all creditors, whether secured or unsecured (unless they have a right to segregate an asset from the insolvency estate), wishing to assert claims against the debtor need to participate in the insolvency proceedings. Any security acquired by virtue of enforcement during the last month prior to the filing of the insolvency petition or after that date will become invalid by operation of law when the insolvency proceedings are opened.

Generally, secured creditors are entitled to separate or preferred satisfaction in German insolvency proceedings. Unsecured Note Guarantees will be effectively subordinated to any Secured Indebtedness of any German guarantor to the extent of the value of the assets of such German guarantor securing Secured Indebtedness.

The process of enforcing the security granted by the debtor depends on the type of that security. If the insolvency administrator is in possession of a movable asset which is subject to separate satisfaction, he may realize the asset. The same is true when the claims have been assigned by the debtor for security purposes (Sicherungsabtretung). In this case the realization proceeds less certain contributory charges for (i) assessing the value of the secured assets (Kosten der Feststellung) (4% of the relevant proceeds) and (ii) realizing the secured assets (Kosten der Verwertung) (usually 5% of the relevant proceeds), in each case, including any such taxes (such as VAT) accruing thereon, are paid to the creditor holding a security interest in the relevant collateral up to an amount equal to its secured claims. The contributory charges will become part of the insolvency estate.

If the secured creditor has possession of a movable asset subject to separate satisfaction, he may realize the asset himself. The same is true for account pledges (Kontoverpfändungen), share pledges (Anteilsverpfändungen) or mortgages (Hypotheken). In this case, the insolvency estate is generally not entitled to participate in the proceeds. However, in preliminary insolvency proceedings (vorläufiges Insolvenzverfahren) only, even if the secured creditor may have the right to realize security provided by the debtor, the insolvency court may still be entitled to restrain the creditor in exercising these rights under certain conditions. The surplus of the enforcement of a security right (if any) will become part of the insolvency estate.

After the complete termination and satisfaction of claims against the insolvency estate (comprising amongst others the costs of the insolvency proceedings) the insolvency estate (including the contributory charges and the surplus of an enforcement of security rights mentioned above) will be distributed among the unsecured creditors who are satisfied on a pro rata basis only. If the proceeds from the realization of security rights falls short of the secured claims, the delta may be filed as an unsecured insolvency creditor’s claim. The proceeds resulting from the realization of the insolvency estate of the debtor may not be sufficient to satisfy unsecured creditors under the guarantees granted by any German guarantor after the secured creditors have been satisfied.

Enforcement and distribution of proceeds different from the one outlined above can be proposed in an insolvency plan (Insolvenzplan) that can be submitted by the debtor or the insolvency administrator. Among other things, each class of creditors, and if their rights are affected by the insolvency plan, the class of the debtor’s shareholders, has to consent to such plan in accordance with specific majority rules. Furthermore, the insolvency plan requires approval of the insolvency court.

Under German insolvency law, an insolvency administrator may under certain circumstances avoid (anfechten) any transaction, including the repayment of debt and the granting of security or a guarantee, which was entered into prior to the commencement of insolvency proceedings and which discriminates against creditors.

The insolvency administrator’s right to avoid transactions can, depending on the circumstances, extend to transactions entered into during a ten-year period prior to the petition for the commencement of insolvency proceedings. The most critical hardening period is the last three months prior to the filing of an insolvency petition. During this period a transaction may be voidable as (i) a congruent correspondence (kongruente Deckung), (ii) an incongruent correspondence (inkongruente Deckung) or (iii) a directly detrimental transaction (unmittelbar nachteilige Rechtshandlung). A repayment of debt, for example, may constitute a congruent correspondence and is voidable if at the time of the repayment the debtor was unable to pay its debts (zahlungsunfähig) and the recipient of the payment was aware of such inability or of circumstances strongly suggesting that debtor was illiquid. Prior to the three-month hardening period, a transaction may be avoided by the insolvency administrator if it constitutes (i) an intentional discrimination (vorsätzliche Benachteiligung) of the creditors and was executed within ten years prior to the filing of an insolvency petition or (ii) a performance without consideration (unentgeltliche Leistung) and was executed within four years prior to the filing of an insolvency petition. A German court might consider the granting of security or a guarantee by a subsidiary to its parent company as performance without consideration. The insolvency administrator may also avoid a transaction by which a debtor grants security for (hardening period of ten years) or discharges a shareholder’s claim for repayment (hardening period of one year) of a shareholder loan.

In addition, as long as no insolvency proceedings are instituted, a creditor who has obtained an enforcement order has the right to challenge certain transactions, such as the payment of debt or the granting of security or a guarantee, pursuant to the German Code on Avoidance (Anfechtungsgesetz). In the event such a transaction was successfully avoided, the holders of the notes would be under an obligation to repay the amounts received or to waive the guarantee or security.

The above principles of avoidance apply, in particular, to the guarantees or collateral granted by the German guarantors. In the case of such avoidance of a guarantee or security provided by a German guarantor, you would not have any claim in respect of the respective guarantee and any amounts obtained under the guarantee that are avoided would have to be repaid. The German principles on avoidance may therefore limit your ability to recover payments due on the guarantees.

Under German law there is no substantive consolidation of the assets and liabilities of a group of companies in the event of insolvency. Therefore, each insolvent company will be liquidated on a stand-alone basis and individual insolvency proceedings with potentially different insolvency administrators will be initiated.

Restrictions on Enforcement Reflecting German Corporate Law.

The enforcement of guarantees and security interests provided by our German subsidiaries incorporated as a GmbH or GmbH & Co. KG will be limited by language reflecting the capital maintenance rules imposed by German corporate law, which prohibit the direct or indirect repayment of a German limited liability company’s stated share capital to its direct or indirect shareholders (including payments pursuant to guarantees in favor of the debts of such shareholders). Payments under the guarantees and/or enforcement of security interests will be limited if, and to the extent, such payments/enforcements would cause a German subsidiary’s net assets to fall below the amount of its stated share capital or would further increase an existing shortfall, in each case in violation of Section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

The net assets of each of our German subsidiaries incorporated as a GmbH or, in case of a GmbH & Co. KG, its general partner (Komplementär) are measured at the time of enforcement of the guarantee or security, as the case may be, after taking into account, among other things, the direct debt and other obligations of the relevant German subsidiary incorporated as a GmbH or, in case of a GmbH & Co. KG, its general partner (Komplementär). Because our German subsidiaries are also guarantors of or security providers in respect of all obligations under the Senior Indebtedness and will also owe other obligations, we cannot assure you that the excess of the net assets of each German subsidiary incorporated as a GmbH, or in the case of a GmbH & Co. KG, its general partner (Komplementär) over its stated share capital will be adequate to cover any or all of the amounts outstanding under any guarantee provided by the relevant German subsidiary or the obligations secured by the security granted by the relevant German subsidiary.

German capital maintenance rules are subject to ongoing court decisions. We cannot assure you that future court rulings may not further limit the access of shareholders to assets of their subsidiaries constituted in the form of a limited liability company or of a limited partnership, the general partner or general partners of which is, or are, a limited liability company, which can negatively affect our ability to make payment on the notes or of the subsidiaries to make payments on the guarantees.

Section 278 para. 3 in connection with Section 57 paras. 1 and 3 of the German Stock Corporation Act (Aktiengesetz, AktG) prohibits the granting of distributions and other benefits by a partnership limited by shares (Kommanditgesellschaft auf Aktien) to its shareholders, with the exception of the distribution of the balance sheet profit (Bilanzgewinn). Benefits such as guarantees and security granted in violation of this prohibition are void and unenforceable. However, Section 278 para 3 in connection with Sections 57 para 1 and 291 para 3 of the German Stock Corporation Act expressly stipulates that this prohibition is not applicable to benefits granted while a domination agreement (Beherrschungsvertrag) or profit transfer agreement (Gewinnabführungsvertrag) exists between the partnership limited by shares and the shareholder on whose instructions the benefit is granted. Nonetheless, it is still conceivable that the granting of guarantees and/or security by SIG Euro Holding AG & Co. KGaA and by affiliated companies (especially subsidiaries) of SIG Euro Holding AG & Co. KGaA to secure liabilities of its direct or indirect shareholders could violate Section 278 para 3 in connection with Section 57 paras 1 and 3 of the German Stock Corporation Act and thus be void and unenforceable, if the instructions given to SIG Euro Holding AG & Co. KGaA by its shareholders to grant such guarantees and/or security constituted an unjustified and extreme infringement of SIG Euro Holding AG & Co. KGaA’s own corporate interests and thus do not fall within the scope of benefits granted on the basis of legitimate instructions.

Section 278 para 3 in connection with Section 71a of the German Stock Corporation Act provides that the granting of guarantees and/or security by a partnership limited by shares which serve the purpose of supporting the acquisition of shares in such partnership limited by shares is prohibited. However, Section 278 para 3 in connection with Section 71a para 1 of the German Stock Corporation Act expressly stipulates that this prohibition is not applicable to guarantees and/or security granted while a domination agreement or profit transfer agreement exists between the partnership limited by shares and the entity on whose instructions the guarantee and/or security is granted. Nonetheless, it is still conceivable that the granting of guarantees and/or security by SIG Euro Holding AG & Co. KGaA and by affiliated companies (especially subsidiaries) of SIG Euro Holding AG & Co. KGaA to support the acquisition of shares in such partnership limited by shares could violate Section 278 para 3 in connection with Section 71a of the German Stock Corporation Act, in which case such guarantees and security would be void and unenforceable or subject to a redemption claim against the beneficiary, if the instructions given to SIG Euro Holding AG & Co. KGaA by the dominating entities to grant such guarantees and/or security constituted an unjustified and extreme infringement of SIG Euro Holding AG & Co. KGaA’s own corporate interests and thus do not fall within the scope of benefits granted on the basis of legitimate instructions.

Recognition of the Laws of New York in German Proceedings

Although the choice of the laws of New York to govern the guarantees would be recognized by the competent courts of the Federal Republic of Germany, in case of a dispute before a German court, the German court would only recognize the substantive laws of New York and would apply the laws of the Federal Republic of Germany with respect to procedural matters. Further, a German court may refuse to apply and/or to enforce provisions governed by the laws of New York (as they apply to the guarantees) if the respective provision is contrary to the German ordre public (public policy) or compulsory provisions under German law or if the law of another jurisdiction must be applied regardless of the chosen law. In addition, if a German court finds that the facts of the case have only been connected with a jurisdiction other than New York at the time of the choice of law, the court may still apply those provisions which cannot be derogated by contract according to the laws of that jurisdiction. Finally, a German court may not recognize the choice of laws of New York if, or to the extent it is determined that, the choice of laws of New York was made to evade mandatory provisions or public policy considerations of the laws of another jurisdiction.

Release of Security Interests Governed by German Law.

If the realizable value of the security package at any date after entering into the German law security documents permanently and not just temporarily exceeds 110% of the amount of the secured obligations, such excessive part of the security must, on request of the respective security provider, be released, which would not affect the validity or enforceability of the remaining security. A security provider will be deemed to have a claim for release of the excess security even if the relevant documents do not expressively provide for release provisions. For practical purposes, such claim is commonly triggered if the market value of the encumbered assets exceeds the amount of the secured obligations by 50%.

Other Local Law Considerations

The beneficial owners of the senior secured notes from time to time will not be party to any of the security documents. Therefore, in Germany, there are risks regarding the enforceability of the security interests granted by the note guarantors in favor of the noteholders. In order to mitigate the risk, the collateral agent will enter into an abstract acknowledgement of indebtedness agreement and a parallel debt undertaking pursuant to which the collateral agent will become the holder of the secured claims equal to the principal amount of the notes plus certain other amounts for the benefit of the trustee and the holders of the notes. Accordingly, the rights of the holders will not be directly secured by the pledges of the collateral, but through this parallel claim. This parallel claim will be acknowledged by the applicable grantor by way of an abstract acknowledgement of indebtedness or a parallel debt undertaking to the collateral agent. The abstract acknowledgement of debt and parallel debt undertaking secures the notes and the collateral secures claims under the abstract acknowledgement of debt and parallel debt undertaking. There is uncertainty as to the enforceability of this procedure in Germany. This procedure has not yet been tested under German law, and we cannot assure you that it will eliminate or mitigate the risk of unenforceability posed by German law.

In order to create valid security interests over assets expressed to be subject to security interests under German law:

•	the relevant company must be notified of the pledges over shares and partnership interests;

•	pledges over the shares in SIG Euro Holding AG & Co. KGaA require delivery of the share certificates to the collateral agent;

•	the relevant account bank must be notified of the pledges over bank accounts;

•	the notification/consent of the relevant insurer is required for the assignment of insurance receivables; and

•	the land charges and the deeds for submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) must be registered in the competent land register (Grundbuch).

Any enforceable copy (vollstreckbare Ausfertigung) that has been issued before an existing land charge has been assigned to the collateral agent has to be transcribed (umgeschrieben) in favour of the collateral agent before the existing deeds for submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) can be enforced.

Guernsey

One of the guarantors is incorporated under the laws of the Island of Guernsey. Therefore, any insolvency proceedings by or against such guarantor may be initiated in Guernsey and based on Guernsey insolvency laws. The insolvency laws of Guernsey are different from the insolvency laws of other jurisdictions, and this may limit your ability to recover payments on the notes to an extent exceeding the limitations arising under other insolvency laws.

Under Guernsey law, a guarantee can be avoided if there is no commercial benefit to the guarantor in issuing it. The directors of the Guernsey guarantor believe that the issue of the guarantees and the provision of security by the Guernsey guarantor are of commercial benefit to such guarantor. However, there can be no assurance that the issue of the guarantees or the provision of security will not be challenged by a liquidator, administrator or creditor, or that a court would support the directors’ corporate benefit analysis.

Under Guernsey customary law, if it can be shown that the granting of a guarantee was made at the time the guarantor was insolvent or that the guarantor became insolvent as a result of the guarantee, any person prejudiced by the guarantee may apply to the Royal Court of Guernsey to set the guarantee aside as a transaction defrauding creditors. This provision of Guernsey customary law may, in certain circumstances, be used by any person who claims to be the victim of the transaction, not only liquidators. If a court were to find that the granting of the guarantee constituted a transaction defrauding creditors, the court may make such orders as it thinks fit to protect the interests of those creditors and to restore the guarantor’s position to what it would have been if the transaction had not been entered into, including by voiding the guarantee. There is not yet decisive case law as to what, if any, time limit there is on such a challenge.

Furthermore, if the Royal Court of Guernsey was asked to enforce a guarantee against the Guernsey guarantor, the Guernsey guarantor might be able to claim certain rights under Guernsey law, known as the “droit de division” and the “droit de discussion”, being respectively a right to require that any liability of the Guernsey guarantor be divided or apportioned with another person or persons and a right to require that the assets of the principal obligor (or any other person) be exhausted before any claim is enforced against the Guernsey guarantor unless the Guernsey guarantor has agreed to waive such rights. It is intended that the Guernsey guarantor will waive its rights under the “droit de division” and the “droit de discussion” under the indentures governing the senior secured notes.

Under Guernsey law, if the business of a company is carried on with intent to defraud creditors or for any fraudulent purpose, every person who is knowingly a party to the carrying on of the business in that manner is guilty of an offence. Civil liability can also arise where in the course of winding up a company it appears that the business of the company had been carried on with intent to defraud creditors. In that instance the Royal Court of Guernsey on application of a creditor, member, liquidator or administrator can declare that any person who was knowingly a party to the carrying on of the business in such manner is liable to make a contribution to the company’s assets.

If in the course of an insolvent winding up of a Guernsey company it appears that at some time before the commencement of the winding up a director knew or ought to have concluded that there was no reasonable prospect of the company avoiding going into insolvent liquidation, the Royal Court of Guernsey on the application of the liquidator or any creditor or member of the company can declare that person is liable to make such contribution to the company’s assets as the Court thinks proper.

If in the course of the winding up of a company it appears that any business of the company has been carried on with intent to defraud creditors (whether of the company or of any other person), or for any fraudulent purpose the Royal Court of Guernsey, on the application of the liquidator, administrator or any creditor or member of the company may declare that any persons who were knowingly parties to the carrying on of the business in such manner are liable to make such contributions to the company’s assets as the Court thinks proper.

In Guernsey, if a liquidator can show that a company has given a “preference” to any person after the commencement of a period of six months prior to the onset of liquidation proceedings (or two years if the preference is to a connected person) and at the time of giving the preference such company was unable to pay its debts or became as a result of giving the preference unable to pay its debts, the Royal Court of Guernsey may make such order as it thinks fit for restoring the position to what it would have been if the company had not given the preference. A company is deemed to have given a preference to a person if that person is either one of the company’s creditors or a surety or guarantor for any of the company’s debts or liabilities, and the company does anything or permits anything to be done which improves that person’s position in the company’s liquidation. The Royal Court of Guernsey may not make an order regarding a preferential transaction unless it is satisfied that the company was influenced in deciding to give the preference by a desire to put that person in a better position in the company’s liquidation, save where the person given a preference is connected with the company where such desire is presumed unless the contrary is shown. If the Royal Court of Guernsey finds that the guarantees are preferences, it has wide powers for restoring the position of the guarantor to what it would have been if that preference had not been given, which could include reducing payments under the guarantees. However, there is protection for a third party who enters into a preferential transaction in good faith, for value and without notice.

Under Guernsey law, parties may choose the laws of a foreign jurisdiction as the governing law of a guarantee so long as that choice is legal and bona fide. Under the indentures, the Guernsey guarantors have submitted to the jurisdiction of the courts of New York. A judgment of a New York court should be enforceable in Guernsey in accordance with the common law rules of private international law relating to the enforcement of foreign judgments, subject to certain qualifications more specifically set out in the section “Enforcement of Civil Liabilities — Guernsey.”

Insolvency Proceedings

Under Guernsey law there are two substantive types of insolvency proceedings relating to non-cellular companies, namely administration and winding up proceedings.

Administration

An administration order may be made in respect of a Guernsey company if the Royal Court of Guernsey (the “Court”) is satisfied that a company does not satisfy or is likely to become unable to satisfy the “solvency test” prescribed by The Companies (Guernsey) Law, 2008 (as amended) and considers that the making of an administration order may achieve either:

•	the survival of the company, and the whole or any part of its undertaking, as a going concern; or

•	a more advantageous realization of the company’s assets than would be effected on a winding up.

An administration order may be applied for by a company itself, the directors of the company, any member of the company, any creditor of the company, the Guernsey Financial Services Commission in respect of supervised companies and companies engaged in financial services business or, in the case of a company in respect of which the Court has made an order for winding up or which has passed a resolution for voluntary winding up, a liquidator.

In the period between the presentation of the application for an administration order and ending with the making of an order or the dismissal of the application:

•	no resolution may be passed or order made for the company’s winding up; and

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no proceedings may be commenced or continued against the company except with the leave of the Court and subject to such terms and conditions as the Court may impose. However, a creditor’s rights of set-off and security interests created pursuant to the Security Interests (Guernsey) Law, 1993 and rights of enforcement thereof are unaffected and may be exercised without the leave of the Court.

However, the leave of the Court is not required for the presentation of an application for the company’s winding up in that period.

Following an administration order and during the period for which the order is in force, the affairs, business and property of a company are managed by an administrator appointed by the Court, and no resolution may be passed or order made for the company’s winding up and no proceedings may be commenced or continued against the company except with the consent of the administrator or the leave of the Court and subject to such terms and conditions as the Court may impose. However, a creditor’s rights of set-off and security interests created pursuant to the Security Interests (Guernsey) Law, 1993, and rights of enforcement thereof are unaffected.

Winding Up

A Guernsey company may be wound up voluntarily if:

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the period (if any) fixed by its memorandum or articles of incorporation for the duration of the company expires, provided that the company passes an ordinary resolution that it be wound up voluntarily; or

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an event (if any) occurs on the occurrence of which the memorandum or articles of incorporation of the company provide that the company must be dissolved, provided that the company passes an ordinary resolution that it be wound up voluntarily; or

•	if the company passes a special resolution that it be wound up voluntarily.

From the commencement of a voluntary winding up (upon the passing of the resolution for voluntary winding up), the company must cease to carry on business, except insofar as may be expedient for the beneficial winding up of the company. The company, however, continues in existence until dissolution.

A company may be compulsorily wound up by the Court if the company, inter alia: has by special resolution resolved that it be wound up by the Court; has not commenced business within one year beginning on the date of its incorporation; suspends business for a whole year; has no members; or is unable to pay its debts. For this purpose, a company is deemed to be unable to pay its debts if a creditor to whom the company owes a sum exceeding £750 serves on the company through the office of H.M. Sergeant at the company’s registered office a written demand for payment (commonly called a “statutory demand”), and the company, for a period of 21 days immediately following the date of service of the statutory demand, fails to pay the sum or to secure payment to the reasonable satisfaction of the creditor; or if it is proved to the satisfaction of the Court that the company fails to satisfy the solvency test as prescribed by The Companies (Guernsey) Law, 2008, as amended.

Arrangements can be entered into by a Guernsey company which is being voluntarily wound up with its creditors to delegate to its creditors the right to appoint a liquidator. Any arrangement entered into between a company and its creditors, subject to a right of appeal, is binding if sanctioned by a special resolution of the company and by 75% in number and value of its creditors. However, a creditor or shareholder of a company which has entered into such an arrangement may, within 21 days beginning on the date of the completion of the arrangement, apply to the Court for an order that the arrangement be set aside. The Court may make such order as it thinks fit for the setting aside, amendment, variation or confirmation of the arrangement.

On the making of an application for the compulsory winding up of a company or at any time thereafter, any creditor of the company may apply to the Court for an order restraining, on such terms and conditions as the Court thinks fit, any action or proceeding pending against the company; or appointing a provisional liquidator to ascertain the company’s assets and liabilities, manage its affairs and do all acts authorized by the Court.

Hungary

Some of the guarantors are organized under the laws of Hungary. In the event of insolvency, insolvency proceedings may, therefore, be initiated in Hungary. In such cases the main proceeding would be governed by

Hungarian law. The insolvency laws of Hungary may substantially differ from the laws of other countries and may not be as favorable to your interests or even preclude your interests as creditors as the insolvency laws of other jurisdictions, including priority of creditors, enforceability of security interests and the duration of the insolvency proceedings, and therefore may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

Under Hungarian law, there are two types of insolvency proceedings, these are the bankruptcy and liquidation proceedings. These proceedings are regulated by Act XLIX of 1991 on Bankruptcy and Liquidation Proceedings (the “Bankruptcy Act”).

Bankruptcy Proceedings

The purpose of the bankruptcy procedure is to reorganise the debts of the debtor company in order to enable it to continue its business operations. Directors of the company are entitled to file a petition for bankruptcy proceedings at court, pursuant to which an automatic moratorium is granted, resulting in the temporary suspension of its payment obligations. The court examines the petition, and the day it publishes its decree approving the petition is considered as the commencement date of the bankruptcy procedings and also of the normal 120 day moratorium. During the moratorium the company may only fulfil its certain privileged payment obligations (e.g. payment of wages). The moratorium may be extended to 365 days with the consent of the creditors. In the bankruptcy procedure the company may reach a composition with its creditors. The composition scheme will be compulsory for, and could be enforced against all creditors of the debtor company, even if not all of the creditors have consented to it, subject to the necessary ratio of creditors consenting to such composition scheme. In bankruptcy proceedings, creditors may compromise their rights (for example, by extending the repayment date, write-off a part of their claims, converting some of it to equity, or converting cash pay interest into payment in kind interest). The composition scheme is deemed as agreed if (i) a simple majority of the secured creditors and (ii) a simple majority of the unsecured creditors give their consent thereto.

Liquidation Proceedings

Liquidation proceedings means proceedings initiated by a creditor of the company or by the debtor company itself, in a situation where the company is insolvent and unable to perform its financial obligation. In addition to the foregoing, liquidation procedure may also be initiated by the court. Liquidation proceedings ends by the dissolution of the debtor company and the sale proceeds of the debtor’s assets are distributed between its creditors in accordance with the waterfall set out in the Bankruptcy Act. In case of liquidation proceedings, the management and the shareholders are effectively displaced by the court appointed liquidator.

Limitations Arising from Insolvency Law

Your interests as creditors are subject to any limitations arising from insolvency, liquidation, bankruptcy, moratorium, reorganisation, enforcement (such as the Bankruptcy Act, V of 2006 on Public Company Information, Company Registration and Winding-up Proceedings, LIII of 1994 on the Execution of Judicial Decisions and Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings) and similar laws affecting the rights of creditors or secured creditors generally.

•	Under the term of the moratorium granted in the bankruptcy procedure, no securities may be enforced against the assets of the debtor, except for the enforcement of certain security deposits.

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Any creditor of an insolvent company or the liquidator has the right to challenge transactions concluded by such insolvent company which is of a type falling under any of the criteria set out under subparagraphs (i)-(iii) below. The persons referred to above have the right to challenge such transactions within 90 days from the date of becoming aware of the existence of such transactions, but in any event within one year from the date of publication of a court order relating to the commencement of the liquidation proceedings. The types of transactions open to challenge are the following:

(i)  Contracts concluded or legal declarations made by the insolvent company within five years of the date preceding the date when a competent court received a petition for the initiation of liquidation proceedings or at any time thereafter, if such contract or legal declaration resulted in the decrease in the value of the insolvent company’s assets, and the intent of the insolvent company was to defraud any or all of the creditors, and the contracting party, or beneficiary of the legal declaration had or should have had knowledge of such intent;

(ii)  Contracts concluded or legal declarations made by the insolvent company within two years of the date preceding the date when a competent court received a petition for the initiation of liquidation proceedings or at any time thereafter, if the subject matter of such contract or legal declaration is (A) a free asset transfer by the insolvent company; (B) an undertaking by the insolvent company in respect of its assets for no consideration; or (C) an arrangement resulting in an evidently disproportional benefit in value to the contracting party; and

(iii)  Contracts concluded or legal declarations made by the insolvent company within ninety days of the date preceding the date when a competent court received a petition for the initiation of liquidation proceedings or at any time thereafter, if the subject matter of such contract or legal declaration is to grant preference to any one creditor, in particular an amendment of an existing contract for the benefit of such creditor, or provision of collateral to an unsecured creditor.

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The liquidator, acting on behalf of the insolvent company, is entitled to seek to recover within the time periods referred to above, any service rendered by the insolvent company within 60 days of the date preceding the date when a competent court received a petition for the initiation of liquidation proceedings or at any time thereafter, if the provision of such service resulted in a preference to any one creditor and was not made in its normal course of business. In particular payment of a debt prior to its original maturity is considered as granting preference to a creditor.

•	The liquidator is entitled to terminate all agreements concluded by the company and is entitled to rescind from the agreements of the company where no service has been fulfilled by the parties.

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The contractual subordination of claims will be binding between the relevant parties (in accordance with and subject to governing law) but will not be recognized by an insolvency officer (in the event of insolvency proceedings in Hungary) or a court bailiff (in the event of court enforcement proceedings in Hungary), who will be bound by the statutory order of payments and ranking of claims.

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When a Hungarian company is under liquidation, the guarantees granted by the company may no longer be enforceable by the creditors; however, assets of the company are sold by the liquidator and the creditors may be entitled to the proceeds of such sale in the order set out in the applicable Hungarian insolvency laws.

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When a Hungarian company is under liquidation, securities created over the assets of the company may no longer be enforceable by the creditors (except for most of the security deposits); however, assets of the company are sold by the liquidator and the creditors may be entitled to the proceeds of such sale.

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It is uncertain whether the claims secured by any security interest established under a foreign law governed security document concluded in relation to an asset of the Hungarian guarantor located abroad (the “Foreign Security Document”) would enjoy any form of priority or whether the beneficiaries of such security interest would have a preferred secured creditor status under Hungarian law in case of liquidation of a Hungarian guarantor by virtue of such Foreign Security Document. Nevertheless, the Hungarian liquidator will need to observe the provisions laid down under Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings, in particular in respect of the assets of the Hungarian guarantor located in another EU Member State which are subject to a security interest created under the laws of another EU Member State, insofar as the opening of insolvency proceedings in an EU Member State will not affect security interests over assets situated in another EU Member State. Notwithstanding the above, we believe that with respect to security interests created over movable and immovable assets located in Hungary there is a risk that foreign law governed securities would be deemed invalid under Hungarian law, if respective Hungarian law requirements are not met (e.g., registration), and thus such security interests would not be enforceable against such assets. Please note that pursuant to Hungarian law, applicable Hungarian legal formalities must be met if the asset is located in Hungary upon the creation of the security interest.

Other Local Law Considerations

In order to create valid security interests over the assets expressed to be subject to a security interest created under Hungarian law,

(a)  quota charge agreements have to be registered with the relevant court of registration;

(b)  floating charge agreements and the fixed charge agreements must be incorporated into notarial deeds and have to be registered with the registry of charges;

(c)  real estate mortgage agreements must be registered with the relevant land registry; and

(d)  certain pledges over IP rights (e.g. trademarks) must be registered with the Hungarian Patent Office.

It is standard practice in Hungary that the collateral agent or the security trustee, acting on behalf and representing the interests of the creditors, enters into the security documents as chargee, pledgee, mortgagee or beneficiary in lieu of the creditors themselves. In the lack of jurisprudence and governing case law it is uncertain as to whether the noteholders (other than the collateral agent) may formulate valid claims against a Hungarian guarantor under the security agreements directly if they are not parties to the relevant Hungarian security documents.

Pursuant to the parallel debt provisions, each guarantor undertakes to pay to the collateral agent, as a creditor in its own right and not as representative of the other noteholders and such payment obligations also form part of the secured obligations. Whilst, to the best of our knowledge, there has been no judicial decision on the point, there is a risk that the parallel debt provisions may be set aside for public policy reasons under Hungarian law, on the basis that a Hungarian court may consider that the debt owed to the collateral agent pursuant to the parallel debt did not have an adequate legal title because it did not arise from any funds actually lent by the collateral agent and therefore any security for such parallel debt will not be valid in Hungary even if it is legal, valid and binding under the law by which it is expressed to be governed.

In order to mitigate the risks associated with the aforementioned two points, the Hungarian security documents stipulate for the following legal basis, on which the collateral agent may rely to enforce the security interests established under the Hungarian security documents. Pursuant to the parallel debt provisions the collateral agent may act as a creditor in its own right and not as representative of the noteholders, and such payment obligations also form part of the secured obligations. Whilst the legal basis set out above is stipulated in the Hungarian security documents to ensure that it will be recognized by the Hungarian courts (to the extent that the validity of such legal basis was ever challenged by an interested party), in the absence of jurisprudence this is uncertain. For the avoidance of doubt, the discussion set out in these paragraphs relates to the enforcement of the Hungarian security documents only and not to any of the other security interests created under laws other than Hungarian law.

Japan

Some of the guarantors which are organized under the laws of Japan may have their business or office premises in Japan or have assets in Japan. Any insolvency proceedings by or against such guarantors may be initiated in Japan under Japanese insolvency laws. The insolvency laws of Japan may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions. As a result, your ability to recover payments due on the notes may be more limited in Japan than in other jurisdictions.

There are four statutory insolvency procedures in Japan: (i) bankruptcy (hasan) proceedings under the Bankruptcy Law, (ii) civil rehabilitation (minjisaisei) proceedings under the Civil Rehabilitation Law, (iii) corporate reorganization (kaishakosei) proceedings under the Corporate Reorganization Law, and (iv) special liquidation (tokubetsu Seisan) proceedings under the Companies Act, each of which is available to a Japanese joint stock company (kabushiki kaisha) (including Closure Systems International Holdings (Japan)

KK and Closure Systems International Japan, Limited). The following sets out an overview of the respective insolvency procedures.

Bankruptcy (hasan) Proceedings

Bankruptcy proceedings against a company (including foreign companies which have their business or office premises in Japan or have assets in Japan) may be commenced if (i) a debtor is unable to pay its debts in due time (shiharai funo) or (ii) the amount of the debtor’s liabilities exceeds the aggregate amount of its assets (saimu choka). Bankruptcy proceedings will be commenced by an order of the court following a petition with the court by the debtor or its creditor. Upon the commencement of the proceedings, the directors of the debtor lose the authority to administer the assets of the debtor and a trustee (kanzai nin) who is appointed by the court will administer the assets of the debtor. Once the court orders the commencement of the proceedings, claims against the debtor that existed prior to the commencement of the proceedings may only be enforced through the proceedings (except for the secured claims). Creditors must file their claims with the court within a certain period of time (otherwise, in general, such creditors will not be entitled to any distributions from the debtor in respect of such claims). If the trustee admits such claims and other creditors do not make objections, the creditors will be entitled to a distribution pro rata to the admitted claims. If the trustee does not admit the claims, or other creditors make objections, the relevant creditor may file a petition with the court to determine whether or not to admit the claims. If the relevant creditor is not satisfied with the decision by the court in this regard, such creditor may file a formal lawsuit against the trustee or other creditors. The distributions to creditors shall be made pursuant to the order set out in the bankruptcy law. It should be noted that secured creditors may enforce their security outside the proceedings at any time. During the proceedings, the trustee may challenge certain transactions (including the provision of guarantee) if such transaction is entered into by the debtor with the knowledge to harm other creditors or if the provision of guarantee or repayment of debt is done with a knowledge that the debtor became unable to pay its debts or the commencement of the bankruptcy proceedings.

Civil Rehabilitation (minjisaisei) Proceedings

Civil Rehabilitation proceedings against a company (including foreign companies which have their business or office premises in Japan or have assets in Japan) may be commenced if there is a significant likelihood that (i) a debtor is unable to pay its debts in due time (shiharai funo) (ii) the amount of the debtor’s liabilities exceeds the aggregate amount of its assets (saimu choka), or (iii) the debtor will be unable to pay its liabilities when due without substantially impeding its ability to carry on its business. Civil Rehabilitation proceedings will be commenced by an order of the court following the petition with the court by the debtor or its creditor (the creditor may file a petition only in the case of (i) and (ii) above). Even after the commencement of the proceedings, the directors of the debtor normally continue to administer the assets of the debtor, although the supervisor (kantoku iin) is usually appointed by the court to supervise the debtor. Once the court orders the commencement of the proceedings, claims against the debtor that existed prior to the commencement of the proceedings may only be enforced through the proceedings (except for the secured claims). Creditors must file their claims with the court within a certain period of time (otherwise, in general, such creditors will not be entitled to any distributions from the debtor in respect of such claims). If the debtor admits such claims and other creditors do not make objections, the creditors will be entitled to a distribution pro rata to the admitted claims (which is subject to further changes under the civil rehabilitation plan). If the company does not admit the claims, or other creditors object, the relevant creditor may file a petition with the court to determine whether or not to admit claims. If the relevant creditor is not satisfied with the decision by the court in this regard, such creditor may file a formal lawsuit against the debtor or other creditors. The distributions to creditors shall be made pursuant to the civil rehabilitation plan which will be resolved by the creditors and approved by the court. It should be noted that secured creditors may enforce their security outside the proceedings at any time. During the proceedings, the supervisor (or civil rehabilitation trustee, if elected) may challenge certain transactions (including the provision of guarantee) if such transaction is entered into by the debtor with the knowledge to harm other creditors or if the provision of guarantee or repayment of debt is done with a knowledge that the debtor became unable to pay its debts or the commencement of the civil rehabilitation proceedings.

Corporate Reorganization (kaisha kosei) Proceedings

Corporate Reorganization proceedings against a company (which only includes Japanese joint stock companies) may be commenced if there is a significant likelihood that (i) a debtor is unable to pay its debts in due time (shiharai funo), (ii) the amount of the debtors’ liabilities exceeds the aggregate amount of its assets (saimu choka) or (iii) the debtor will be unable to pay its liabilities when due without substantially impeding its ability to carry on its business. Corporate reorganization proceedings will be commenced by an order of the court following the petition by the debtor, the creditor(s) whose total amount of claims are 10% or more of the debtor company’s capital or the shareholder(s) who in total have 10% or more of the voting rights of the debtor company (the creditor(s) or the shareholder(s) may file a petition only in the case of (i) and (ii) above). Upon the commencement of the proceedings, the directors of the debtor usually lose the authority to administer the assets of the debtor and a trustee (kanzai nin) who is appointed by the court will administer the assets of the debtor. Creditors must file their claims with the court within a certain period of time (otherwise, in general, such creditors will not be entitled to any distribution from the debtor in respect of such claims). Once the court orders the commencement of the proceedings, claims against the debtor that existed prior to the commencement of the proceedings may only be enforced through the proceedings (including the secured claims). If the trustee admits such claims and other creditors do not object with respect to the claims, the creditors will be entitled to a distribution pro rata to each class of admitted claims (which is subject to further changes under the corporate reorganization plan). If the trustee does not admit such claims or other creditors make objections, the relevant creditor may file a petition with the court to determine whether or not to admit the claims. If the relevant creditor is not satisfied with the decision by the court in this regard, such creditor may file a formal lawsuit against the trustee or other creditors. The distributions to creditors shall be made pursuant to the corporate reorganization plan which will be resolved by each class of stakeholders (the secured creditors, creditors and shareholders (if the debtor company is not in excess of debt)) and approved by the court. Unlike other insolvency procedures, under corporate reorganization proceedings, secured creditors may not enforce their security outside the proceedings and distributions to the secured creditors shall be made pursuant to the corporate reorganization plan. During corporate reorganization proceedings, the trustee may challenge certain transactions (including the provision of guarantee) if such transaction is entered into by the debtor with the knowledge to harm other creditors or if the provision of guarantee or repayment of debt is done with a knowledge that the debtor became unable to pay its debts or the commencement of the civil rehabilitation proceedings.

Special Liquidation (tokubetsu Seisan) Proceedings

Special Liquidation proceedings against a company (which only includes Japanese joint stock companies) may be commenced if a debtor is already in liquidation and (i) it is found that there is a significant impediment to the liquidation proceedings or (ii) it is suspected that the company’s liabilities exceed its assets. Special Liquidation proceedings will be commenced by an order of the court following a petition by the creditor, the liquidator (usually a former director), the statutory auditor or the shareholder of the debtor. After the commencement of the proceedings, the liquidator of the debtor often continues to administer the assets of the debtor. Creditors must notify their claims with the debtor within a certain period of time (otherwise, in general, such creditors will not be entitled to any distributions from the debtor in respect of such claims). If the debtor and the respective creditor do not agree with the existence and/or amount of claim, such creditor may bring a lawsuit against the debtor. The distributions to creditors shall be made in proportion to the amount of their claims. It should be noted that secured creditors may enforce their security outside the proceedings at any time. A creditor may challenge certain transactions (including the provision of guarantee) if such transaction is entered into by the debtor with the knowledge to harm other creditors or if the provision of guarantee or repayment of debt is done with a knowledge that the debtor became unable to pay its debts or the commencement of the civil rehabilitation proceedings.

Luxembourg

The Lux Issuer and some of the guarantors and security grantors are incorporated under the laws of the Grand Duchy of Luxembourg and there are assets located in Luxembourg which are subject to security interests.

Certain Insolvency Law Considerations

The Lux Issuer and some of the guarantors and security grantors are incorporated under the laws of the Grand Duchy of Luxembourg and have their registered offices in the Grand Duchy of Luxembourg (together the “Luxembourg Obligors”). Accordingly, Luxembourg courts should have, in principle, jurisdiction to open main insolvency proceedings with respect to these Luxembourg Obligors, as entities having their registered office and central administration (administration centrale) and centre of main interest (“COMI”), as used in the EC Regulation 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Regulation”), in the Grand Duchy of Luxembourg, such proceedings to be governed by Luxembourg insolvency laws. According to the EU Regulation, there is a rebuttable presumption that a company has its COMI in the jurisdiction in which it has the place of its registered office. As a result, there is a rebuttable presumption that the COMI of the Luxembourg Obligors is in the Grand Duchy of Luxembourg and consequently that any “main insolvency proceedings” (as defined in the EU Regulation) would be opened by a Luxembourg court and be governed by Luxembourg law.

However, the determination of where any of the Luxembourg Obligors has its COMI is a question of fact, which may change from time to time. Preamble 13 of the EU Insolvency Regulation states that the COMI of a debtor should correspond to the place where the debtor conducts the administration of its interests on a regular basis and “is therefore ascertainable by third parties.” In the Eurofood IFSC Limited decision by the European Court of Justice (“ECJ”), the ECJ restated the presumption in the EU Regulation that the place of a company’s registered office is presumed to be the company’s COMI and stated that the presumption can only be rebutted if “factors which are both objective and ascertainable by third parties enable it to be established that an actual situation exists which is different from that which locating it at the registered office is deemed to reflect.”

Under Luxembourg insolvency laws, the following types of proceedings (the “Insolvency Proceedings”) may be opened against such Luxembourg Obligors:

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bankruptcy proceedings (faillite), the opening of which is initiated by the relevant guarantor, by any of its creditors or by Luxembourg courts ex officio. The managers/directors of the Luxembourg Obligors have the obligation to file for bankruptcy within one month in case it is in a state of cessation of payment (cessation de paiement).

Following such a request, the Luxembourg courts having jurisdiction may open bankruptcy proceedings, if the relevant guarantor (i) is in default of payment (cessation des paiements) and (ii) has lost its commercial creditworthiness (ébranlement de crédit).

If a court finds that these conditions are satisfied, it may also open ex officio bankruptcy proceedings, absent a request made by the relevant Luxembourg Obligor.

The main effects of such proceedings are (i) the suspension of all measures of enforcement against the relevant Luxembourg Obligor, except, subject to certain limited exceptions, for secured creditors and (ii) the payment of the Luxembourg Obligor’s creditors in accordance with their ranking upon the realization of the guarantor’s assets:

•	controlled management proceedings (gestion controlée), the opening of which may only be requested by the relevant Luxembourg Obligor and not by its creditors; and

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composition proceedings (concordat préventif de faillite), the obtaining of which is requested by the relevant guarantor only after having received a prior consent from a majority of its creditors holding 75% at least of the claims against such Luxembourg Obligor. The obtaining of such composition proceedings will trigger a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of notes to receive payment on the notes may be affected by a decision of a court to grant a stay on payments (sursis de paiements) or to put the relevant guarantor into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious breach or violation of the commercial code or of the laws governing commercial companies dated August 10, 1915, as amended (the “Companies Act”). The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.

The Luxembourg Obligors’ liabilities in respect of the notes will, in the event of a liquidation of the Luxembourg Obligors following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned obligor’s debts that are entitled to priority under Luxembourg law. For example, preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg Revenue;

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.

For the avoidance of doubt, the above list is not exhaustive.

Assets in the form of shares or receivables over which a security interest has been granted and perfected will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized), and subject to application of the relevant priority rule and liens and privileges arising mandatorily by law.

During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. In the event of controlled management proceedings, the ability of secured creditors to enforce their security interest may also be limited, automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the relevant Luxembourg court subject to the exceptions under the Luxembourg Collateral Law as referred to below. A reorganization order requires the prior approval of more than 50% of the creditors representing more than 50% of the relevant guarantor’s liabilities in order to take effect.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the guarantor during the period before bankruptcy, the so-called “suspect period” (periode suspecte), which is a maximum of six months, as from the date on which the Commercial Court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency proceedings (e.g., a suspension of payments or controlled management proceedings) under Luxembourg law.

In particular:

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pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets or entering into transactions generally without consideration or with substantially inadequate consideration) entered into during the suspect period (or the ten days preceding it) will be set aside or declared null and void, if so requested by the insolvency receiver; article 445 does not apply for financial collateral arrangements and set-off arrangements subject to the Luxembourg law of August 5, 2005 on financial collateral arrangements as amended (the “Luxembourg Collateral Law”), such as Luxembourg law pledges over shares or receivables.

•	pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts for consideration, as well as other transactions concluded during the suspect period, are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; article 446 does not apply for financial collateral arrangements and set-off arrangements subject to the Collateral Law, such as Luxembourg law pledges over shares or receivables.

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regardless of the suspect period, article 448 of the Luxembourg Code of Commerce and article 1167 of the Luxembourg Civil Code (action paulienne) give any creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy.

The Luxembourg Collateral Law provides that with the exception of the provisions of the Luxembourg law of December 8, 2000 on over-indebtedness (which only apply to natural persons), the provisions of Book III, Title XVII of the Luxembourg Civil Code, of Book 1, Title VIII and of Book III of the Luxembourg Commercial Code and national or foreign provisions governing reorganization measures, winding-up proceedings or other similar proceedings and attachments or other measures referred to in article 19(b) of the Luxembourg Collateral Law are not applicable to financial collateral arrangements (such as Luxembourg pledges over shares or receivables) and shall not constitute an obstacle to the enforcement and to the performance by the parties of their obligations. Certain preferred creditors of a Luxembourg company (including the Luxembourg tax, social security and other authorities) may have a privilege that ranks senior to the rights of the secured or unsecured creditors.

Security Interests Considerations

According to Luxembourg conflict of law rules, the courts in Luxembourg will generally apply the lex rei sitae or lex situs (the law of the place where the assets or subject matter of the pledge or security interest is situated) in relation to the creation, perfection and enforcement of security interests over such assets. As a consequence, Luxembourg law will apply in relation to the creation, perfection and enforcement of security interests over assets located or deemed to be located in Luxembourg, such as registered shares in Luxembourg companies, bank accounts held with a Luxembourg bank, receivables/claims governed by Luxembourg law and/or having debtors located in Luxembourg, tangible assets located in Luxembourg, securities which are held through an account located in Luxembourg, bearer securities physically located in Luxembourg, etc.

If there are assets located or deemed to be located in Luxembourg, the security interests over such assets will be governed by Luxembourg law and must be created, perfected and enforced in accordance with Luxembourg law. The Luxembourg Collateral Law governs the creation, validity, perfection and enforcement of pledges over shares, bank accounts and receivables located or deemed to be located in Luxembourg.

Under the Luxembourg Collateral Law, the perfection of security interests depends on certain registration, notification and acceptance requirements. A share pledge agreement must be (i) acknowledged and accepted by the company which has issued the shares (subject to the security interest) and (ii) registered in the shareholders’ register of such company. If future shares are pledged, the perfection of such pledge will require additional registration in the shareholders’ register of such company. A pledge over receivables becomes enforceable against the debtor of the receivables and third parties from the moment when the agreement pursuant to which the pledge was created is entered into between the pledgor and the pledgee. However, if the debtor has not been notified of the pledge or if he did not otherwise acquire knowledge of the pledge, he will be validly discharged if he pays the pledgor. A bank account pledge agreement must be notified to and accepted by the account bank. In addition, the account bank has to waive any pre-existing security interests and other rights in respect of the relevant account. If (future) bank accounts are pledged, the perfection of such pledge will require additional notification to, acceptance and waiver by the account bank. Until such registrations, notifications and acceptances occur, the pledge agreements are not effective and perfected against the debtors, the account banks and other third parties.

Article 11 of the Luxembourg Collateral Law sets out the following enforcement remedies available upon the occurrence of an enforcement event:

•	direct appropriation of the pledged assets at (i) a value determined in accordance with a valuation method agreed upon by the parties or (ii) the listing price of the pledged assets;

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sale of the pledged assets (i) in a private transaction at commercially reasonable terms (conditions commerciales normales), (ii) by a public sale at the stock exchange, or (iii) by way of a public auction;

•	court allocation of the pledged assets to the pledgee in discharge of the secured obligations following a valuation made by a court-appointed expert; or

•	set-off between the secured obligations and the pledged assets.

As the Luxembourg Collateral Law does not provide any specific time periods and depending on (i) the method chosen, (ii) the valuation of the pledged assets, (iii) any possible recourses, and (iv) the possible need to involve third parties, such as, e.g., courts, stock exchanges and appraisers, the enforcement of the security interests might be substantially delayed.

Foreign law governed security interests and the powers of any receivers/administrators may not be enforceable in respect of assets located or deemed to be located in Luxembourg. Security interests/arrangements, which are not expressly recognized under Luxembourg law and the powers of any receivers/administrators might not be recognized or enforced by the Luxembourg courts, in particular where the Luxembourg security grantor becomes subject to Luxembourg Insolvency Proceedings or where the Luxembourg courts otherwise have jurisdiction because of the actual or deemed location of the relevant rights or assets, except if “main insolvency proceedings” (as defined in the EU Regulation) are opened under Luxembourg law and such security interests/arrangements constitute rights in rem over assets located in another Member State in which the EU Regulation applies, and in accordance of article 5 of the EU Regulation.

The perfection of the security interests created pursuant to the pledge agreements does not prevent any third party creditor from seeking attachment or execution against the assets, which are subject to the security interests created under the pledge agreements, to satisfy their unpaid claims against the pledgor. Such creditor may seek the forced sale of the assets of the pledgors through court proceedings, although the beneficiaries of the pledges will in principle remain entitled to priority over the proceeds of such sale (subject to preferred rights by operation of law).

Under Luxembourg law, certain creditors of an insolvent party have rights to preferred payments arising by operation of law, some of which may, under certain circumstances, supersede the rights to payment of secured or unsecured creditors, and most of which are undisclosed preferences (privilèges occultes). This includes in particular the rights relating to fees and costs of the insolvency official as well as any legal costs, the rights of employees to certain amounts of salary, and the rights of the Treasury and certain assimilated parties (namely social security bodies), which preferences may extend to all or part of the assets of the insolvent party. This general privilege takes in principle precedence over the privilege of a pledgee in respect of pledged assets.

Intra-group Guarantees

Entities incorporated in Luxembourg have granted security interests and guarantees in order to secure, inter alia, the obligations under the notes.

The granting of cross- or up-stream security interests and guarantees by a Luxembourg company in order to secure the obligations of other entities may raise some corporate benefit issues, in particular in relation to the corporate interest of the Luxembourg company having to provide such security interests/guarantees. A Luxembourg company must act for its own benefit (spécialité légale) and in its own corporate interest. It cannot ultimately be excluded that granting of security interest/guarantee, which would be considered by a Luxembourg court as made in the absence of corporate interest, be declared void on the ground of illegal cause (cause illicite). Following the French supreme court case law, to which Luxembourg courts might turn, a Luxembourg entity could find a benefit and a corporate interest in granting security interests and guarantees for the obligations of other group entities if certain conditions are met. Whether an action is in the corporate interest of a company is a matter of fact not a legal issue. The directors/managers of a company are those who are able to assess whether such company has a corporate benefit and interest in granting cross- or up-stream security interests or guarantees. In the present transaction, the directors/managers of all the Luxembourg entities granting security and/or guarantees in favor of other group entities have expressly declared that the granting of cross- and up-stream securities by their respective company is in its best corporate benefit and interest. It is further commonly considered that down-stream guarantees and security interests do not raise corporate benefit issues. In addition, the transaction documents, as approved in the corporate decisions to be taken by the directors/managers of all the Luxembourg entities granting security and/or guarantees in favor of other group entities are including a guarantee limitation wording which is likely to limit such risk.

Financial Assistance

Any guarantees granted by Luxembourg entities, which constitute breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Company Law or any other similar provisions (to the extent applicable, as at the date of this prospectus, to a Luxembourg entity having the form of a private limited liability company) (together the “Financial Assistance Provisions”) might not be enforceable.

The guarantee and pledge agreements entered into by the Luxembourg entities provide that the obligations which would come into the scope of the Financial Assistance Provisions will not be guaranteed by such guarantees and pledges.

Registration in Luxembourg

The registration of the notes, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the notes, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). In such case, either a nominal registration duty or an ad valorem duty (or, for instance, 0.24% of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. No ad valorem duty is payable in respect of security interest agreements, which are subject to the Luxembourg Collateral law.

The Luxembourg courts or the official Luxembourg authority may require that the notes, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

Mexico

Some of the guarantors are organized under the laws of Mexico. In the event of insolvency, insolvency proceedings may, therefore, be initiated in Mexico. Mexican law would then govern those proceedings. The insolvency laws of Mexico may not be as favorable to your interests — or may even preclude your interests as creditors — as the insolvency laws of other jurisdictions, including in respect of priority of creditors, the enforceability of securities, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and hence may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

The Mexican insolvency law (Ley de Concursos Mercantiles) contemplates a single proceeding for reorganization (concurso mercantil) and bankruptcy (quiebra) with two successive stages: the first stage, known as the “mediation” stage, is compulsory and is designed to reorganize the insolvent entity, and the second stage, known as the “bankruptcy” stage, provides for the bankruptcy and liquidation of the insolvent entity.

In Mexico, a person will be declared insolvent when it generally fails to pay its obligations as and when they become due. Insolvency of a person will be adjudicated upon the request of the insolvent entity, the Mexican attorney general’s office or any creditor of the insolvent entity when (a) the insolvent entity has defaulted in its payment obligations with two or more creditors and (b) when, on the date of such request, (i) 35% or more of such obligations have been delinquent for more than 30 days; and/or (ii) the insolvent entity does not have sufficient liquid assets (namely, cash and cash equivalents, such as bank deposits and other receivables with a maturity of no more than 90 days, or securities that may be sold within 30 days, in each case, from the date of filing of the insolvency request) to pay at least 80% of its due and payable obligations on the date of filing of the insolvency request. If the insolvency request is filed voluntarily by the insolvent entity, only one of the conditions described in items (i) and (ii) of clause (b) above would have to be satisfied. If the insolvency request is filed by the attorney general’s office or any creditor of the insolvent entity, both conditions described in items (i) and (ii) of clause (b) above would have to be satisfied. An insolvency presumption will exist with respect to any person or entity when, inter alia, its assets for attachment in aid of execution of a judgment or claim are insufficient; it has failed to pay two or more creditors; or it has participated in fraudulent or fictitious acts to avoid payment to creditors.

Upon filing of a petition for a judgment declaring insolvency, the court will instruct the Federal Institute of Insolvency Specialists (Instituto Federal de Especialistas de Concursos Mercantiles) to appoint an inspector (visitador) to visit the entity presumed to be insolvent. The inspector will then issue an opinion regarding the commercial entity’s insolvency, which will enable the court to issue a judicial resolution declaring the legal insolvency of such person. Following the issuance of such insolvency judgment, the Federal Institute of Insolvency Specialists will designate and appoint a mediator (conciliador) who will facilitate the negotiations between the insolvent entity and its creditors in order to reach a creditors’ agreement. The issuance of the insolvency judgment and the appointment of the mediator will initiate the “mediation” stage of the insolvency proceeding. The insolvency proceeding in Mexico is at all times court controlled, and upon receipt of an insolvency petition, the insolvency court may take preliminary measures (providencias precautorias) to secure the property of the insolvent entity.

During the “mediation” stage, the insolvent entity and those creditors that have been recognized within the insolvency proceeding as creditors of the insolvent entity would negotiate an agreement with respect to the payment of the outstanding obligations of the insolvent entity. In order for such creditors’ agreement to become effective and binding, it must be entered into between the insolvent entity and those recognized creditors holding title to more than 50% of the sum of (i) the amount of all unsecured claims of all unsecured recognized creditors of the insolvent entity, and (ii) the amount of all secured claims of those secured recognized creditors that enter into such creditors’ agreement. The creditors’ agreement would then have to be approved by the insolvency court. A secured claim under the Mexican insolvency law is considered to be a claim secured under a pledge or a mortgage or otherwise benefiting from any other form of statutory privilege or priority of payment.

Under the Mexican insolvency statute, the creditors’ agreement would be deemed entered into by an unsecured recognized creditor (whether or not such creditor actually enters into the agreement) if the agreement expressly contemplates (a) the payment of all amounts due and payable to such creditor on the date of the respective insolvency judgment converted to Unidades de Inversión, (b) the payment of all amounts that would become due and payable to such creditor from the date of the insolvency judgment until the date of approval of the creditors’ agreement by the insolvency court, which would be converted into Unidades de Inversión on the date such amounts become due and payable, and (c) the payment of all amounts that would become due and payable to such creditor after the date of approval of the creditors’ agreement, also converted into Unidades de Inversión on the date such amounts become due and payable.

The creditors’ agreement could also provide, with respect to any unsecured recognized creditors that are not a party to such agreement, (i) a stay of such creditors’ claim (with a capitalization of ordinary interest), but only to the extent the term of such stay is at least equal to the shortest stay assumed by those unsecured creditors that are a party to the creditors’ agreement and whose claims amount to 30% of all aggregate recognized claims, (ii) a write-off of such creditors’ claim, but only to the extent such write-off is at least equal to the lowest write-off assumed by those unsecured creditors that are a party to the creditors’ agreement whose claims amount to 30% of all aggregate recognized claims, or (iii) a combination of a stay and a write-off of such creditors’ claim, to the extent it is identical to the combinations accepted by those unsecured creditors that are a party to the creditors’ agreement whose claims amount to 30% of all aggregate recognized claims.

Secured recognized creditors that do not become a party to the creditors’ agreement may commence or continue foreclosure of their respective collateral; unless, the creditors’ agreement contemplates the payment of their respective claims or the payment of the price of the properties constituting such collateral. In this case, any excess with respect to the value of such properties would be deemed an unsecured claim for purposes of the insolvency proceeding.

At the request of the insolvent entity, if the “mediation stage” expires without the filing of an approved creditors’ agreement before the insolvency court or at the request of the mediator, the insolvency court would be required to issue a judgment declaring the bankruptcy of the insolvent entity. Upon such declaration of bankruptcy, the insolvency court would appoint a receiver (síndico) that would be charged with the management of the insolvent entity until its liquidation. The receiver would carry out the liquidation of the insolvent entity through the sale of its assets, in accordance with certain preset rules and conditions. The proceeds obtained from the liquidation of the assets of the insolvent entity would be applied by the receiver to make payments to creditors in the following order of priority:

•	first, payment of labor claims for salaries and severance for the two calendar years preceding the insolvency judgment;

•

second, payments to secured creditors (including costs and expenses relating to foreclosure and the enforcement of their respective rights), but only to the extent of the value of their respective collateral;

•	third, payment of liabilities and obligations of the estate of the insolvent entity (i.e., management costs, fees and expenses incurred after the insolvency judgment);

•	fourth, payment of litigation costs and expenses, and fees and expenses of the inspector, the mediator and any appointed receivers;

•	fifth, payment of other labor claims and tax claims;

•

sixth, payments to other creditors that qualify as “privileged” under Mexican commercial laws (e.g., creditors that are entitled to retain an asset until payment is made), but only to the extent of the value of the respective privilege; and

•	seventh, payments to unsecured creditors.

Generally, the issuance of an insolvency judgment may affect the enforceability of the guarantees granted by the Mexican guarantors and the security interests provided by such Mexican guarantors. On the date of an insolvency judgment issued against any of the Mexican guarantors, the obligations of such Mexican guarantor under the notes (i) would be converted into Mexican pesos at the exchange rate prevailing at the time of the insolvency judgment and then from Mexican pesos into Unidades de Inversión, a Mexican inflation-pegged accounting unit, and would not be adjusted to take into account any devaluation of the Mexican peso relative to the U.S. Dollar occurring after such conversion, (ii) would be subject to the outcome of, and priorities recognized in, the Mexican insolvency law, (iii) would cease to accrue interest from the date a reorganization proceeding is declared, and (iv) would be subject to certain statutory preferences including tax, social security and labor claims and claims of secured creditors.

Under Mexican law, the guarantees provide a basis for a direct claim against any Mexican guarantors; however, it is possible that the guarantees may not be enforceable under the Mexican insolvency law. While Mexican law does not prohibit the giving of guarantees and as a result does not prevent the guarantees of the notes from being valid, binding and enforceable against any Mexican guarantors, in the event that a Mexican guarantor becomes subject to an insolvency proceeding, the relevant guarantee may be deemed to have been a fraudulent transfer and declared void. Under the Mexican insolvency law, any action consummated by a Mexican guarantor prior to the date of an insolvency judgment will be deemed fraudulent when the Mexican guarantor is knowingly defrauding its creditors, and the third party participating in any such action had actual knowledge of such fraudulent intent. If the action is gratuitous, the action will be deemed fraudulent even if the third party had no actual knowledge of the fraudulent intent. Any action consummated by a Mexican guarantor at any time after the date that is 270 calendar days prior to the date of the applicable insolvency judgment (i) will be deemed fraudulent when, inter alia, (a) the Mexican guarantor receives no consideration, or the consideration received or paid by the Mexican guarantor, or the terms and conditions of the transaction, are clearly or materially below market, or (b) the Mexican guarantor makes a payment of indebtedness not yet due, or forgives receivables owed to it and (ii) will be presumed fraudulent, unless the interested third party proves that it was acting in good faith, when (a) the Mexican guarantor grants or increases collateral that was not originally contemplated and (b) the Mexican guarantor makes any payments in-kind that were not originally contemplated. In addition, certain transactions among related parties will also be deemed fraudulent and may be set aside by the insolvency court. In Mexico, the obligations of the Mexican guarantors would be considered to be ancillary obligations (obligaciones accesorias) to the principal obligations that they secure. If the principal obligations were to be declared null and void by the insolvency court, the ancillary obligations would also be considered to be null and void.

As regards the creation by any Mexican guarantor of a security interest through the transfer of collateral to a security trust (fideicomiso de garantía) in Mexico, under Mexican law such assets should not be considered to be assets of such Mexican guarantor, but rather assets held by the trustee under such security trust exclusively for the purposes set forth therein. If such Mexican guarantor were to become insolvent, the exercise of rights of the secured parties under the security trust may be substantially delayed and could be adversely affected by the ensuing insolvency proceeding.

Other Local Law Considerations

Under Mexican law, the implementation of a security trust or a floating lien pledge (prenda sin transmisión) to create a security interest requires compliance with certain formalities. In the case of a security trust, if the assets being transferred to the trustee as collateral consist of movable property which amount is equal to or greater than the Mexican peso equivalent of 250,000 unidades de inversion (a Mexican inflation-pegged accounting unit), the parties to the related security trust agreement are required to ratify their signatures in the presence of a Mexican notary public. If the assets being transferred to the trustee as collateral consist of real estate property, the agreement documenting such assignment would have to be granted in a public deed in the presence of a Mexican notary public, and such public deed would have to be recorded in the Public Registry of Property of the jurisdiction where such real estate property is located in order for such transfer to become effective before third parties.

Similarly, in the case of a floating lien pledge, the related floating lien pledge agreement is required to be documented in writing and, when the secured obligations equal or exceed the Mexican peso equivalent of 250,000 unidades de inversion, the parties thereto shall ratify their signatures in the presence of a Mexican notary public. The floating lien pledge agreement will become effective among the parties on the execution date thereof; provided that such agreement will only become effective before third parties after it has been recorded in the Public Registry of Commerce.

New Zealand

Certain Insolvency Law Considerations

Two of the guarantors are incorporated under the laws of New Zealand. In the event of the insolvency of a New Zealand Guarantor, insolvency proceedings would likely proceed under, and be governed by, New Zealand insolvency law. However, as one of the New Zealand Guarantors holds shares in certain Luxembourg incorporated companies and the other New Zealand Guarantor holds shares in an Australian incorporated company, it is possible that insolvency proceedings could proceed in those jurisdictions. Please see the insolvency law considerations for Luxembourg and Australia for more information.

To the extent that any of the guarantors not incorporated in New Zealand has a connection with New Zealand (such as holding assets located in New Zealand), it is possible that insolvency proceedings in respect of that guarantor could proceed in New Zealand under New Zealand law. However, whether a judgment of the New Zealand Courts in relation to the status of a company incorporated in another jurisdiction, or its assets located in another jurisdiction, will be recognized and capable of enforcement in that jurisdiction will depend on the conflict of laws rules applied by the courts of that other jurisdiction.

New Zealand insolvency laws are different from the insolvency laws of other jurisdictions and this may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

Liquidation

Liquidation involves the collection and realization of the assets of a company and the paying of creditors in a fixed order of priority from the proceeds of any realization.

All liquidations are commenced by the appointment of a liquidator. A liquidator can be appointed by a special resolution of shareholders, by the board of directors of the company, or by the Court on the application of the company, a director, a shareholder, a creditor, an administrator (see “Voluntary Administration” below) or the New Zealand Registrar of Companies. The Court may only appoint a liquidator if it is satisfied that (i) the company is unable to pay its debts; or (ii) the company has persistently or seriously failed to comply with the New Zealand Companies Act 1993; or (iii) the company does not comply with section 10 of the New Zealand Companies Act 1993 (which requires a company to have a name and at least one share, one shareholder and one director) or (iv) it is just and equitable that the company be put into liquidation.

The senior secured notes are guaranteed by the New Zealand Guarantors on a first ranking secured basis. In a liquidation of a New Zealand Guarantor, the claims of the holders of the senior secured notes would rank equally with the claims of the lenders under the Senior Secured Credit Facilities, and ahead of the claims of all unsecured and subordinated secured creditors of the New Zealand Guarantors (other than claims mandatorily preferred by New Zealand bankruptcy, insolvency and other laws of general application).

The senior notes are also guaranteed by the New Zealand Guarantors. In a liquidation of a New Zealand Guarantor, the claims of the holders of the senior notes would rank equally with claims of all other unsecured creditors of the New Zealand Guarantors (other than claims mandatorily preferred by New Zealand bankruptcy, insolvency and other laws of general application) but would rank after any secured indebtedness of the New Zealand Guarantors (including indebtedness outstanding under the senior secured notes and the Senior Secured Credit Facilities) to the extent of the value of the property securing such indebtedness.

Voluntary Administration

Voluntary administration is a procedure under the New Zealand Companies Act 1993 that aims to administer the affairs of a company that is, or may become, insolvent in a way that maximizes the chances of the company continuing in existence or, if that is not possible, in a way that results in a better return for the company’s creditors and shareholders than would result from an immediate liquidation. It commences on the appointment of an administrator, who may be appointed by the board of directors of the company, by a liquidator, by the Court or by a secured creditor holding a charge over the whole, or substantially the whole, of the company’s property. Voluntary administration imposes a moratorium which, subject to certain exceptions, prevents a secured creditor from enforcing its security or bringing proceedings against the company for the duration of the administration.

However, a secured creditor who holds a charge over the whole, or substantially the whole, of a New Zealand company’s property will not be constrained by the moratorium, provided it enforces its charge within 10 working days after receiving notice of the administration. In respect of each New Zealand Guarantor, under the New Zealand law security documents granted by the New Zealand Guarantor in favor of the applicable collateral agent (being The Bank of New York Mellon in respect of Reynolds Group Holdings Limited and Wilmington Trust (London) Limited in respect of Whakatane Mill Limited) (for the benefit of the holders of the senior secured notes and the other beneficiaries of the collateral), the collateral agent has security over all of the New Zealand Guarantor’s property so that the collateral agent would be able to take advantage of this exception to the moratorium provided that the collateral agent enforces the charge within the required time frame.

Statutory Management

Statutory management is a procedure that may be imposed by the New Zealand Governor-General if a corporation is operating fraudulently or recklessly, or if it is considered desirable for the purpose of preserving the interests of the corporation’s shareholders, creditors or beneficiaries, or the public interest, or to enable the affairs of the corporation to be dealt with in a more orderly or expeditious way. A statutory manager is appointed by the New Zealand Governor-General, acting on the advice of the Minister of Commerce and the recommendation of the New Zealand Financial Markets Authority.

Upon a corporation being declared subject to statutory management, all creditors are prevented from enforcing their security or bringing proceedings against the corporation for the duration of the statutory management except with the permission of the statutory manager or the Court.

In addition to the moratorium imposed by statutory management, a statutory manager also has wide reaching powers including the ability to suspend payment of money owing by the corporation, to carry on the business of the corporation or to sell all or part of the business undertaking of the corporation.

Receivership

Receivership is a process which enables a secured creditor to realize assets or manage the business of a company for the purposes of recovering the secured debt. A receiver may be appointed in respect of the property of a company under a deed or agreement to which the company is a party, or by the Court. The receiver has the powers conferred by the deed, agreement or order under which he or she was appointed, including the power to manage and dispose of assets. The receiver is under duties to act in good faith and for a proper purpose, and in the best interests of the creditor who appointed him or her. The receiver is only required to have regard to the interests of creditors with subordinate interests to the extent that those interests are consistent with the duties outlined in the previous sentence, or when exercising a power of sale. Under the New Zealand law security documents granted by the New Zealand Guarantors in favor of the applicable collateral agent (for the benefit of the holders of the senior secured notes and the other beneficiaries of the collateral), the collateral agent has the power to appoint a receiver over all or part of the relevant New Zealand Guarantor’s assets in certain circumstances (for example, following a default under the senior secured notes).

Voidable Transactions

Under the voidable transactions provisions of the New Zealand Companies Act 1993, the guarantee of the notes and the provision of security in respect of that guarantee by a New Zealand Guarantor can be avoided by a liquidator in some circumstances. Broadly, these circumstances include, subject to certain exceptions, a New Zealand Guarantor being unable to pay its debts at the time the guarantee was entered into, or being unable to pay its due debts immediately after the security was granted. A liquidator can also make a claim for recovery under New Zealand law where a transaction, such as the provision of a guarantee, was entered into at undervalue and the relevant New Zealand Guarantor was unable to pay its debts at the time it entered into the transaction. However, a security interest will not be voidable to the extent that valuable consideration is given in good faith by the secured creditor at the time, or at any time after, the security is granted.

Certain Guarantee and Security Limitations

The enforceability of guarantees or security interests granted by a New Zealand Guarantor may be contested under New Zealand law by that New Zealand Guarantor (or its liquidator) if (i) entry into such guarantee or security interest has violated the New Zealand Companies Act 1993 or the constitution of that New Zealand Guarantor and (ii) the party which received the guarantee or security interest is or should have been aware of this violation by virtue of that party’s position or relationship with that New Zealand Guarantor.

For example, New Zealand law requires the directors of a company to act in good faith and in the best interests of that company or its holding company (if the constitution of the company expressly permits it to act in the best interests of its holding company). Directors of a company giving a guarantee must therefore be satisfied that entry into the guarantee is in the best interests of the company (or its holding company, if applicable). Where the directors of a guaranteeing company act beyond its constitution and the New Zealand Companies Act 1993, the guarantee potentially may be set aside if a Court considers that the beneficiary or beneficiaries of the guarantee had knowledge of that fact.

Special consideration must be given to whether the giving of a guarantee by a New Zealand Guarantor constitutes a “major transaction” for that New Zealand Guarantor. Broadly, a “major transaction” is an acquisition or disposition of assets or a transaction which has or is likely to have the effect of the company incurring obligations or liabilities, including contingent liabilities or acquiring rights or interests, greater than 50 per cent of the value of the company’s assets. In the case of a guarantee, the giving of the guarantee will constitute a major transaction if the amount the company is guaranteeing is greater than 50% of the value of the company’s assets before the relevant transaction. Under New Zealand law, a company is prohibited from entering into a major transaction unless it is approved, or is conditional upon approval, by a special resolution of shareholders. If the giving of the guarantee is a major transaction and the above requirements have not been satisfied, the guarantee potentially may be set aside if a Court considers that the beneficiary or beneficiaries of the guarantee had knowledge that the requirements had not been satisfied.

If any director of a New Zealand company is interested in a transaction then, unless the company receives fair value under that transaction (which is presumed if the company enters into the transaction in the ordinary course of its business on usual terms and conditions) or all entitled persons of the company have concurred in the transaction under section 107 of the New Zealand Companies Act 1993, the company may avoid the transaction at any time prior to the expiration of the three-month period after that transaction is disclosed to all the shareholders of the company.

General principles of equity and common law defenses may also limit the enforceability of New Zealand guarantees and security interests. For example:

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a provision in a guarantee that purports to excuse or protect a party for, or apply regardless of, that party’s negligence, default or breach of duty may not be enforceable (the “clean hands” doctrine);

•	equitable remedies such as an order for specific performance or the issue of an injunction are discretionary, and are not usually ordered or granted, where damages would be an adequate alternative;

•	the enforceability of obligations may be subject to the availability of defenses such as set-off, counterclaim and misrepresentation; and

•	claims may become time barred under the New Zealand Limitation Act 2010.

A guarantee and a security agreement may constitute a credit contract within the meaning of the New Zealand Credit Contracts and Consumer Finance Act 2003 and, accordingly, may not be enforceable in accordance with its terms to the extent that a Court holds such terms, or the exercise of any creditor’s rights and powers under that contract, to be oppressive, or to the extent that a New Zealand Guarantor has been induced to enter into the guarantee by oppressive means. In this context, the expression “oppressive” is defined as meaning oppressive, harsh, unjustly burdensome, unconscionable or in contravention of reasonable standards of commercial practice.

The obligations of a New Zealand Guarantor are also subject to all insolvency, moratorium, receivership, reorganization and similar laws and defenses generally affecting creditors’ rights.

The enforceability of a New Zealand security interest is subject to general law and statutory duties, obligations and limitations, including (a) the right of a debtor, in certain circumstances, to redeem secured property by tender of payment in full of the money secured at any time prior to the sale of that property; (b) the obligation of a secured party under the New Zealand Personal Property Securities Act 1999 to (i) exercise its rights (including its power of sale) in good faith and in accordance with reasonable standards of commercial practice and (ii) obtain the best price reasonably obtainable for any property sold; (c) the obligation of a mortgagee in possession of, or receiving income from, mortgaged property to account to the mortgagor; and (d) the prohibition on the exercise of a power of sale of land where default has been made in payment of any amount secured unless and until (i) notice requiring payment of that amount has been served on the debtor and (ii) the default has continued for a specified period from the service of the notice.

Switzerland

Certain Choice of Law Considerations

The guarantees by the Swiss guarantors are, based on a choice of law, subject to the laws of New York. Should a Swiss court accept jurisdiction in proceedings on the merits based on the laws applicable in Switzerland, a Swiss court will generally recognize the choice of law. The scope of such choice of law is, usually, limited to the rules of the substantive law chosen by the parties; as to procedural matters, a Swiss court will apply Swiss procedural law. Due to the different nature of Swiss procedural law and the procedural law in common law jurisdictions (such as the United States of America and the United Kingdom) classification and delimitation issues between substantive and procedural law could occur. To establish the non-Swiss substantive law applicable to the merits, a Swiss court may, in pecuniary matters, request the parties to establish the non-Swiss substantive law; Swiss law will be applied, if the content of the foreign substantive law cannot be established. While a Swiss court will generally accept a choice of law, restrictively applied exceptions exist: Swiss courts may diverge from the chosen substantive law if such chosen law would lead to a result contrary to Swiss public policy, if the purpose of mandatory rules of Swiss law require, by their special aim, immediate application, or if the purpose of mandatory rules of another law, to which the dispute is closely connected, are considered legitimate under Swiss legal concepts and, upon weighing the interests of the parties involved, the clearly predominant interest(s) of one party so require.

Certain Insolvency Law Considerations

Some of the guarantors are organized under the laws of Switzerland. In the event of insolvency, insolvency proceedings relating to such guarantors’ guarantee and any security interests provided by such guarantors would likely be subject to Swiss insolvency law.

Swiss insolvency law provides for two primary insolvency regimes, namely: (i) the composition procedure (in German: Nachlassvertrag) and (ii) the bankruptcy procedure (in German: Konkurs). The composition procedure is in general intended to restructure a debtor’s critical financial situation and enable the debtor to continue its business on a reorganized financial basis. It can also be used to liquidate the debtor or the debtor’s assets. Bankruptcy procedure is merely designed to liquidate the debtor’s assets and to distribute the proceeds of the liquidation to the debtor’s creditors. Both insolvency regimes are set forth in the Swiss Federal Act on Debt Enforcement and Bankruptcy (“Bankruptcy Act”; Bundesgesetz vom 11. April 1889 über Schuldbetreibung und Konkurs (SchKG)).

The composition procedure will result in a settlement with all creditors called the composition agreement. It may take the form of: (i) a percentage agreement, where the debtor promises the creditors to pay only part of its debts and the creditors waive any excess claims; such percentage agreement can also be limited to a grant of a respite, where the debtor and the creditors agree on a payment plan according to which the debtor will pay its debts in full, but over time; or (ii) an assignment of assets (also called “liquidation agreement”), where the debtor assigns its assets (or parts of its assets) to the creditors and the creditors will be satisfied out of the proceeds of the liquidation of these assets. Exceeding claims will be deemed waived.

To initiate a composition procedure, an application for a moratorium of payments (in German: Nachlassstundung) will be made by the debtor itself. In certain circumstances, this can also be done by creditors. If the debtor’s application meets the statutory prerequisites, i.e., if it seems possible to reach a composition agreement, the court will grant the debtor a moratorium. Such moratorium may last four to six months and can be extended to twelve months and, in particularly complex cases, to twenty-four months. In the event of an extension exceeding twelve months, the creditors must be heard. The moratorium can also be granted provisionally. The provisional moratorium shall not exceed the duration of two months and during that period the debtor must reapply for the final moratorium.

A security interest granted by the debtor is generally not affected by the moratorium and private enforcement of pledged assets is still possible. However, enforcement proceedings cannot be initiated or continued as long as the moratorium is in effect, except for privileged (first class) claims and claims secured by a mortgage on real estate, but such mortgaged real estate may not under any circumstances be realized during the moratorium. At the debtor’s request, the court may also suspend realization of mortgaged real estate for a period up to one year after confirmation of the composition agreement.

The moratorium affects the rights of unsecured creditors. In particular, the debtor is protected against involuntary bankruptcy, and the enforcement of final and enforceable judgments is stayed. Unless the composition agreement otherwise stipulates, claims of unsecured creditors no longer bear interest.

The court has to appoint an administrator (in German: Sachwalter). His authority may range from supervision of the debtor’s activities to actually taking over the management of the debtor.

The debtor and the administrator jointly draft a composition agreement to be discussed at a creditors’ meeting. The composition agreement is deemed ratified if prior to its confirmation by the court either the majority of creditors, representing two-thirds of all admitted claims, or one-quarter of all creditors, who shall represent at least three-quarters of all admitted claims, have given their consent to the composition agreement. Secured claims are only counted to the extent of the part which — in the administrator’s estimation — is not covered by the security. Secured creditors are generally not affected by a composition agreement.

Prior to the end of the moratorium, the administrator shall file his report with the court with his recommendation to the court whether or not to confirm the composition agreement. The court will only confirm the agreement if the debtor’s offer is reasonable compared to its financial capacities. In the case of a liquidation agreement, it is required that creditors receive a higher dividend than in a bankruptcy. Once confirmed, the composition agreement is binding on any pre-moratorium creditor and any creditor with a claim that has come into existence during the moratorium without approval by the administrator.

Under Swiss bankruptcy proceedings, bankruptcy may be the result of a creditor instituting a simple debt collection proceeding. In Switzerland, an entity is subject to bankruptcy if it is registered in the commercial register. Upon confirmation of the debt by the competent court, debt collection is continued by a specific request to the debt collection office, which for a corporation, if approved, leads to bankruptcy. In certain specific circumstances, especially if a debtor has ceased to pay its debts when they fall due, the creditors may request that bankruptcy be opened without prior debt collection proceedings. Further, under Swiss corporate law, a corporation which is over-indebted (i.e., where its liabilities exceed the value of its assets) must apply for bankruptcy.

The goal of bankruptcy is to sell the debtor’s assets in order to satisfy claims of the creditors who, whether secured or unsecured, all need to participate in the bankruptcy proceedings. The assets are generally liquidated and the proceeds distributed to the debtor’s creditors in accordance with the respective rank and priority of their specific claims, with certain creditors having preferential or priority claims, such as secured creditors, debtor’s employees or tax and social security authorities. With the opening of bankruptcy proceedings, interest ceases to accrue against the debtor. However, interest on claims secured by pledges continues to accrue until the realization of the pledge, provided the proceeds exceed the amount of the claim and the interest which had accrued by the date of the opening of bankruptcy proceedings.

Upon the opening of bankruptcy proceedings, the bankruptcy administrator will draw up an inventory of the assets and, further to a creditors’ call for the filing of claims, establish a schedule of claims (in German: Kollokationsplan).

Any creditor wishing to contest the schedule of claims because his claim has been entirely or partially rejected by the administrator or not allocated in the rank requested must bring an action against the estate before the competent court. If any creditor wishes to contest the admission of another creditor to the schedule of claims or the allocated rank, he must bring an action against such creditor. Such court proceedings could cause holders of notes to recover less than the principal amount of their notes or less than they could recover in a United States liquidation. Such proceedings could also cause payment to the holders of the notes to be delayed, as compared with holders of undisputed claims.

Pledged assets form part of the bankruptcy estate. As a consequence, the private enforcement of pledged assets is not permitted and the enforcement mandatorily occurs according to the rules of the Bankruptcy Act. The priority rights of the pledgee, however, remain effective, and the proceeds from the sale of the pledged assets are used exclusively to satisfy the secured claims, unless the proceeds from the sale of the pledged assets exceed the secured claims, in which case the surplus is available for distribution to the unsecured creditors. If the enforcement proceeds are not sufficient to fully satisfy the secured claims, the remainder of the claims have equal rank as unsecured claims with all other unsecured and non-prioritized claims. If several pledges secure the same claim, the amount realized is applied proportionally to the claim.

Swiss law is unsettled with respect to the enforceability of future receivables assigned by way of security that come into existence after the date of the bankruptcy. Under the current jurisprudence of the Swiss Federal Supreme Court, the assignment of claims coming into existence after the adjudication of bankruptcy or similar insolvency proceedings that lead to the loss of the capacity of the relevant assignor to dispose of such rights or claims may generally not be enforceable by the secured creditor.

Under Swiss insolvency and other laws, a bankruptcy administrator can, under certain circumstances avoid any claim for the payment of debt, including any payments under guarantees or security interests or, if payment has already been made, require that the recipient return the payment to the relevant payor. The right of avoidance applies if any of the following applies: (i) an over-indebted company repays unmatured debts, settles a debt by unusual means of payment, or grants collateral for previously unsecured liabilities within one year before the opening of bankruptcy proceedings; (ii) a debtor disposes of assets for free or for inadequate consideration within one year before the opening of bankruptcy proceedings; and (iii) the debtor intentionally favors some creditors compared to others and in doing so damages the other creditors within five years before the opening of bankruptcy proceedings. The granting of guarantees and security interests is not voidable under (i) above as long as the creditor does not have or should not have any actual or constructive knowledge of the grantor’s over-indebtedness. A bona fide creditor is therefore protected but bears the burden to plead and prove its good faith. In the event such disputed transactions are successfully avoided, the creditors (such as noteholders) are under an obligation to repay the amounts received or to waive the guarantee or security interest. The above principle of avoidance applies in particular to the guarantees or security interests granted by the Swiss guarantors. In the case of such avoidance of a guarantee or security interest granted by a Swiss guarantor, any amounts obtained by the note holders under the guarantee or security interest that is avoided would have to be repaid by the note holders. The note holders who have restituted the avoided amount paid to them regain their original claim against the Swiss guarantor and are entitled to list their claim in the schedule of claims in their respective rank and priority. The Swiss principles on avoidance may therefore limit the note holders’ ability to recover payments due on the guarantees or security interest.

In addition, all bankruptcy proceedings including the composition with creditors and avoidance actions are governed by Swiss law.

Under Swiss law, any amount denominated in a foreign currency which has to be enforced through Swiss debt collection authorities (schweizerische Zwangsvollstreckungsbehörden) has to be converted into Swiss francs.

Certain Guarantee and Security Limitations

You may not be able to enforce, or recover any amounts under, the guarantees of, and security interests granted by or in, the Swiss subsidiaries due to restrictions on enforcement reflecting Swiss corporate law.

The enforcement of the guarantees and security interests provided by our Swiss subsidiaries will be limited by the financial assistance rules imposed by Swiss corporate law and Swiss tax law.

Financial assistance by any of our Swiss subsidiaries in respect of obligations of its shareholders (“upstream”) or of related persons or entities of its shareholders (“cross-stream”) is subject to certain Swiss corporate law rules that may significantly impact the value of the guarantees or security interests. In particular, upstream and cross-stream financial assistance must be within the corporate purpose and interests of our Swiss subsidiaries and cannot constitute a repayment of capital or a violation of legally protected reserves. In addition, the enforcement of the guarantees and security interests provided by our Swiss subsidiaries will be treated as a profit distribution to shareholders and, therefore, must be approved by the board of directors and shareholders of the relevant Swiss subsidiary. Such financial assistance will be limited to the freely distributable reserves of that Swiss subsidiary, as measured by an auditor’s report at the time of the enforcement.

Payments under the guarantees and/or security interests provided by any of our Swiss subsidiaries will be subject to the dividend withholding tax at the rate of 35%, which, unless any such Swiss subsidiary has entered into a specific agreement with the Swiss Federal tax administration for a reduced rate of withholding, must be deducted from the gross payment. Non-Swiss residents can claim full or partial refund of the withholding tax on the basis of an applicable double taxation treaty between the country of residence of the recipient and Switzerland, including the Savings Tax Agreement signed between Switzerland and the European Union on October 26, 2004, which also covers dividends to EU parent companies, and the Treaty between the United States of America and Switzerland for the Avoidance of Double Taxation with Respect to Taxes on Income signed on October 2, 1996.

Financial assistance rules are unsettled under Swiss law. We can provide no assurances that future court rulings will not further restrict the enforceability, or deny the validity, of guarantees and security interests. Such rulings would negatively affect the ability to enforce the guarantees and security interests granted by our Swiss subsidiaries.

Because Swiss law governed pledges are subject to the doctrine of accessory (in German: Akzessorietätsprinzip), the party secured by the pledge must be identical to the creditor of the secured claim. A pledge cannot be vested in a third party acting as security holder in its own name and right; rather, the pledge must be granted to the creditor or, in case of notes issues, to all of the note holders as a group.

Since the note holders, from time to time, will not be parties to any of the security documents in Switzerland, there are risks regarding the enforceability of the pledges granted in favor of the note holders. These risks may be mitigated by the use of a parallel debt structure, whereby the collateral agent becomes a joint creditor (in German: Solidargläubiger) of all obligations to be secured by the pledges and the pledges are granted to the collateral agent for the benefit of the note holders. Accordingly, the rights of the note holders will not be directly secured by the pledges of the collateral, but through the pledges granted to the collateral agent to secure these parallel claims. There is uncertainty as to the enforceability of this parallel debt structure in Switzerland. It has not yet been tested under Swiss law, and we cannot assure you that it will eliminate the risk of unenforceability posed by Swiss law.

The Netherlands

Some of the guarantors are incorporated under the laws of the Netherlands. In the event of insolvency of any Dutch guarantor, insolvency proceedings with respect to those guarantors would likely proceed under, and be governed by, Dutch insolvency law. Dutch insolvency laws are different from the insolvency laws of other jurisdictions, and this may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

Under Dutch law, there are two types of insolvency proceedings for the legal entities such as the Dutch guarantors: moratorium of payments (surseance van betaling) and bankruptcy (faillissement).

A moratorium or suspension of payments (“moratorium”) is a court-ordered general suspension of a debtor’s (unsecured and non-preferred) obligations to its creditors. Its purpose is to help the debtor avoid bankruptcy. A moratorium is available at the request of the debtor on the ground that the debtor will be unable to continue payments when they fall due and could be used as a defense by the debtor against a bankruptcy application by a third party. It may be ordered only by the district court located in the district in which the company has its statutory seat. Upon the filing of the request for a moratorium, the court will automatically grant the moratorium on a provisional basis and appoint at least one administrator (bewindvoerder) of the debtor’s estate.

Subsequently, the unsecured and non-preferred creditors must vote in a meeting convened by the court as to whether a definitive moratorium should be granted. The court will then decide whether to grant a definitive moratorium or, alternatively, the court may declare the debtor bankrupt. The court will grant a definitive moratorium unless such moratorium is opposed by either (i) creditors having claims jointly exceeding one quarter of the total amount of claims represented at the meeting, or (ii) more than one third of creditors whose claims are represented at the meeting. A moratorium takes effect retroactively from 0.00 hours on the day on which the court has granted the provisional suspension of payments.

During a moratorium, unsecured, non-preferred creditors cannot enforce their rights. Secured creditors, on the other hand, can exercise their rights, despite the moratorium. However, the court may call a “freeze-order” (afkoelingsperiode) for a maximum period of four months (consisting of an initial two months, with a possible two month extension), during which period the secured creditors cannot exercise their rights without the approval of the court or the bankruptcy judge (rechter commissaris). Accordingly, a moratorium may prevent creditors from effecting a restructuring of a Dutch guarantor, and could reduce secured creditors’ recovery under a guarantee and/or security interest.

A moratorium may lead to (i) a normal resumption of payments to creditors, or (ii) a settlement of payments owed to creditors or, in the majority of cases (iii) a bankruptcy of the debtor.

Bankruptcy is a court-ordered general attachment of the assets of a debtor for the benefit of the debtor’s collective creditors. The purpose of bankruptcy is to provide for an equitable liquidation and distribution of the proceeds of the debtor’s assets among its creditors. Bankruptcy may be ordered only by the district court located in the district in which the company has its statutory seat. An application for bankruptcy can be made by either (i) one or more creditors of the debtor, (ii) the public prosecutor (if the public interest so requires), or (iii) the debtor itself, on the grounds that the debtor has ceased paying its debts. There is no legal duty for a debtor to file for its own bankruptcy. However, if the managing board of a company realizes that the company is or will be unable to pay its debts when they come due, it is required to take appropriate measures, which could include the cessation of trading, notification of creditors and the filing for either bankruptcy or a moratorium of payments (see above).

As a result of a bankruptcy, the debtor loses all rights to administer and dispose of its assets. Furthermore, all pending executions of judgments and any attachments on the debtor’s assets will be terminated by operation of law, and any pending litigation on the date of the bankruptcy order is automatically suspended.

A bankruptcy order takes effect retroactively from 0.00 hours on the day the order is rendered. In the event of bankruptcy, a court will appoint a receiver in bankruptcy (curator) at its own discretion, which in most cases will be a practicing lawyer in the Netherlands. The receiver in bankruptcy manages the bankrupt estate, which consists of (almost) all of the debtor’s assets that exist on the date on which the bankruptcy order became final, and of all assets acquired during the bankruptcy. The bankruptcy estate is not liable for obligations incurred by the debtor after the bankruptcy order, except to the extent that such obligations arise from transactions that are beneficial to the estate. A receiver operates under the supervision of a bankruptcy judge designated by the court, and thus most of a receiver’s major decisions require the prior approval of the bankruptcy judge.

Secured creditors can normally exercise their rights during the bankruptcy. However, the bankruptcy judge (or the court) may call a “freeze-order” (afkoelingsperiode) for a maximum period of four months (consisting of an initial two months, with a possible two month extension), during which period the secured creditors cannot exercise their rights without the approval of the bankruptcy judge. The receiver in bankruptcy can force secured creditors to enforce their security rights within a reasonable period of time, failing which the receiver in bankruptcy will be entitled to sell the secured assets and distribute the proceeds. The receiver in bankruptcy is authorized to make such forced sales in order to prevent a secured creditor from delaying the enforcement of the security without good reason. If a receiver in bankruptcy does make a forced sale of secured assets, the secured creditors have to contribute to the general bankruptcy expenses (algemene faillissementskosten) and will receive payment from the proceeds of that sale prior to ordinary, non-preferred creditors having an insolvency claim, but after creditors of the estate (boedelschuldeisers), and subject to satisfaction of higher-ranking claims of creditors. Dutch tax authorities (belastingdienst) have a preferential claim in respect of the collection of certain taxes, pursuant to which they are entitled to attach the inventory located on the debtor’s premises (bodembeslag). They may take recourse against such property irrespective of whether any security interests over such property exist. Excess proceeds of enforcement of security rights must be returned to the debtor in bankruptcy and may not be set-off against any unsecured claims that the secured creditors may have. Such set-off is, in principle, only allowed prior to the bankruptcy proceedings.

Voluntary payments (onverplichte betalingen) made by the debtor to a creditor may be successfully contested by the receiver in bankruptcy if the debtor and the creditor, at the time the payments were made, knew or ought to have known that other creditors would be prejudiced by such payment. Even payments that were due and payable to a creditor may be successfully contested by the receiver in bankruptcy if (i) the recipient of payment knew that an application for bankruptcy had already been filed at the time the payment was made or (ii) the debtor and the recipient of payment engaged in conspiracy in order to prefer the recipient of payment above other creditors.

Limitations on Enforcement of Guarantees

You may not be able to enforce, or recover any amounts under, the guarantees of interests granted by or in, the Dutch subsidiaries due to restrictions on the validity and enforceability of guarantees under Dutch law.

Under Dutch law, it is uncertain as to whether security interests can be granted to a party other than the creditor of the claim purported to be secured by such security interests. For that reason, the Security Documents use a parallel debt structure, whereby the Dutch subsidiaries, by separate and independent obligations, undertake to pay to the security trustee on behalf of the holders of the notes amounts equal to the amounts due by it to the other creditors. Such parallel debt structure therefore creates a separate and independent claim of the security trustee on behalf of the holders of the notes which can be secured by a security interest. Consequently, the security interests are granted to the security trustee on behalf of the holders of the notes in its own capacity as creditor acting in its own name pursuant to the parallel debt, and not as a representative (vertegenwoordiger) of the creditors. It is expressly agreed in such a parallel debt provision that the obligations of the debtor to the security trustee on behalf of the holders of the notes shall be decreased to the extent that the corresponding principal obligations to the creditors are reduced (and vice versa). However, such a parallel debt structure has never been tested before a Dutch court and we cannot assure you that it will mitigate or eliminate the risk of unenforceability posed by Dutch law.

Under Dutch law, receipt of any payment made by the Dutch subsidiaries under a guarantee or security interest may be adversely affected by specific or general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of such guarantee or security interest. The validity and enforceability of a guarantee of, or a security interest granted by or in, the Dutch subsidiaries may also be successfully contested by the Dutch subsidiaries (or their receiver in bankruptcy) on the basis of an ultra vires claim. The validity and enforceability of the obligations of the Dutch subsidiaries under a guarantee or security interest may also be successfully contested by any creditor, or by the subsidiaries’ respective receiver in bankruptcy when our subsidiary is in bankruptcy proceedings, if such obligation is prejudicial to the interests of any other creditor and the other requirements for voidable preference under the Dutch Civil Code or Dutch Bankruptcy Act are met. As a result, the value of the guarantee or security interest provided by the Dutch subsidiaries may be limited.

Recognition of the Laws of New York in Dutch Proceedings

In any proceedings for the enforcement of the contractual obligations of any Dutch guarantor under the guarantees or security, the courts of The Netherlands should give effect to the choice of New York law made in the guarantees and security on the basis and within the scope of, and subject to the limitations imposed by, Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations. However, the question whether the guarantees or security would be within the corporate objects (intra vires) of any Dutch guarantor and the question whether the guarantees or security would constitute unlawful financial assistance may be governed by Dutch law.

Financial Assistance

Under Dutch law a private or public company with limited liability may not, with a view to the subscription or acquisition by third parties of shares in its share capital or depositary receipts thereof grant security (zekerheid stellen), provide guarantees (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties, and may only grant loans (leningen verstrekken) with such view to the extent permitted by and under the conditions set out under Dutch law. This prohibition also applies to its subsidiaries. The restrictions apply not only to new loans granted to acquire a company’s shares, but also to loans used to repay other loans that were granted for that purpose.

The proceeds of the notes will be partly used to finance the acquisition of shares of non-Dutch entities. Although there is no case law on this subject, the view that is generally accepted in The Netherlands is that, from a Dutch law perspective, the laws of the jurisdiction of incorporation of the relevant non-Dutch entities whose shares are directly acquired in an acquisition are relevant in order to answer the question whether there are financial assistance issues in respect of the acquisition. However, there is minority opposing view according to which Dutch financial assistance regulations are still applicable whenever any Dutch entity is indirectly acquired as a part of an acquisition even though its shares are not directly acquired. In such an event, the guarantees and/or security provided by the Dutch subsidiaries, Closure Systems International B.V. , Reynolds Consumer Products International B.V., Evergreen Packaging International B.V. and Reynolds Packaging International B.V., may be held to be unenforceable and this may materially affect your ability to recover amounts due on the notes.

In order to enable Dutch subsidiaries to grant guarantees to a direct or indirect parent or sister company without violating Dutch rules on financial assistance, it is standard market practice for security and guarantees to contain so-called “limitation language” in relation to subsidiaries incorporated or established in The Netherlands. Pursuant to such limitation language, it is agreed between the relevant parties that such guarantee or security is deemed not to be given to the extent the same would constitute a violation of the Dutch rules on financial assistance. Accordingly, the security will contain such limitation language in connection with the guarantees provided and/or security granted therein by the Dutch guarantors.

Thailand

One of the guarantors is incorporated under the laws of Thailand. In the event of insolvency of the Thai guarantor, proceedings relating to such guarantor may be initiated in Thailand under its Bankruptcy Act, which would govern those proceedings. The insolvency laws of Thailand may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions, including in respect of the designation and priority of creditors. Under Thai law, you will be treated as an unsecured creditor. This status may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

According to Thai bankruptcy law, creditors will be regarded as secured creditors only if they (i) hold preferential rights over the assets of a debtor under a mortgage, pledge or right of retention or (ii) possess preferential rights in the same nature as pledgees. Creditors who otherwise have only a contractual interest against the debtor, such as a guarantee, will be treated as unsecured creditors under Thai law. The rights of secured and unsecured creditors differ when claims are made for debt repayment and vary according to the class of the creditor under a business reorganization plan, as described below.

Thailand’s Bankruptcy Act provides for both bankruptcy proceedings and business reorganization proceedings against a Thai guarantor (hereinafter referred to as a “debtor” who, in the case of a business reorganization, must be a juristic person). These proceedings may be initiated if the debtor is either (i) domiciled in Thailand or (ii) operates its business in Thailand, whether by itself or by its representative, at the time an application is filed or anytime within the year preceding the filing.

Bankruptcy Proceedings

An application for bankruptcy may be filed by (a) a creditor, whether secured or unsecured, if the debtor is insolvent and the debtor (if a juristic person) owes one or more creditors at least Baht 2,000,000, irrespective of maturity date or (b) the liquidator of a company, when the company is being wound-up and its fully paid up share capital is not sufficient to meet all its liabilities.

If, during the hearing on the petition of the creditor, the Thai bankruptcy court finds that the facts set forth in the petition are true, the Thai bankruptcy court will order that the debtor enter absolute receivership. Upon a receivership order, the official receiver, appointed by the Minister of Justice, acting as independent government officer, will be empowered by the Thai Bankruptcy Act to manage the assets and business of the debtor and the debtor will no longer be able to take any action relating to its assets or business, unless such acts are otherwise ordered or approved by the Thai bankruptcy court, the official receiver, the administrator of the asset or of a creditors’ meeting.

To be eligible for debt repayment under bankruptcy proceedings, creditors must file a debt application with the official receiver within two months following the date of publication of the order of absolute receivership in the Government Gazette. For creditors residing outside Thailand, the official receiver may, in its discretion, extend the two-month period by up to an additional two months. If any creditor fails to file the debt application within such time, it will lose its claim against the debtor under the bankruptcy proceedings. A secured creditor may choose to receive repayment from security granted to it without filing a debt claim, but only if the secured creditor allows the receiver to inspect the security.

After the expiry of the debt application filing period, there will be a meeting to consider whether the debtor should become bankrupt, or if requested by the debtor, whether there should be a conciliation between the creditors and the debtor. If the creditors pass a resolution requesting that the debtor be declared bankrupt, or if any conciliation is not approved, the Thai bankruptcy court shall declare the debtor bankrupt. The receiver would then be empowered to collect and manage the assets of the debtor for distribution among all entitled creditors.

The secured creditors will have priority over the assets secured to them. If any proceeds remain after payment of the claims of the secured creditors, then the claims of unsecured creditors will be settled in the following order: (1) expenses for administration of a deceased debtor’s estate; (2) expenses of the receiver in managing the debtor’s assets; (3) funeral expenses of a deceased debtor proper to his status; (4) administration fees in connection with the collection of assets; (5) fees of the petitioning creditor and counsel’s fee as the Thai bankruptcy court or the receiver may prescribe; (6) taxes that have become due within six months prior to the order for receivership of the assets and wages that employees of the debtor have the right to receive prior to the order for receivership of the assets for work performed for the debtor during the period of four months prior to the order of receivership (but not exceeding Baht 100,000 per employee), and pursuant to the law concerning labor protection and (7) other debts, which includes the obligations owed to the unsecured creditors.

Business Reorganization Proceedings

The Thai law on business reorganization proceedings is based on the United States insolvency proceedings. A business reorganization process can be initiated in Thailand either by a debtor or by a secured or unsecured creditor. In order to file a petition for business reorganization, (i) the debtor must be insolvent; (ii) it must owe an aggregate amount of not less than Baht 10,000,000 to one or more creditors, regardless of the maturity date of the debt; and (iii) there must be reasonable grounds and prospects to rehabilitate the business of the debtor.

When the Thai bankruptcy court accepts the petition for business reorganization proceedings, an automatic stay, or moratorium, applies to protect the debtor against actions by creditors such as litigation, enforcement of security and bankruptcy proceedings. As such, secured creditors would be unable to enforce their security outside the business reorganization proceedings, unless the Thai bankruptcy court approves. Creditors whose rights are restricted under the moratorium may submit an application to the Thai bankruptcy court requesting an order amending, modifying or annulling the limitations on their rights on the grounds that the restrictions are not necessary for the business reorganization process or because such restrictions do not sufficiently protect the rights of secured creditors. Subject to judicial discretion, the Thai bankruptcy court may (a) allow the enforcement of security; (b) order the debtor to provide additional collateral or (c) otherwise amend the restrictions of the moratorium. The moratorium will last until the earlier of (1) the scheduled date for completion of the business reorganization plan (as discussed below) (the “plan”); (2) the actual completion of the plan; (3) the date of dismissal or discharge of the petition; (4) the date of cancellation of the reorganization order (as discussed below) or (5) the date on which the receivership order is cancelled.

The moratorium also allows the plan to be prepared by a planner and submitted to creditors and the Thai bankruptcy court for approval. The planner must be the debtor, a person or entity related to the debtor or an independent third party appointed by the Thai bankruptcy court. A planner must prepare the plan and control the affairs of the debtor in the period prior to the approval of the plan. All of the powers of the debtor’s directors and the rights of the debtor’s shareholders, except the right to receive a dividend, are transferred to the planner.

After the Thai bankruptcy court orders that the debtor is subject to business reorganization proceedings, creditors are required to file debt repayment applications against the debtor with the official receiver within one month from the date on which the order appointing the planner is published in the Government Gazette. Failure to file a claim by the end of the one-month period (not extendable) will result in the creditor losing its claim against the debtor. A secured creditor may opt to receive repayment from security granted to it without filing a debt repayment claim. However, enforcement of security by the secured creditor is subject to the moratorium and, as discussed above, permission from the Thai bankruptcy court to enforce the security is required.

The procedure for creditors to vote on the approval or rejection of a plan depends upon the required threshold of creditors, both in terms of the number of creditors and the value of debt outstanding. The resolution approving the plan must be a special resolution (a majority of creditors whose debts equal three quarters of the total debts of creditors present at the creditors’ meeting in person by proxy, and voting on such resolution) by (i) the creditors’ meetings of each and every class of creditors (as classified below) or (ii) the creditors’ meeting of at least one group of the creditors (who is not the group of creditors receiving an offer to be repaid in full or to receive repayment under an existing contract or the subordinated creditor), and the total debt of the creditors who have approved the plan at the meeting of all groups of creditors is not less than 50% of the debt of the creditors attending the meeting in person or by proxy and voted on such resolution.

Under any given plan, the debt of creditors can either be written off, converted to equity or subject to extended payment conditions, interest rates and other terms. The business reorganization process also allows for the sale of assets and issue of new shares to be carried out under a plan.

Thai law requires that creditors be divided into different classes:

(i)  Large Secured Creditor: This class can only contain one creditor, however there may be more than one large secured creditor class. To be classified as a large secured creditor, the creditor must hold secured debt amounting to more than 15% of the total debt for which a claim for repayment may be filed in the business reorganization of the debtor. The value of the secured debt for these purposes is calculated as the amount that a sale of the secured assets would realize upon the enforcement of security. If there is more than one creditor who would be classified as large secured creditors, then each of them would be placed in their own separate large secured creditor class;

(ii)  Other Secured Creditors: This class comprises those creditors that do not meet the criteria of large secured creditors. This class can contain multiple creditors;

(iii)  Unsecured Creditors: This class can be divided into subclasses, depending upon interests and claims. Separate subclasses of unsecured creditors may contain, for example, unsecured financial creditors, employee creditors, trade creditors, government creditors (for taxes and custom duties) and contingent creditors (i.e., creditors holding guarantees or performance bonds from the debtor); and

(iv)  Subordinated Creditors: This class comprises creditors who, either by law or by contract, have the right to receive repayment only after other creditors have received repayment in full. This class can contain multiple creditors.

The business reorganization proceedings permit the debtor to remain in reorganization for up to five years, subject to two one-year extensions with creditor and Thai bankruptcy court approval. The conditions for full implementation of the plan do not have to include full repayment of the debt.

While the debtor is in business reorganization proceedings, it can only carry out acts in accordance with the plan, authorized by the Thai bankruptcy court or otherwise “essential for the debtor to carry on its business as usual.” There is no specific definition of what is “essential for the debtor to carry on its business as usual” and this condition is widely interpreted.

Subject to the automatic stay, transactions are still valid and binding against the debtor even if the debtor enters into the reorganization process. However, certain transactions may be refused or cancelled by the receiver or the Thai bankruptcy court if they are regarded as onerous contracts, fraudulent acts or as giving undue preference.

In the case of an onerous contract, the receiver is empowered to refuse or disclaim the right of the debtor under a contract if he considers that such right is subject to terms more onerous than the benefits receivable. The right to disclaim must be exercised within three months from the date the receiver knows about the terms of the contract. The exercise of this right in the context of an unperformed contract will involve an assessment of the costs of performance of the contract against the value of the benefits to be received. Where the right to disclaim is exercised, any person who suffers loss as a result of the exercise of that right can file a claim for such loss in the bankruptcy or business reorganization proceedings.

Any transaction entered into by the debtor with the knowledge that it would prejudice its creditors is regarded as a fraudulent act. The official receiver can file a motion with the Thai bankruptcy court for an order to cancel that fraudulent transaction if either (i) the person enriched by such transaction is, at the time of the transaction, aware of the fact that the transaction would prejudice the creditors, or (ii) it is a gratuitous transaction. A similar request can be made in a bankruptcy proceeding of a debtor. Furthermore, Thai insolvency law specifies that if the transaction occurs within a year prior to the filing of the bankruptcy petition or the business reorganization petition, or where the debtor receives less than a reasonable amount of compensation for that transaction, it shall be presumed that both the debtor and the person who is enriched by that transaction knew that such act would prejudice creditors. Under these circumstances, the fraudulent transaction can be nullified by order of the Thai bankruptcy court, after which any assets would be returned to the debtor to be made available to its creditors.

Thai insolvency law also provides for “undue preferences” to be unwound. A transaction can be cancelled if it was entered by a debtor with the intention of giving an undue preference to one of its creditors within three months prior to the filing of the bankruptcy petition or the business reorganization petition, or one year in the case of an “undue preference” extended to an insider. In that case, the assets would be returned to the debtor and made available to its creditors.

In addition, under Thai law, all appointments of an agent, including the grant of a power of attorney, appointment of a proxy or other authorization granted expressly (including, but not limited to, those expressed to be irrevocable) or by implication, are revocable by notice at any time. In particular, these appointments and authorizations terminate by law and without notice upon the bankruptcy of the grantor.

Parallel Debt Provision

There is uncertainty as to the enforceability of the parallel debt provision in Thailand. This is because there is no parallel debt concept under the Thai Bankruptcy Act. In addition, it is uncertain as to whether security interests can be granted to a party other than the creditor of the claim purported to be secured by such security interests.

A parallel debt undertaking in the security documents or guarantee entered into by the Thai guarantor results in (i) the collateral agent/trustee becoming the holder of the secured claims equal to the principal amount of the senior secured notes plus certain other amounts for the benefit of the collateral agent/trustee and the holders of the senior secured notes and (ii) the Thai guarantor undertaking, as a separate and independent obligation, to pay to the collateral agent/trustee on behalf of the holders of the senior secured notes the amounts equal to the amounts it is due to pay to the other creditors. It is obvious that the parallel debt undertaking creates debt which is owed to the collateral agent/trustee as creditor in its own right and not as a representative of the creditors. As a result, the collateral agent/trustee would be able to demand payment in the capacity of creditor, not as an agent of the actual creditors. In addition, if the actual creditor fails to take steps to preserve its entitlement to be paid, the collateral agent/trustee, under its own independent right created by the parallel debt provision, is entitled to demand the payment of such debt.

Under the Thai Bankruptcy Act, the parallel debt undertaking as described above might be challenged and it is doubtful as to its enforceability in several aspects. For example, in order for a creditor to be entitled to be paid under bankruptcy and business re-organization proceedings, the creditor must submit a claim to preserve its entitlement to its debt. Failure to do so would result in that debt becoming unrecoverable debt and the creditor’s right would be forfeited. The parallel debt undertaking is contrary to this concept by allowing a creditor to recover a debt which was not submitted in bankruptcy or business re-organization proceeding, to be recoverable by the third party who is not a creditor but did submit its claim to the official receiver in a timely manner and such claim is over the same debt.

However, such a parallel debt undertaking has never been tested before a Thai bankruptcy court and as such we cannot assure the holders of the senior secured notes of its enforceability under Thai law.